UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Raytheon Company

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April 24, 2015

Dear Raytheon Shareholder,

I am pleased to invite you to attend Raytheon’s 2015 Annual Meeting of Shareholders on Thursday, May 28, 2015. The meeting will be held at 11:00 a.m. Eastern Time at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202. For your convenience, we are pleased to offer a live webcast (audio only) of the meeting at www.raytheon.com/ir.

This booklet includes a formal notice of the meeting and the proxy statement. It also provides information on, among other things, Raytheon’s corporate governance, the Company’s executive compensation program, and the matters to be voted on at the meeting. As reflected in the proxy statement, Raytheon’s approach to corporate governance is guided by fundamental principles of integrity, accountability, transparency and engagement, and driven by a culture of continuous improvement.

Raytheon is committed to maintaining sound governance practices. Our Board, comprised entirely of independent directors other than the Chairman and CEO, actively reviews and considers governance issues facilitated by our Governance and Nominating Committee. For a number of years, we have had annual elections with majority voting for directors, a clearly defined and empowered Lead Director role, regularly scheduled executive sessions of our outside directors, no poison pill, a clawback policy, limits on the number of public company boards on which a director may serve, and robust stock ownership requirements applicable to directors and executives. The Board’s Management Development and Compensation Committee (MDCC) has established a rigorous, transparent, performance-based compensation program aimed at promoting a strong alignment between the interests of our executives and shareholders. In pursuing its pay-for-performance approach, the MDCC implemented a formal compensation consultant independence policy in 2009, years in advance of the New York Stock Exchange’s adviser independence rules.

We have actively engaged with shareholders on governance and executive compensation matters for a number of years. Shareholder input garnered from these efforts has been considered periodically by the Governance and Nominating Committee, the MDCC and the full Board, and been instrumental in their ongoing consideration of the Company’s governance profile and executive compensation program. In recent years, we have implemented a special meeting measure, added new website disclosure on political contributions and lobbying activities, adopted a statement on human rights and adjusted the metrics used for our incentive compensation program to improve pay-for-performance alignment. In 2014, based on shareholder input, the Board proposed, and shareholders approved, an amendment to the Company’s charter to provide shareholders with the right to act by written consent subject to certain procedural safeguards.

During 2014, we continued to engage in a dialogue with many of our shareholders to solicit their input on a range of topics related to governance and executive compensation, with outcomes reported to our directors. Our outreach efforts in 2014 resulted in discussions outside of proxy season with representatives of institutional shareholders that in the aggregate owned more than 40% of the Company’s outstanding shares.

I look forward to sharing information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

THOMAS A. KENNEDY Chairman and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Time:	11:00 a.m. Eastern Time

Date:	Thursday, May 28, 2015

Place:	The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia 22202

Record Date:	Shareholders of record at the close of business on Tuesday, April 7, 2015 are entitled to notice of and to vote at the meeting.

Purpose:

(1)    Elect ten directors nominated by the Company’s Board to hold office until the next annual shareholders’ meeting or until their respective successors have been elected.

(2)    Consider an advisory vote on the compensation of the Company’s named executive officers.

(3)    Approve the Raytheon Company 2010 Stock Plan for purposes of Internal Revenue Code Section 162(m).

(4)    Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

(5)    Consider and act upon such other business, including shareholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the proxy card or voting instruction form sent to you. Most shareholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By Order of the Board of Directors,

FRANK R. JIMENEZ
Secretary

Waltham, Massachusetts

April 24, 2015

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company (Raytheon or the Company) of proxies to be voted at our 2015 Annual Meeting of Shareholders and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on Thursday, May 28, 2015, beginning at 11:00 a.m. Eastern Time. Shareholders will be admitted beginning at 10:30 a.m. The meeting will be held at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 24, 2015 to holders of shares of our common stock as of Tuesday, April 7, 2015, the record date for the meeting.

If you are a shareholder of record as of the record date for the meeting, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket.

If your shares are held through a broker, bank, trust or other holder of record and you plan to attend the meeting in person, we will admit you only if we are able to verify that you are a Raytheon shareholder as of the record date. You should bring a letter or account statement demonstrating that you are the beneficial owner of our common stock on the record date, along with a valid picture identification to be admitted to the meeting. To vote your shares at the meeting, please see below.

Proxies and Voting Procedures

Your vote is important. Because many shareholders cannot attend the meeting in person, it is necessary that a large number of shareholders be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction form and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your broker, bank, trust or other holder of record to see which options are available to you. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on Wednesday, May 27, 2015. The Internet and telephone voting procedures have been designed to authenticate shareholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone facilities are made available to you, these facilities may close sooner than facilities for shareholders of record.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing and help avoid unnecessary resource expenditure.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a broker, bank, trust or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

Shareholders Entitled to Vote

Shareholders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On April 7, 2015, there were 305,938,306 shares of our common stock outstanding.

If you are a participant in our Dividend Reinvestment Plan, shares acquired under the plan may be voted in the same manner as the shares that generated the dividends for reinvestment. Thus, these shares may be voted by following the same procedures as those described above.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., in “street name”) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees only have discretionary voting power with respect to the ballot item on ratification of auditors described in this proxy statement.

Required Vote – Election of Directors

In uncontested elections of directors (as is the case for this annual meeting), each nominee must receive a majority of votes cast to be elected. That means that the number of votes cast “for” that nominee must exceed the votes cast “against” that nominee. An abstention does not count as a vote cast. Our Governance Principles require any incumbent nominee who fails to receive such a majority to tender his or her resignation to our Governance and Nominating Committee. For more information, see “Corporate Governance – Majority Voting for Directors” on page 7. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the election of directors.

Required Vote – Advisory Vote on Executive Compensation

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote on executive compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote on executive compensation.

Required Vote – Approval of the Raytheon Company 2010 Stock Plan for Purposes of IRC Section 162(m)

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to approve the Raytheon Company 2010 Stock Plan for purposes of IRC Section 162(m). An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the proposal.

Required Vote – Ratification of Auditors

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to ratify the selection of our independent auditors. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the New York Stock Exchange (NYSE) considers the ratification of the independent auditors to be routine, a nominee holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

Required Vote – Shareholder Proposals

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to approve a shareholder proposal. An abstention is treated as present and entitled to vote on a shareholder proposal and therefore has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to a shareholder proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the shareholder proposals.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, as amended, each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy solicitation; or

•	requested or otherwise disclosed by you.

If a comment written on a proxy card is provided to our Corporate Secretary, it will be done so without disclosing your vote unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Shareholders

A copy of our 2014 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access when you vote over the Internet.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to shareholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

For certain holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may obtain one by calling the Raytheon Investor Relations Information Line toll free at 1-877-786-7070 (Option 1) or by writing to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You also may request copies of our annual disclosure documents on our website at www.raytheon.com under the heading “Investor Relations/Request Information.” If you are a street name holder and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 1-866-540-7095 or write to Broadridge Investor Communications Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a shareholder of record and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to Raytheon Shareholder Services, c/o American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Thursday, May 28, 2015

This proxy statement and our 2014 Annual Report are also available on our website at www.raytheon.com/proxy.

Electronic Delivery of Future Proxy Materials and Annual Reports

Most shareholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save the Company the cost of producing and mailing these documents and help avoid unnecessary resource expenditure.

If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You may also elect to receive annual disclosure documents electronically by following the instructions published on our website at www.raytheon.com/proxy. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you cancel your election at www.raytheon.com/proxy. You do not have to elect Internet access each year.

If you hold our common stock through a broker, bank, trust or other holder of record, please refer to the information provided by your broker, bank, trust or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a broker, bank, trust or other holder of record and you have elected electronic access, you will receive information from your broker, bank, trust or other holder of record containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Raytheon by directors, officers or employees of Raytheon in person or by telephone, facsimile or other electronic means. We have retained D.F. King & Co., Inc. (DF King) to assist in the distribution and solicitation of proxies. Based on our agreement with DF King, we anticipate paying it fees ranging from approximately $30,000 up to approximately $100,000, plus-out-of-pocket expenses, for these services, depending upon the extent of proxy solicitation efforts undertaken.

As required by the SEC and the NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Shareholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (AST). All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s website at www.amstock.com.

For other Raytheon information, you can visit our website at www.raytheon.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

The Board of Directors is committed to being a leader in corporate governance. The Board believes that good governance enhances shareholder value and goes beyond simply complying with applicable requirements. It means an integrated and collaborative approach to governance promoting integrity, accountability, transparency and the highest ethical standards . To that end, the Board has adopted a number of policies, processes and practices to ensure effective governance. Our key governance documents are available on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance.” Major elements of our governance profile are enumerated below and discussed in greater detail in this section.

Governance Highlights

Independence

•   All directors are independent other than the Chairman and CEO

•   The independent directors meet in executive session at the end of Board and committee meetings

•   Compensation consultant independence policy instituted well in advance of regulatory requirements

Independent Lead Director

•   The Lead Director is, as described in our Governance Principles, fully independent and empowered with broadly defined leadership authority and responsibilities, including leading Board executive sessions

Accountability

•   All directors stand for election annually

•   Majority voting for directors in uncontested elections

•   Annual shareholder advisory vote on executive compensation

•   Annual Board evaluation of CEO performance led by the Management Development and Compensation Committee (MDCC)

•   Restatement Clawback Policy

•   No ‘poison pill’

•   Periodic Board review of the Company’s ethics program

Alignment with Shareholder Interests

•   Rigorous pay-for-performance executive compensation program

•   Contemporary stock ownership and retention guidelines for directors and officers

•   Annual shareholder advisory vote on executive compensation

•   Prohibition on directors and officers engaging in hedging and derivative transactions involving Raytheon stock

Shareholder Access

•   Multiple channels through the Company website to communicate with the Board and the Audit Committee

•   Active Company outreach and engagement with shareholders throughout the year

•   Shareholders authorized to call special meetings of shareholders

•   Shareholders authorized to take actions by written consent

Board Practices

•   Robust annual Board and committee self-evaluation process, including independent director discussions in executive session

•   Mandatory director retirement at age 74

•   Regular MDCC and full Board review of executive succession planning

•   Balanced and diverse Board composition, which has been refreshed over time with the addition of five directors and departure of four directors in the last five years

•   Limits on the number of outside public company boards on which a director may serve, with lower limits for chief executive officers

Risk Oversight

•   Regular Board oversight of the Company’s risk management, including its enterprise risk management process

•   Certain risks overseen by each Board committee based on the committee’s role and responsibilities, including, by way of example, review by the Audit Committee of risks related to financial reporting, internal audit, auditor independence and related legal areas, by the MDCC of compensation program related risks, and by the Public Affairs Committee of U.S. and international regulatory compliance, environmental matters and crisis management

Transparency

•   Clear and understandable disclosure regarding the Company’s executive compensation program and governance, as well as detailed and accurate financial reporting

•   Voluntary website disclosure regarding Company political expenditures and lobbying activities beyond legal requirements

•   Annual Corporate Responsibility Report highlighting the Company’s values, culture and commitment to corporate responsibility, including governance, sustainability, ethics and business conduct, safety and wellness, and community support

Governance Principles

Our Governance Principles provide a framework for oversight of the Company’s governance and address a number of the topics enumerated above. The Governance Principles are available on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Governance Principles” and are also available in print to any shareholder who requests them by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com.

Board Independence

The Governance Principles include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Raytheon. A director will not be considered independent if he or she is a current partner or employee of an internal or external auditor of Raytheon, or if his or her immediate family member is a current partner of an internal or external auditor of Raytheon, or if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Raytheon;

•	a partner or employee of an internal or external auditor of Raytheon who personally worked on a Raytheon audit;

•	an executive officer of a public company that has an executive officer of Raytheon on its compensation committee;

•	a paid advisor or consultant to Raytheon receiving in excess of $120,000 per year in direct compensation from Raytheon (other than fees for service as a director); or

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Raytheon and the annual payments to or from Raytheon exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

A director will also not be considered independent if, in the prior year, he or she, or an immediate family member, was an executive officer of a tax-exempt entity that received contributions from Raytheon exceeding the greater of $1 million or 2% of the entity’s gross revenues.

The Board has considered the independence of its members in light of its independence criteria, and has reviewed Raytheon’s relationships with organizations with which our directors are affiliated. In this regard, the Board considered that subsidiaries of Tyco International, where Mr. Oliver serves as CEO, provide products and services to Raytheon in the ordinary course of business including fire protection and security system equipment and services. The amounts paid to, and received from, Tyco International were well below the relevant thresholds referenced above, and the Board further concluded that Mr. Oliver did not have a material interest, either directly or indirectly, in these transactions.

The Board also considered that State Street Global Markets, LLC (SSGM), a subsidiary of State Street Corporation, where Ms. Atkinson serves as Executive Vice President, Finance, provides purely transactional processing services to Raytheon pension plans in the ordinary operation of the plans. The amounts paid to, and received from, SSGM were well below the relevant thresholds referenced above, and the Board further concluded that Ms. Atkinson did not have a material interest, either directly or indirectly, in the provision of these transactional services.

Although none of our directors or their spouses is an executive officer of a not-for-profit organization, the Board reviewed charitable contributions to not-for-profit organizations with which our directors or their spouses are affiliated. None of the contributions approached the thresholds set forth in our independence criteria.

The Board has determined that Mses. Atkinson, Long and Stuntz, and Messrs. Cartwright, Clark, Hadley, Oliver, Ruettgers, Skates and Spivey, do not directly or indirectly have a material relationship with the Company, nor do they directly or indirectly have a material interest in any transaction involving the Company, and each of them satisfies the independence criteria set forth in the Governance Principles and the NYSE standards.

Director Nomination Process

The Governance and Nominating Committee’s frame of reference for considering director candidates is set forth in the Board Selection section of the Governance Principles, which identifies diversity of experience, expertise and business judgment as key objectives. The Governance Principles also provide that the Committee, in consultation with the Board, will be guided by a number of other criteria, including that each director candidate should be chosen without regard to gender, race, religion, age, sexual orientation or national origin. The Committee considers the effectiveness of the framework established in the Governance Principles periodically when considering the attributes and experience that might be most valuable in a new Board member. The Committee seeks to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that shareholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards.

The Committee reviews each candidate’s qualifications in accordance with the director qualification criteria contained in our Governance Principles and determines whether the candidate should be nominated for election to the Board. There is no difference in the way in which the Committee evaluates nominees for director positions based on the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.

Shareholders wishing to propose a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Governance and Nominating Committee, in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a shareholder entitled to vote who complies with the advance notice provision in our By-Laws. For our 2016 Annual Meeting of Shareholders, we must receive this notice between January 28, 2016 and February 27, 2016. However, in no event are we obligated to include any such nomination in our proxy materials.

Majority Voting for Directors

Our By-Laws contain a majority of votes cast standard for uncontested elections of directors. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast.

Our Governance Principles also provide that any incumbent director in an uncontested election who fails to receive the requisite majority of votes cast “for” his or her election will tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the director’s resignation. The Board will act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of results. The director whose resignation is under consideration will abstain from participating in both the Governance and Nominating Committee’s recommendation and the Board’s decision with respect to the resignation. If a resignation is not accepted by the Board, the director may continue to serve.

The Board also maintains the following policies and processes, which it believes represent best practices with respect to the election of directors:

•	the annual election of all directors;

•	a policy that a substantial majority of the Board shall be independent;

•	a rigorous nomination process conducted by the independent Governance and Nominating Committee; and

•	disclosure of a process through which shareholders may nominate director candidates.

The Board believes that the foregoing policies and practices help ensure the integrity of the election process by providing shareholders with a meaningful voice in director elections, thereby increasing the Board’s accountability to shareholders.

Board Leadership Structure and the Role of the Lead Director

On July 25, 2014, the Company announced that the Board had elected Thomas A. Kennedy as Chairman of the Board of the Company effective October 1, 2014. This action followed notice to the Board by then-Chairman of the Board, William H. Swanson, of his retirement from the Company effective September 30, 2014. The Company had previously announced on January 15, 2014, that Mr. Swanson would step down as CEO effective March 31, 2014, and that the Board had elected Mr. Kennedy to succeed Mr. Swanson as CEO.

Through this transition period, the role of Lead Director has continued in place unchanged. The Board created the Lead Director role as an integral part of a Board leadership structure that promotes strong, independent oversight of Raytheon’s management and affairs. The Lead Director must be independent as determined by the Board in accordance with the criteria included in our Governance Principles which are summarized above.

The Lead Director’s duties include working with the Chairman to develop and approve Board agendas, developing and approving meeting schedules with the Chairman to ensure there is sufficient time for discussion of agenda topics, advising the Chairman as to the quality, quantity and timeliness of the information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (in which the non-management directors meet without management), acting as a liaison between the independent directors and the Chairman and CEO, and performing such other duties as the Board may determine from time to time. The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman and CEO. Annually, the Board reviews the role and function of the Lead Director.

The position of Lead Director is currently held by Vernon E. Clark. Admiral Clark was first elected Lead Director by the Board in May 2013.

The Board believes that no single leadership model is universally or permanently appropriate, but that the current leadership structure is the most effective and best serves the Company at this juncture. The Board will continue to review and consider whether the roles of the Chairman and CEO should be combined or separated in the future as part of its regular review of the Company’s governance structure.

Succession Planning

The Board’s MDCC and the full Board periodically review succession planning for the Chairman and CEO and other senior leadership positions. These reviews include consideration and assessment of the most promising leadership talent throughout the Company, and roles in which external candidates may need to be considered. The Board’s carefully considered planning is evident in the process, as described above, by which Mr. Kennedy was ultimately elected as Chairman and CEO. Mr. Kennedy, over a 31-year career with the Company, previously served in a series of positions of increasing responsibility, including President of the Company’s Integrated Defense Systems business, Executive Vice President and Chief Operating Officer, and CEO.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting the Company, both directly and indirectly, through its committees. The Company has in place an enterprise risk management (ERM) process that, among other things, is designed to identify risks across the Company with input from each business unit and function. Under the ERM process, various business risks are identified, assessed and prioritized. The top risks to the Company, and any mitigation plans associated with those risks, are reported to the Board. The ERM process is reviewed with the Board from time to time and is the subject of periodic review by the Audit Committee of the Board. The Company also manages risk through numerous controls and processes embedded in its operations. Such controls and processes also are reviewed from time to time with the Board and/or the relevant Board committees as noted below.

Risk considerations also are raised in the context of a range of matters that are reported by management to the Board or one of the Board’s committees for review. For example, elements of risk are discussed by the full Board in presentations concerning annual operating plans, merger and acquisition opportunities, market environment updates, international business activities and other strategic discussions. Elements of risk related to financial reporting, internal audit, auditor independence and related areas of law and regulation are reviewed by the Audit Committee. Elements of risk related to various aspects of U.S. and international regulatory compliance, social responsibility, environmental matters, export/import controls and crisis management are reviewed by the Public Affairs Committee. Elements of risk related to compensation policies and practices and talent management are reviewed by the MDCC, as further discussed below. Elements of risk applicable to classified business are reviewed by the Special Activities Committee. Similarly, elements of risk related to governance issues are reviewed by the Governance and Nominating Committee.

Risk Assessment of Overall Compensation Program

The MDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. The MDCC considered the incentive award elements of the Company’s compensation program and the features of the program that are designed to mitigate compensation-related risk, such as those described on page 33 under the caption “Management of Compensation-Related Risk.” While risk is inherent in numerous aspects of our business operations, our compensation program does not unduly affect these inherent business risks. The MDCC concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Communication with the Board

Interested parties may communicate with our Board through our Lead Director in writing, care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties also may contact the Lead Director electronically by submitting comments on our website at www.raytheon.com in the section entitled, “Contact the Board,” under the heading “Investor Relations/Corporate Governance/Contact the Company.” Communications will be referred to the Lead Director and tracked by the Office of the General Counsel.

Anyone who has a concern regarding our accounting, internal controls over financial reporting or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee by writing to Raytheon Audit Committee, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties may also contact the Audit Committee electronically by submitting comments on our website at www.raytheon.com in the section entitled, “Contact the Audit Committee Regarding Accounting, Internal Controls or Auditing Matters,” under the heading, “Investor Relations/Corporate Governance/Contact the Company.” Communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by our Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Service on Other Boards

Our Governance Principles limit the number of public company boards (including Raytheon) on which a director may serve to five, or three in the case of a director who currently serves as a CEO of a public company. This latter limitation applies to the Company’s CEO. The Governance Principles provide that a director who is considering joining the board of another public company must notify the Chairman of the Board and the Chair of the Governance and Nominating Committee regarding the proposed board service and shall not accept the position until advised by the Chairman of the Board that service on the other board would not conflict with a Raytheon policy or service on the Raytheon Board. Additionally, in 2014 the Company established a new policy applicable to all employees, including all officers, requiring advance notification, review and written approval before an employee may join the board of any covered business entity, to assure that such service is not contrary to the interests of the Company.

Director Education

Our director education program consists of visits to Raytheon facilities, education regarding our Code of Conduct, and other policies and practices relevant to our business and operations. In addition, we provide updates on relevant topics of interest to the Board. We also encourage directors to attend director education programs sponsored by various educational institutions.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual performance evaluation process of the Board and each Board committee. As part of the process each director completes a Board self-evaluation questionnaire and a separate questionnaire for each committee on which the director serves. Before distribution to directors each year, the forms of questionnaires for the Board and each committee are reviewed by the Governance and Nominating Committee and revised as necessary or appropriate. Questionnaire forms may be revised due to any of a number of factors including: any changes to the Governance Principles, committee charters or relevant regulations during the prior year; director suggestions; governance and regulatory trends or developments; or practices of other companies. Each committee also pre-reviews its own form of questionnaire for purposes of identifying potential improvements. The form of questionnaire for each committee is tailored to that committee’s specific role and responsibilities and any applicable legal or regulatory obligations. The self-evaluation questionnaires not only request ratings, but are designed to solicit detailed comments for improving Board and committee governance processes and effectiveness.

Self-evaluation questionnaire results are compiled by the Office of the Secretary in the form of summaries for the full Board and each committee. The summaries include each specific director comment without attribution. The Board self-evaluation summary is provided to each director, while the self-evaluation summary for each committee is provided to all directors serving on that committee, as well as to the Lead Director and the Chairman. As part of the self-evaluation process, directors are able to discuss concerns, including those related to individual performance, separately with the Lead Director. The self-evaluation process culminates in a series of discussions of the committee self-evaluation results by each committee and the Board self-evaluation results by all of the directors.

The Board views the annual self-assessment review as an integral part of its commitment to continuous improvement and achieving high levels of Board and committee performance. A number of the changes to the Governance Principles, committee charters and Board governance practices in general have resulted from the annual self-evaluation process.

Policy on Shareholder Rights Plans

We do not have a shareholder rights plan. The Board will obtain shareholder approval prior to adopting a shareholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances then existing, it would be in the best interests of Raytheon and our shareholders to adopt a rights plan without prior shareholder approval. If a rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it will expire within one year of adoption unless ratified by shareholders.

Political Contributions and Lobbying Expenditures Disclosure

We disclose on our website a description of our oversight process for political contributions and a summary of direct corporate contributions, including those to state and local parties and candidates, and, from time to time, to organizations operated in accordance with Section 527 of the U.S. Internal Revenue Code. This section of the website also includes information on lobbying activities at the federal and state level. This disclosure is available on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Political Contributions and Lobbying Expenditures.”

Shareholder Access and Engagement

In recent years the Company has taken significant steps to enhance shareholder access. In 2010, shareholders voted in favor of a proposal, recommended by the Board, to amend the Certificate of Incorporation to permit shareholders owning 25% or more of the Company’s stock to call a special meeting of shareholders. More recently, the Board carefully considered the interests of shareholders in being authorized to take actions by written consent. In 2014, shareholders voted in favor of a proposal, recommended by the Board, to amend the Certificate of Incorporation to allow shareholders to take action without a meeting by written consent, subject to certain procedural safeguards intended to protect the best interests of all of our shareholders.

The Company has also made a concerted effort to engage with shareholders outside the proxy season. In 2014, these outreach efforts resulted in dialogue with shareholders representing over 40% of the Company’s outstanding shares to solicit their input on a range of topics related to executive compensation and governance matters. In addition to outreach with institutional shareholders, the Company has also engaged in conversations and correspondence with a number of other investors, as well as proxy advisory and corporate governance research firms.

Restatement Clawback Policy

Our Governance Principles contain a Restatement Clawback Policy which gives the Board the right to recover Results-Based Incentive Plan payments, Long-Term Performance Plan awards and restricted stock awards made on or after January 1, 2009 to any elected officer, to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

Code of Conduct and Conflict of Interest

We have adopted a Code of Conduct and Conflict of Interest policies which apply to all officers, directors, employees and representatives. The Code of Conduct and the Conflict of Interest policies are the foundation of our ethics and compliance program and cover a wide range of areas. Many of our policies are summarized in the Code of Conduct, including our policies regarding conflict of interest, insider trading, discrimination and harassment, confidentiality and compliance with laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. We provide ethics education for directors, officers and employees. The Code of Conduct is published on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Code of Conduct” and is also available in print to any shareholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com. Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our website.

Under our Conflict of Interest policy, directors, officers and employees are expected to bring to the attention of the Vice President, General Counsel and Secretary or the Vice President – Ethics and Business Conduct any actual or potential conflict of interest. Anyone may report matters of concern to Raytheon’s Ethics Office through our anonymous, confidential toll-free EthicsLine at 1-800-423-0210, by writing to the Ethics Office, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, or by submitting comments on our website at www.raytheon.com in the section entitled, “Contact the Ethics Office,” under the heading “Investor Relations/Corporate Governance/Contact the Company.”

Transactions with Related Persons

Our Board has adopted a written Related Party Transactions Policy. Related party transactions include all transactions and relationships involving amounts in excess of $120,000 between (a) the Company (including subsidiaries) and (b) any director, executive officer or 5% shareholder, including immediate family members and certain entities in which they have a significant interest. Under the policy, the General Counsel (or the CEO, in the case of a matter involving the General Counsel) provides information regarding any related party transaction or relationship to the Governance and Nominating Committee based on information solicited by the General Counsel (or the CEO, in the case of a matter involving the General Counsel). The Governance and Nominating Committee reviews the material facts of all related party transactions and determines whether to approve, disapprove or ratify the transaction or relationship involved. Certain transactions and relationships have been pre-approved by the Governance and Nominating Committee for purposes of the policy, including (a) executive officer compensation approved by the Board, (b) director compensation, (c) certain relatively small transactions between the Company and other companies, (d) certain charitable contributions made by the Company and (e) matters considered by the Board in its director independence determinations.

In a Schedule 13G filing made with the SEC, BlackRock, Inc., including its subsidiaries (BlackRock), reported beneficial ownership of 8.7% of our outstanding common stock as of December 31, 2014. Under a previously established business relationship, BlackRock has provided investment management services for the benefit of the Raytheon Master Benefit Pension Trust. For providing such investment management services, BlackRock received fees of $7.8 million in 2014. In accordance with the Related Party Transactions Policy referenced above, the Governance and Nominating Committee has reviewed this relationship. The Committee ratified the relationship on the basis that BlackRock’s ownership of Raytheon stock plays no role in the business relationship between the two companies and that the engagement of BlackRock has been on terms no more favorable to it than terms that would be available to unaffiliated third parties under the same or similar circumstances.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Our business, property and affairs are managed under the direction of the Board. The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee, Special Activities Committee and Executive Committee. Each committee’s charter (other than the Executive Committee) is published on our website at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Committees” and is also available in print to any shareholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com.

The table below provides current membership information regarding the Board and Board committees as of the date of this proxy statement, except for Letitia A. Long who was elected as a director by the Board on March 18, 2015 and has not as yet been appointed to any committee. During 2014, the Board met 11 times. The Board and certain committees also engaged in other discussions and actions during 2014 apart from these meetings. During 2014, the average attendance for directors at Board and committee meetings was 98%; no director attended less than 75% of the total of all Board and applicable committee meetings. All directors are expected to attend the 2015 Annual Meeting of Shareholders. In 2014, all of the directors who were members of the Board and standing for election at that time attended the annual meeting.

The non-management directors, all of whom are independent, meet in an executive session chaired by the Lead Director at the conclusion of regularly scheduled Board meetings. In addition, committee members generally meet in executive session, without management present, at the conclusion of regularly scheduled committee meetings. Each of the committees, except for the Executive Committee, is comprised solely of independent directors. The current membership of each committee and the number of times each committee met in 2014 are set forth below.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee	Public Affairs Committee	Special Activities Committee	Executive Committee
Independent Directors

Tracy A. Atkinson				X

James E. Cartwright	X	X	X

Vernon E. Clark					Chair	X

Stephen J. Hadley	X			Chair	X	X

George R. Oliver	X			X

Michael C. Ruettgers	X				X

Ronald L. Skates	Chair		X	X		X

William R. Spivey		X	Chair			X

Linda G. Stuntz		Chair	X			X

Inside Director

Thomas A. Kennedy						Chair

Number of Meetings in 2014	10	6	6	6	6	—

Audit Committee

The Audit Committee:

•	Oversees the integrity of our financial statements;

•	Evaluates the independent auditors’ qualifications, performance and independence;

•	Oversees our internal audit function;

•	Meets with management to consider the adequacy of our internal controls and the objectivity of financial reporting;

•	Reviews the independent auditors’ audit of the effectiveness of the Company’s internal controls;

•	Prepares the Audit Committee Report found on page 72;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms for, as well as all non-audit engagements with, the independent auditors;

•	Reviews annual and periodic reports and earnings press releases and recommends to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K;

•

Reviews and discusses with management the Company’s risk assessment and risk management policies, including ERM, the Company’s major financial risk exposures and steps to monitor and control such exposures;

•	Reviews the performance of the Company’s pension plans and risks related to those plans;

•

Has established a process for employees and others to confidentially and anonymously report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process is available on page 9 under the heading “Corporate Governance – Communication with the Board”;

•	Reviews compliance with our Code of Conduct with respect to certain financial reporting, controls and allegations of financial misconduct; and

•	Has the authority to hire independent counsel and other advisers.

The Board has determined that each member of the Audit Committee is independent in accordance with the rules of the NYSE and the SEC applicable to audit committee members. The Board also has determined that Ronald L. Skates, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Skates’ experience and training.

Management Development and Compensation Committee

The Management Development and Compensation Committee (MDCC):

•	Reviews and oversees compensation and benefits, as well as personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the CEO and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Reviews peer company practices to ensure competitiveness and seeks to align compensation with the performance of the Company;

•	Periodically reviews succession plans for the CEO, the other named executive officers and elected officers of the Company;

•	Periodically reviews career development plans for elected officers and other key employees;

•	Administers and makes awards, other than to directors, under our equity compensation plans;

•	Reviews and discusses with management the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 27;

•	Prepares the Management Development and Compensation Committee Report found on page 46;

•

Has the sole authority and responsibility for the appointment, compensation and oversight of any outside compensation consultant, outside legal counsel or other committee adviser, who may only be selected after the MDCC considers all factors relevant to such adviser’s independence from management, including those specified in the NYSE listing standards; and

•

Annually assesses the independence of its outside compensation consultants or advisers, considering all relevant factors, including those specified in the NYSE listing standards, and pre-approves any services proposed to be provided by such consultants or advisers to the Company.

While the Board bears the ultimate responsibility for approving compensation of our named executive officers,

the MDCC assists the Board in discharging these responsibilities. The Chair reports the MDCC’s actions and its recommendations on named executive officer compensation to the Board. The agenda for MDCC meetings is determined by its Chair, with the assistance of our Vice President – Human Resources and Global Security and our Vice President, General Counsel and Secretary, who also regularly attend MDCC meetings. At each meeting, the MDCC meets in executive session. Using its authority to hire independent advisers, the MDCC has retained Pearl Meyer & Partners (PM&P), an independent compensation consulting firm, to assist it in evaluating executive compensation and to assist the Governance and Nominating Committee in evaluating director compensation. For more information on the MDCC and the services provided to the MDCC by PM&P, see the section entitled “Executive Compensation – Compensation Discussion and Analysis” beginning on page 27.

The Board has determined that each member of the MDCC is independent in accordance with NYSE rules applicable to compensation committee members.

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by shareholders;

•	Reviews and assesses the effectiveness of our Governance Principles and recommends proposed revisions to the Board;

•	Reviews and approves or ratifies transactions and relationships under our Related Party Transactions Policy;

•	Reviews proposals by shareholders in connection with the annual meeting of shareholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Approves director compensation with the concurrence of the Board; and

•	Has the authority to hire independent counsel and other advisers.

Public Affairs Committee

The Public Affairs Committee:

•	Reviews, identifies and brings to the attention of the Board political, social and legal trends and issues that may have an impact on our business, operations, financial performance or public image;

•	Reviews our policies and practices in the areas of legal, regulatory and social responsibility, and recommends to the Board such policies and practices, including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics;

•	export control;

•	regulatory compliance (except financial matters);

•	charitable contributions and community relations;

•	government relations and legislative policy;

•	political contributions and lobbying;

•	foreign and domestic consultants and representatives;

•	offsets;

•	crisis management and emergency preparedness; and

•	government contracting and defense procurement policies;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisers.

Special Activities Committee

The Special Activities Committee:

•	Reviews Company programs, activities and potential acquisitions involving classified business activities which involve special performance, financial, reputational or other risks; and

•

Reviews policies, processes, practices, procedures, risk management and internal controls applicable to the Company’s classified business to the extent that they deviate from those applicable to the Company’s non-classified business activities.

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2014.

Compensation Committee Interlocks and Insider Participation

Directors who served as members of our MDCC during fiscal year 2014 were James E. Cartwright, Ronald L. Skates, William R. Spivey and Linda G. Stuntz. None of these members is or has ever been an officer or employee of the Company. To our knowledge, there were no relationships involving members of the MDCC or our other directors which require disclosure in this proxy statement as a compensation committee interlock.

DIRECTOR COMPENSATION

Set forth below is information regarding the compensation of our non-employee directors for 2014.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Tracy A. Atkinson*	$57,000	$140,003	(3)	—	—	—	$—		$197,003
James E. Cartwright	138,500	140,025		—	—	—	—		278,525
Vernon E. Clark	151,500	191,031	(4)	—	—	—	10,000	(5)	352,531
Stephen J. Hadley	150,000	140,025		—	—	—	—		290,025
George R. Oliver	131,000	140,025		—	—	—	—		271,025
Michael C. Ruettgers	125,000	140,025		—	—	—	10,000	(5)	275,025
Ronald L. Skates	160,000	140,025		—	—	—	10,000	(5)	310,025
William R. Spivey	135,000	140,025		—	—	—	—		275,025
Linda G. Stuntz	139,500	140,025		—	—	—	10,000	(5)	289,525

*	Tracy A. Atkinson was elected to the Board in July 2014. Upon such election, she was granted 1,468 shares of restricted stock and began to receive meeting and retainer fees applicable to all directors.
(1)	Detailed information on cash amounts is set forth below under the heading, “Cash Amounts.”
(2)	Detailed information on stock award amounts is set forth below under the heading, “Stock Awards.”
(3)	Upon election to the Board on July 23, 2014, Ms. Atkinson was granted 1,468 shares of restricted stock which represented her 2014 – 2015 annual stock retainer. Such restricted shares will vest on May 28, 2015, the date of the 2015 Annual Meeting.
(4)	This amount includes Mr. Clark’s annual stock retainer of $51,000 for serving in the capacity of Lead Director.
(5)	Represents Raytheon contributions under our matching gift and charitable awards program, which is available to all employees and directors.

Cash Amounts

Cash amounts consist of the following:

Director	Roles	Annual Board Cash Retainer ($)	Annual Committee Chair or Lead Director Cash Retainer ($)	Meeting Fees ($)
Ms. Atkinson	Director	$45,000	$—	$12,000
Mr. Cartwright	Director	87,500	—	51,000
Mr. Clark	Chair, Special Activities Committee and Lead Director	87,500	34,000	30,000
Mr. Hadley	Chair, Public Affairs Committee	87,500	10,000	52,500
Mr. Oliver	Director	87,500	—	43,500
Mr. Ruettgers	Director	87,500	—	37,500
Mr. Skates	Chair, Audit Committee	87,500	20,000	52,500
Mr. Spivey	Chair, MDCC	87,500	10,000	37,500
Ms. Stuntz	Chair, Governance and Nominating Committee	87,500	10,000	42,000

Stock Awards

Stock Award amounts represent the aggregate grant date fair value of awards of restricted stock paid as the annual stock retainer in accordance with the accounting standard for share-based payments. The grant date fair value of the restricted stock awards is based on the stock price on the date of grant and the number of shares (or the intrinsic value method). For more information on the assumptions used by us in calculating the grant date fair values for restricted stock awards, see Note 12: Stock-based Compensation Plans to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

The aggregate number of shares of unvested restricted stock held by each director as of December 31, 2014 was as follows:

Director	Restricted Stock(#)
Ms. Atkinson	1,468
Mr. Cartwright	1,444
Mr. Clark	1,970
Mr. Hadley	1,444
Mr. Oliver	1,444
Mr. Ruettgers	1,444
Mr. Skates	1,444
Mr. Spivey	1,444
Ms. Stuntz	1,444

The following table shows the shares of restricted stock awarded to each director during 2014 and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock or Units(#)	Full Grant Date Value of Award($)
Ms. Atkinson	7/23/2014	1,468	$140,003
Mr. Cartwright	5/29/2014	1,444	140,025
Mr. Clark	5/29/2014	1,970	191,031
Mr. Hadley	5/29/2014	1,444	140,025
Mr. Oliver	5/29/2014	1,444	140,025
Mr. Ruettgers	5/29/2014	1,444	140,025
Mr. Skates	5/29/2014	1,444	140,025
Mr. Spivey	5/29/2014	1,444	140,025
Ms. Stuntz	5/29/2014	1,444	140,025

Determination and Assessment of Director Compensation

The Governance and Nominating Committee annually reviews non-employee director compensation with the aid of an assessment provided by PM&P, and makes cash and equity compensation determinations subject to the concurrence of the Board. The PM&P assessment takes into account the director compensation practices of the same peer group used as a frame of reference in assessing executive compensation, as well as the broader market.

Elements of Director Compensation

The principal features of the compensation received by our non-employee directors for 2014 are described below.

Annual Retainers.    All of our non-employee directors are paid an annual cash retainer and an annual stock retainer (as further discussed below) for service on the Board. The Lead Director and each of the committee chairs are also paid an additional annual cash retainer for their service in such roles. Directors may elect to receive their annual retainers in shares of our common stock in lieu of cash. We pay the cash retainers quarterly and the stock retainer, including stock in lieu of cash, annually.

Annual Cash Retainers	2014
Board of Directors*	$90,000
Lead Director	$24,000
Governance and Nominating Committee Chair	$10,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee Chair	$10,000
Public Affairs Committee Chair	$10,000
Special Activities Committee Chair	$10,000

*	Effective July 1, 2014, the Board increased the Annual Cash Retainer for each non-employee director to $90,000 from $85,000.

Meeting Fees.    Our non-employee directors receive a $1,500 meeting fee for each Board or committee meeting attended in person or held by teleconference. Non-employee directors who are not members of the Audit Committee are invited each year to attend the February Audit Committee meeting, for review of the draft Annual Report on Form 10-K, and receive a meeting fee for such attendance.

Equity Awards.    Each non-employee director receives an annual stock retainer in the form of a grant of restricted stock under the Raytheon 2010 Stock Plan (2010 Stock Plan) which is entitled to full dividend and voting rights. Unless otherwise provided by the Board, the restricted stock vests (becomes non-forfeitable) on the date of the annual meeting of shareholders in the calendar year following the year of grant, or upon the earlier occurrence of the director’s termination as a director after a change-in-control of Raytheon or the director’s death. Upon a director’s termination of service on the Board for any other reason, his or her unvested restricted stock award will be forfeited to Raytheon. Regardless of the vesting date, the shares will remain subject to transfer restriction for at least six months after the grant date. In 2014, each non-employee director, other than the Lead Director, was awarded $140,000 of restricted stock, an increase of $20,000 from the prior year. Mr. Clark was awarded $191,000 of restricted stock in his capacity as the Lead Director, which also represented an increase of $20,000 from the prior year.

An assessment by PM&P showed that total direct compensation (the sum of the annual retainer, committee fees, meeting fees and the annual equity award) for our non-employee directors in 2013, before the 2014 increases in the annual cash retainer and annual stock retainer noted above, approximated the 25th percentile relative to the Company’s core and broader peer groups. For more information on the Company’s core and broader peer groups, see the section entitled “Compensation Discussion and Analysis – How We Determine and Assess Executive Compensation – Market Data” beginning on page 32.

Benefits.    We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. We also maintain a business travel accident insurance policy which provides non-employee directors with up to $1,000,000 of coverage per incident when traveling on Raytheon business. In addition, all directors are eligible to participate in our matching gift and charitable awards program available to all employees. We match eligible gifts up to $10,000 per donor per calendar year.

Pursuant to our Deferred Compensation Plan, directors may defer receipt of their cash retainers and/or meeting fees until retirement from the Board. Directors also may elect to receive their cash retainers in shares of our common stock, which can be received currently but cannot be deferred.

Director Stock Ownership and Retention Guidelines

As stated in our Governance Principles, the Board believes that directors should be shareholders and have a financial stake in the Company. Accordingly, independent directors are paid a substantial portion of their compensation in equity awards. Further, each director is expected to own shares of our common stock with a market value of at least four times the cash component of a non-employee director’s annual retainer for service on the Board, with five years to achieve the target ownership threshold. In 2011, the Governance Principles were amended to change this threshold from a previous requirement to own two times the aggregate stock and cash retainer amounts. The Governance Principles also provide that a director may not dispose of Company stock until attaining the requisite ownership threshold and thereafter must maintain such equity ownership level.

Policy Against Hedging with Respect to Company Stock

To assure alignment with the long-term interests of our other shareholders, under the Company’s Insider Trading Policy, our non-employee directors, as well as officers and other employees, may not engage in:

•

Short sales of Company stock or transactions in any derivative of a Company security, including, but not limited to, puts, calls and options (other than the receipt and exercise of options that might be granted by the Company pursuant to a Company compensation plan), nor

•

In any type of hedging or similar monetization transaction involving company securities, including, but not limited to, financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, nor

•	Other transactions that would permit the holder to own Company securities without the full risks and rewards of ownership.

ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board is subject to annual election by the shareholders. The Board has nominated Tracy A. Atkinson, James E. Cartwright, Vernon E. Clark, Stephen J. Hadley, Thomas A. Kennedy, Letitia A. Long, George R. Oliver, Michael C. Ruettgers, Ronald L. Skates and William R. Spivey to serve one-year terms that will expire at the 2016 Annual Meeting of Shareholders.

One of our current directors, Linda G. Stuntz, is retiring from the Board effective May 28, 2015, and is not a nominee for election at the 2015 Annual Meeting of Shareholders. Ms. Stuntz has served as a distinguished member of the Board for 11 years. We gratefully acknowledge her dedicated service and numerous contributions to the Company.

We have included below the principal occupation and employment during the past five years and other information about the nominees, including a discussion of the specific considerations relating to the experience, qualifications, attributes or skills considered by the Governance and Nominating Committee in support of each individual’s nomination to serve as a director. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected. If any of these persons is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by the Board.

Nominees for Election

TRACY A. ATKINSON

•	Director of the Company since 2014.

•	Executive Vice President, Finance, of State Street Corporation (financial services company) since 2010.

•

Executive Vice President, Chief Compliance Officer, of State Street Corporation from 2009 to 2010; and Executive Vice President, Chief Compliance Officer, of State Street Global Advisors from 2008 to 2009.

•

Senior Vice President, Treasurer and Chief Financial Officer, Mutual Funds, of MFS Investment Management from 2005 to 2008; and Senior Vice President, Chief Risk and New Product Development Officer of MFS Investment Management from 2004 to 2005.

•	Partner at PricewaterhouseCoopers LLP from 1999 to 2004.

•	Affiliations: Director of The Arc of Massachusetts.

•	Age 50.

Ms. Atkinson’s qualifications to serve on the Board include her extensive knowledge, experience and skills in finance, risk management and compliance developed in positions of significant responsibility with a large publicly held financial services institution and an investment management company, coupled with her accounting expertise derived from being a certified public accountant and a partner of a major accounting firm.

JAMES E. CARTWRIGHT

•	Director of the Company since 2012.

•	Harold Brown Chair in Defense Policy Studies, the Center for Strategic and International Studies, since 2011.

•	General, United States Marine Corps; Vice Chairman of the Joint Chiefs of Staff from 2007 to 2011 (retired in 2011).

•

40-year career in the United States Marines, serving in a series of staff and operational positions with increasing responsibility including Commanding General, 1st Marine Aircraft Wing (2000 to 2002); Director for Force Structure, Resources and Assessment, J-8, the Joint Staff (2002 to 2004); and Commander, U.S. Strategic Command (2004 to 2007).

•	Age 65.

General Cartwright’s qualifications to serve on the Board include his mastery of defense matters and broad background in military operations and national security, his deep understanding of organizational management in a complex, technologically advanced environment, and practical knowledge of customer needs, based on his varied and challenging assignments in the U.S. Military that culminated in his service as Vice Chairman of the Joint Chiefs of Staff.

VERNON E. CLARK

•	Director of the Company since 2005.

•	Chief of Naval Operations, the senior uniformed executive of the United States Navy, and member of the Joint Chiefs of Staff from 2000 to 2005 (retired in 2005).

•	37-year career in the United States Navy, serving in various positions of increasing responsibility; commanded a patrol gunboat and concluded as the Chief of Naval Operations.

•	Current Directorship: Rolls Royce North America (aerospace, marine and energy-related manufacturer) since 2006.

•	Past Directorship: Horizon Lines, Inc. (ocean shipping and integrated logistics company) from 2007 to 2011.

•	Affiliations: Visiting Professor, Regent University; Director of SRI International (Stanford Research Institute); and served on the Defense Policy Board and the Defense Business Board.

•	Age 70.

Admiral Clark’s qualifications to serve on the Board include his extensive knowledge of, and experience with, the products used by and the needs of our customers based on his extensive career as an officer in the United States Navy, coupled with his organizational acumen and leadership ability illustrated by his service as Chief of Naval Operations.

STEPHEN J. HADLEY

•	Director of the Company since 2009.

•	Principal in RiceHadleyGates, LLC (international strategic consulting firm) since 2009.

•	Assistant to the President for National Security Affairs from 2005 to 2009.

•	Assistant to the President and Deputy National Security Advisor from 2001 to 2005.

•	Partner in the Washington, D.C. law firm of Shea & Gardner and a principal in The Scowcroft Group (international consulting firm) from 1993 to 2001.

•

Current Directorships: The Bessemer Group, Incorporated (including service on its Compensation Committee since 2012 and its Audit Committee since 2013), Bessemer Securities Corporation (including service on its Audit Committee since 2011 and Asset Allocation Committee since 2010), and certain related entities (all privately held financial services companies) since 2009.

•

Affiliations: Director (and member of the Executive Committee) of the Atlantic Council of the United States since 2010; Member of the Board of Managers of the John Hopkins University Applied Physics Laboratory since 2011; Member of U.S. Secretary of State’s Foreign Affairs Policy Board since 2011; Chairman of the Advisory Board of the RAND Center for Middle East Public Policy since 2011; Member of Yale University’s Kissinger Papers Advisory Board since 2011; and Member, Board of Directors, U.S. Institute of Peace since 2013 and Chairman since 2014.

•	Age 68.

Mr. Hadley’s qualifications to serve on the Board include his extensive knowledge and experience relating to national security, international affairs, public policy, legal matters and formulation of strategy, based on his varied high-level roles in government, consulting and the practice of law.

THOMAS A. KENNEDY

•	Chairman of the Board since October 2014.

•	Director of the Company since January 2014.

•	Chief Executive Officer of the Company since March 2014.

•	Executive Vice President and Chief Operating Officer of the Company from April 2013 to March 2014.

•	Vice President and President of the Integrated Defense Systems business unit of the Company from June 2010 to March 2013.

•	Vice President of the Tactical Airborne Systems product line within the Space and Airborne Systems business unit of the Company from 2007 to 2010.

•	In the 31st year of his career at the Company, which has included a wide range of leadership positions.

•	Affiliations: Rutgers University School of Engineering Industry Advisory Board.

•	Age 59.

Dr. Kennedy’s qualifications to serve on the Board include his extensive business experience, skills and acumen developed while holding leadership roles of increasing responsibility with the Company overseeing broad and diverse portfolios including weapons, sensors, radar, electronic warfare and integration systems, while gaining a deep understanding of the Company’s domestic and international customers and the global marketplace.

LETITIA A. LONG

•	Director of the Company since March 2015.

•	Director, National Geospatial-Intelligence Agency from 2010 to 2014.

•	Deputy Director, Defense Intelligence Agency from 2006 to 2010.

•	32-year career in the Department of Defense and the Intelligence Community, serving in various positions of increasing responsibility.

•

Current Directorships: UrtheCast Corporation (provider of video technology for Earth observation) since February 2015; and Noblis, Inc. (nonprofit science, technology and strategy services provider) since March 2015.

•	Affiliations: Member, Virginia Polytechnic Institute and State University School of Public and International Affairs Board of Advisors.

•	Age 56.

Ms. Long’s qualifications to serve on the Board include her extensive knowledge and experience regarding intelligence and security matters, as well as her achievements as an organizational leader related to her senior leadership positions in government service.

GEORGE R. OLIVER

•	Director of the Company since 2013.

•	CEO and member of the board of directors of Tyco International Ltd. (a provider of fire protection and security solutions) since 2012.

•	President of Tyco Fire Protection from 2011 to 2012; President of Tyco Electrical and Metal Products from 2007 to 2010; and President of Tyco Safety Products from 2006 to 2010.

•	President of GE Water and Process Technologies until 2006; prior to this position, held a series of leadership roles of increasing responsibility at several General Electric divisions.

•	Affiliations: Trustee of Worcester Polytechnic Institute.

•	Age 54.

Mr. Oliver’s qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as CEO of a large public company and business president at two technology-driven industrial companies.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000.

•	Chairman of EMC Corporation (data storage and management products and services provider) from January 2004 to December 2005.

•	Executive Chairman (from 2001 to 2004) and CEO (from 1992 to 2001) of EMC Corporation; held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

•	Current Directorship: Director of Gigamon Inc. (computer networking solutions company) since 2010.

•	Past Directorships: Wolfson Microelectronics plc (manufacturer of semiconductor chips used in audio, video and imaging applications) from 2008 to 2014; and EMC Corporation from 1992 to 2005.

•	Age 72.

Mr. Ruettgers’ qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as chairman and CEO of a large public company operating in the technology sector.

RONALD L. SKATES

•	Director of the Company since 2003.

•	Private investor since 1999.

•	President and CEO of Data General Corporation (data storage and enterprise solutions supplier) from 1989 to 1999; held other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986.

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Current Directorships: State Street Corporation (financial services company) since 2002; Courier Corporation (book manufacturer and specialty publisher) since 2003; and Gilbane, Inc. (privately held real estate development and construction company) since 2002.

•	Affiliations: Trustee of Massachusetts General Physicians Organization and Trustee Emeritus of Massachusetts General Hospital.

•	Age 73.

Mr. Skates’ qualifications to serve on the Board include his extensive business experience, skills and acumen evidenced by his service as president and CEO of a large public technology company, coupled with his accounting expertise derived from being a certified public accountant and partner of a major accounting firm.

WILLIAM R. SPIVEY

•	Director of the Company since 1999.

•	President and CEO of Luminent, Inc. (fiber-optic transmission products provider) from 2000 to 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from 1997 to 2000.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

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Current Directorships: Non-executive Chairman of the Board of Cascade Microtech, Inc. (advanced wafer probing solutions provider) since May 2014 and director since 1998; and Lam Research Corporation (advanced process equipment provider) since 2012.

•

Past Directorships: Lyondell Chemical Company (manufacturer of basic chemicals and derivatives) from 2000 to 2007; ADC Telecommunications, Inc. (supplier of network infrastructure products and services) from 2004 to 2010; Novellus Systems, Inc. (advanced process equipment provider) from 1998 to 2012; Laird PLC (electronics components and systems provider) from 2002 to 2012; and Luminent, Inc. (fiber-optic transmission products provider) from 2000 to 2001.

•	Age 68.

Mr. Spivey’s qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as a business unit head at three public technology companies and CEO of another public technology company.

The Board unanimously recommends that shareholders vote FOR each of the nominees for election. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

STOCK OWNERSHIP

Five Percent Shareholders

The following table lists those persons or groups (based solely on our examination of Schedules 13G filed with the SEC or furnished to us) who are beneficial owners of more than 5% of our common stock as of December 31, 2014.

Name and Address of Beneficial Owner	Common Stock	Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	26,709,816	8.70%

Wellington Management Group LLP 280 Congress Street, Boston, MA 02210	16,965,053	5.50%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	16,303,667	5.28%

Management and Directors

The following table contains information regarding the beneficial ownership of shares of our common stock as of February 27, 2015 for (a) each director and nominee for director, including our Chairman and CEO, (b) our CFO and our other named executive officers who are not also directors, and (c) the directors, nominees and all executive officers as a group. Except as otherwise noted below, to the Company’s knowledge, the named persons possessed sole voting and investment power over their shares, and the shares are not subject to any pledge. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership
(a)
Thomas A. Kennedy	144,674	(1)(2)
Tracy A. Atkinson	1,468	(3)
James E. Cartwright	6,818	(3)
Vernon E. Clark	8,458	(3)
Stephen J. Hadley	12,921	(3)
Letitia A. Long	0	(4)
George R. Oliver	2,146	(3)
Michael C. Ruettgers	25,118	(3)(5)
Ronald L. Skates	26,913	(3)(6)
William R. Spivey	18,675	(3)
Linda G. Stuntz	23,175	(3)

(b)
David C. Wajsgras	115,120	(1)(2)
Jay B. Stephens	74,873	(1)(2)(8)
Richard R. Yuse	65,439	(1)(2)(8)
Daniel J. Crowley	93,552	(1)(2)(5)
William H. Swanson	504,457	(9)

(c)
All directors, nominees for director and executive officers as a group (22 persons)	880,066	(1)(2)(3)(5)(6)(7)(8)(10)

(1)	Includes shares owned outright as follows: Mr. Kennedy – 66,756; Mr. Wajsgras – 60,048; Mr. Stephens – 40,415; Mr. Yuse – 22,089; Mr. Crowley – 42,117; and all executive officers and directors as a group – 404,742.
(2)	Includes shares of restricted stock over which the beneficial owner has voting power as follows: Mr. Kennedy – 77,918; Mr. Wajsgras – 55,072; Mr. Stephens – 34,458; Mr. Yuse – 43,350; Mr. Crowley – 47,475; and all executive officers and directors as a group – 449,050.
(3)	Includes shares of restricted stock over which the beneficial owner has voting power as follows: Ms. Atkinson – 1,468 shares; Ms. Stuntz and Messrs. Cartwright, Hadley, Oliver, Ruettgers, Skates and Spivey – 1,444 shares each; and Mr. Clark – 1,970 shares.

(4)	The Board of Directors elected Ms. Long as a director on March 18, 2015.
(5)	Includes vested deferred compensation equivalent to shares of our common stock as follows: Mr. Crowley – 3,960; Mr. Ruettgers – 497; and all executive officers and directors as a group – 18,550.
(6)	Includes 2,400 shares held in family trusts as to which Mr. Skates disclaims beneficial ownership.
(7)	Includes 2,624 shares indirectly held by certain executive officers through the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan.
(8)	Does not include unvested restricted stock units awarded to retirement-eligible employees in lieu of shares of restricted stock as follows: Mr. Stephens – 9,872; Mr. Yuse – 7,863; and all executive officers as a group – 23,018.
(9)	Includes 471,123 shares of our common stock owned outright by Mr. Swanson and 33,334 vested shares of our common stock held in a deferred compensation trust account with respect to which Mr. Swanson is the beneficiary, but does not include 122,316 unvested restricted stock units awarded to Mr. Swanson as a retirement-eligible employee in lieu of shares of restricted stock.
(10)	Does not include Mr. Swanson’s share ownership as he retired from the Company effective September 30, 2014 and was not a director, nominee for director or executive officer as of February 27, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2014, a Form 4, reporting a July 23, 2014 restricted stock award to Tracy A. Atkinson, and Form 4s, reporting the delivery of shares to satisfy federal tax obligations with respect to previously awarded restricted stock units, for Richard Goglia, Keith Peden, Jay Stephens and Richard Yuse, were filed late due to Company administrative errors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the discussion that follows, we provide an overview and analysis of our executive compensation program and policies, material compensation decisions and the factors that we considered in making those decisions. Included within and following this section you will find a series of tables containing specific information about the compensation earned or paid in 2014 to the following individuals, whose positions as of December 31, 2014 are noted below, to whom we refer as our named executive officers:

•	Thomas A. Kennedy, Chairman and CEO;

•	David C. Wajsgras, Senior Vice President and Chief Financial Officer;

•	Jay B. Stephens, Senior Vice President, General Counsel and Corporate Secretary;

•	Richard R. Yuse, Vice President, and President of our Space and Airborne Systems (SAS) business;

•	Daniel J. Crowley, Vice President, and President of our Integrated Defense Systems (IDS) business; and

•	William H. Swanson, former Chairman and CEO, who retired from the Company effective September 30, 2014.

Mr. Kennedy became CEO effective March 31, 2014, succeeding Mr. Swanson, and became Chairman effective October 1, 2014, following Mr. Swanson’s retirement from the Company.

Executive Summary

Our executive compensation program reflects a commitment to (1) retain and attract highly-qualified executives, (2) motivate our executives to achieve our overall business objectives, (3) reward performance and (4) align the interests of our executives with our shareholders. Set forth below are highlights of our current executive compensation program as established by the Management Development and Compensation Committee (MDCC) in accordance with our compensation philosophy.

Program Highlights	Page(s)

•     Ties a significant portion of each executive’s compensation to the Company’s performance and individual performance against various pre-established financial, operational and other goals, through variable, at-risk short- and long-term incentive awards.

28-41

•     Aligns closely the interests of executives with those of shareholders by making stock-based incentives a central component of compensation coupled with meaningful stock ownership and retention requirements.

28-31 and 39-42

• Establishes a balanced incentives program by providing awards with both significant upside opportunity for exceptional performance and downside risk for underperformance.	28-41

• Authorizes recovery or clawback of compensation in certain circumstances where restatement of financial results is required.	45

• Maximizes the benefit to the MDCC of its independent compensation consulting firm by adhering to a stringent Compensation Consultant Independence Policy.	32-33

• Provides our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.	34-35

• Is designed and monitored by the MDCC to avoid risk-taking that might be likely to have a material adverse effect on the Company.	33

The MDCC, with the assistance of management and the MDCC’s independent compensation consultant, oversees, approves and assesses the effectiveness of our compensation program in relation to our compensation philosophy and the market. The table below describes each element of the program and its link to our compensation objectives.

Compensation Element	Retain and attract highly-qualified executive talent	Incentivize achievement of our overall business objectives	Differentiate rewards based on individual performance	Incentivize and reward long-term performance in alignment with shareholders’ interests
Base Salary (Base)	✓
Annual Incentive Plan (RBI)	✓	✓	✓
Performance-Based Restricted Stock Units (LTPP)	✓	✓		✓
Time-Based Restricted Stock/Stock Unit Awards (RSA)	✓			✓
Benefits, Perquisites and Other Compensation, including severance and change-in-control arrangements (Perks & Other)	✓

Set forth below for the CEO, and separately for the other named executive officers (other than Mr. Swanson who retired mid-year), are charts illustrating the percentage of total target compensation corresponding to the target levels for each element and tables reflecting the total direct compensation opportunities for fiscal 2014.

Total Direct Compensation Opportunity – CEO(1)
Fixed 11% (Base Salary)	Variable 89% (RBI + Long-Term Incentive Value(2))
Short-term 32% (Base Salary + RBI)	Long-term 68% (Long-Term Incentive Value)
Cash 32% (Base Salary + RBI)	Equity-Based 68% (Long-Term Incentive Value)

(1) Total direct compensation opportunity does not include perquisites and other executive benefits, including retirement and severance benefits. As a result, the percentages above may vary slightly from the percentages set forth in the pay mix charts which do include perquisites and other executive benefits.

(2) Long-Term Incentive Value consists of LTPP and RSA.

Total Direct Compensation Opportunity – Other Named Executive Officers(1) (Average allocation for the four Named Executive Officers other than the CEO)
Fixed 19% (Base Salary)	Variable 81% (RBI + Long-Term Incentive Value(2))
Short-term 38% (Base Salary + RBI)	Long-term 62% (Long-Term Incentive Value)
Cash 38% (Base Salary + RBI)	Equity-Based 62% (Long-Term Incentive Value)

(1) Total direct compensation opportunity does not include perquisites and other executive benefits, including retirement and severance benefits. As a result, the percentages above may vary slightly from the percentages set forth in the pay mix charts which do include perquisites and other executive benefits.

(2) Long-Term Incentive Value consists of LTPP and RSA.

According to an analysis performed by Pearl Meyer & Partners, the MDCC’s independent compensation consultant, these weightings were in line with what the companies in our peer groups provided to their executives holding comparable positions. The MDCC does not establish any fixed relationship between the compensation of our CEO and that of any other named executive officer. Using market data as a general reference point, we believe that the differences between our CEO’s compensation and the compensation of the other named executive officers are consistent with differences that exist at comparable companies and are consistent with our executive compensation philosophy.

The table below summarizes the 2012-2014 compensation provided to our named executive officers and reflects the view of our Board and the MDCC with respect to their annual compensation decisions for those executives during those years.

TOTAL COMPENSATION FOR 2012 – 2014

	Year(1)	Salary	Non-Equity Incentive Plan Compensation RBI(2)	(Stock Awards) Long-Term Incentives
Executive				Restricted Stock	LTPP Award(3)/(4)	All Other	Total
Thomas A. Kennedy	2014	$1,057,698	$2,500,000	$2,999,961	$4,000,034	$323,136	$10,880,829
	2013	$644,017	$1,200,000	$1,999,970	$1,250,020	$142,436	$5,256,443

David C. Wajsgras	2014	$929,694	$1,100,000	$1,549,968	$1,300,032	$152,328	$5,032,022
	2013	$901,434	$1,100,000	$1,200,023	$1,300,013	$158,674	$4,660,144
	2012	$871,800	$1,000,000	$1,099,995	$1,300,016	$138,098	$4,409,909

Jay B. Stephens	2014	$813,666	$1,300,000	$999,955	$1,200,001	$150,855	$4,464,477
	2013	$788,926	$1,000,000	$999,985	$1,200,026	$120,986	$4,109,923
	2012	$762,979	$950,000	$1,000,009	$1,199,999	$122,096	$4,035,083

Richard R. Yuse	2014	$678,268	$800,000	$1,600,006	$1,250,016	$158,850	$4,487,140
	2013	$631,138	$700,000	$1,200,023	$1,250,020	$164,476	$3,945,657
	2012	$556,680	$675,000	$900,024	$1,250,008	$137,132	$3,518,844

Daniel J. Crowley	2014	$741,206	$675,000	$1,200,004	$1,250,016	$172,957	$4,039,183
	2013	$717,262	$750,000	$1,200,023	$1,250,020	$263,016	$4,180,321
	2012	$691,028	$575,000	$900,024	$1,250,008	$118,595	$3,534,655

William H. Swanson	2014	$1,178,228	$2,300,000	$11,999,993	$6,499,975	$493,844	$22,472,040
	2013	$1,463,456	$3,500,000	$4,699,971	$6,500,009	$627,663	$16,791,099
	2012	$1,414,421	$3,400,000	$4,699,989	$6,499,980	$446,160	$16,460,550

(1)	The table sets forth the compensation for each of the named executive officers for the fiscal years ended December 31, 2012, 2013 and 2014, other than Mr. Kennedy who became an executive officer in 2013.
(2)	Annual Results-Based Incentive (RBI) cash award. RBI awards are discussed under “Annual Incentives” on pages 36 to 39.
(3)	Long-Term Performance Plan (LTPP) award. LTPP awards are discussed under “Long-Term Incentives – LTPP” on pages 39 to 41.
(4)	As a result of his retirement from the Company on September 30, 2014, Mr. Swanson is only entitled to a prorated payment based on the Company’s performance and the number of months employed during the performance cycle.

The above table differs from the 2014 Summary Compensation Table required by the SEC, which appears on page 47, and is not a substitute for that table. The 2014 Summary Compensation Table includes amounts based on the change in the actuarial present value of the executives’ accumulated pension benefits. The above table excludes these amounts because the Company and the MDCC consider the pension plan in the context of their assessment of the overall benefit design and the competitiveness of the Company’s retirement benefits, and not as an element of their annual compensation decisions. Another difference is that the amounts set forth under the Restricted Stock and LTPP Award columns in the above table represent the full intrinsic values of such awards on the date the Board or MDCC made the formal determination for such grant (e.g., target number of shares times the closing price of our common stock on the determination date), since that is the basis upon which the Company, the MDCC and the Board consider these awards in proposing, recommending and approving annual compensation. In contrast, the Stock Awards column in the 2014 Summary Compensation Table represents the grant date fair value of such awards for financial statement reporting purposes, which differs from the intrinsic value of the LTPP awards. These awards are discussed in more detail under “Long-Term Incentives” beginning on page 39.

We discuss the elements of our compensation program set forth in the above table in detail beginning on page 35 and describe how we set these opportunities and the total compensation of our named executive officers so that they are market competitive and are based on Company and individual performance. While we generally have provided consistent compensation opportunities, the actual compensation earned by our executives has varied reflecting our pay-for-performance approach and market competitiveness. For 2014, the base salaries in existing roles for Messrs. Wajsgras, Stephens, Yuse and Crowley increased between 3.0 % and 4.0%. Mr. Kennedy received a 33.3% increase in base salary effective January 2014 in connection with his election as CEO. Additionally, he received a merit increase of 10% effective in April 2014 (at the same time as other named executive officer merit increases) which brought him closer to, albeit still well below, the 50th percentile of the market for his position. Mr. Swanson’s 2014 base salary remained the same as his 2013 base salary. In addition, based on Company, business unit, and individual performances in 2014, Messrs. Kennedy, Wajsgras, Stephens and Yuse received RBI awards that were above the funded RBI target level, while Mr. Crowley’s RBI award was below target. Mr. Swanson received an RBI award for 2014 prorated for his employment through September 30, 2014, and based on target level of performance. For a discussion of named executive officer base salaries and RBI awards, see pages 35 to 39.

From a performance perspective, the Company had strong operational results in 2014, including: earnings per share from continuing operations of $6.97, reflecting growth of 16.9% over 2013; strong bookings of $24.1 billion, up from $22.1 billion the prior year; and a book-to-bill ratio of 1.05 for the year. In 2014, the Company generated $2.1 billion in operating cash flow from continuing operations, after a $600 million pretax discretionary pension plan contribution. The Company also continued to grow its international business in 2014. International bookings increased by 26.6% over the prior year and international sales increased by 1.5%, which partially offset the decline in domestic sales which continued to be impacted by a challenging U.S. budgetary environment. The Company’s continued focus on reducing costs and improving affordability coupled with strong global demand for the Company’s innovative products and services were among the primary drivers of the Company’s continued strong operating margin and earnings performance. These results were achieved while the Company also continued to invest to develop discriminating technologies and differentiated capabilities. The Company’s performance drove significant shareholder value in 2014, with total shareholder return for 2014 considerably outperforming the S&P 500. In line with our pay-for-performance philosophy, our executives received competitive compensation commensurate with these results, particularly through our performance-based 2014 RBI and the 2012-2014 LTPP. These programs are specifically designed to tie closely the compensation paid to the individual executive with the performance of the Company. A summary of these compensation elements, the applicable performance metrics, their respective weightings, the results we achieved, the overall funding levels and the location of a more detailed discussion of this section, are set forth in the RBI and LTPP Performance Results table below.

On an ongoing basis, the MDCC reviews the compensation program and how the Company measures performance in a changing business environment and incentivizes management based on the Company’s strategy. In connection with this process, as of January 1, 2012, the MDCC refined the performance metrics relating to RBI by removing ROIC and revising the weightings on the remaining metrics, as indicated in the table below. The MDCC determined that discontinuing the use of ROIC for RBI, while retaining it for LTPP, was appropriate to further differentiate between long-term and short-term incentives and related performance metrics. We view ROIC as a more meaningful measurement of longer-term value creation, as opposed to short-term performance. This realignment eliminated overlap between the short- and long-term elements and is consistent with the Company’s growth philosophy.

RBI and LTPP Performance Results

Compensation Element	Performance Metrics/Weightings	Results Achieved
2014 RBI	Bookings (20%); net sales (30%); free cash flow (FCF) (20%); and operating income from continuing operations (30%).	We exceeded our pre-established 2014 target for Bookings, FCF and operating income from continuing operations, and nearly achieved target for net sales, resulting in the achievement of an overall funding level of 103.6%. See discussion beginning on page 36.

2012 – 2014 LTPP	Average return on invested capital (ROIC) (50%); cumulative FCF (CFCF) (25%); and total shareholder return (TSR) (25%).	We exceeded our pre-established three-year performance targets for ROIC, CFCF and TSR, which resulted in a 173.0% of target payout in shares of our common stock. See discussion beginning on page 39.

Consideration of 2014 Advisory Vote on Executive Compensation

In 2014, as in the prior three years, the Company asked its shareholders, through an advisory vote, to approve the compensation of the named executive officers as described in the 2014 proxy statement. The 2014 advisory vote received strong support from shareholders, garnering a 95.1% affirmative vote, comparable to the 96.1%, 94.2% and 93.3% ‘for’ votes in 2013, 2012 and 2011, respectively. The MDCC has considered the strong support conveyed by the vote, other input received from shareholders, as well as other factors and data discussed in this Compensation Discussion and Analysis. It also continued to find its existing executive compensation approach appropriate for the Company and its strategy and business in the then-current market environment. The MDCC will, in consultation with its independent compensation consultant, consider changes to the program as appropriate in response to input from shareholders and evolving factors such as the business environment and competition for talent. The MDCC’s decision to discontinue the use of ROIC as a performance metric for RBI beginning in 2012, while continuing its use as a metric for LTPP, illustrates this ongoing process. The MDCC will also continue to monitor future advisory votes carefully and seek input from shareholders in the course of the Company’s shareholder outreach efforts.

At the 2011 annual meeting, our shareholders expressed a preference that advisory votes on executive compensation occur annually in accordance with the recommendation of the Board. Based on the results of this vote, the Board implemented an advisory vote on executive compensation annually until the next frequency vote is conducted, which shall occur no later than the Company’s annual meeting in 2017.

Shareholder Outreach and Engagement

In 2014, we continued to engage in a dialogue with many of our shareholders to solicit their input on a range of topics related to executive compensation and governance matters. Our outreach efforts in 2014 resulted in discussions outside of the proxy season with representatives of institutional shareholders that in the aggregate owned more than 40% of the Company’s outstanding shares. In addition to our outreach to institutional shareholders, we have also engaged in conversations and correspondence with a number of other investors, proxy advisory firms and corporate governance research firms. The Governance and Nominating Committee and the MDCC have been provided with feedback regarding these outreach and engagement efforts. The MDCC considered such feedback in conjunction with its review of the 2014 advisory vote on executive compensation. We plan to continue with these efforts in the coming year.

How We Determine and Assess Executive Compensation

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, global businesses effectively. Given the length of our programs, contracts and business cycles, it is especially important for us to retain our executive talent over a number of years to provide continuity of management in a highly competitive industry. Our Board bears the ultimate responsibility for approving the compensation of our named executive officers in our proxy statement for the prior year. The MDCC assists the Board in discharging this responsibility. Information about the MDCC and its composition, responsibilities and operations can be found on page 13 under the heading “The Board of Directors and Board Committees – Management Development and Compensation Committee.”

Independent Compensation Consultant

In 2014, the MDCC retained Pearl Meyer & Partners (PM&P), a compensation consulting firm, to obtain information on compensation levels, programs and practices within certain peer groups and the broader market, provide the MDCC with a report on compensation trends among our peers and the broader market, perform a pay-for-performance assessment and perform related services. PM&P’s work product provides one source of input to the MDCC’s compensation decision making process, combined with information and analyses the MDCC receives from management and the MDCC’s own judgment and experience.

The MDCC has had a formal compensation consultant independence policy since 2009 to ensure that it receives independent and unbiased advice and analysis from its consultant. Additionally, the MDCC’s charter has required an annual assessment by the MDCC of the independence of the outside compensation consultant. Both the policy and the charter were amended to incorporate new NYSE standards that became effective on July 1, 2013, establishing specific independence factors which must be considered by the MDCC before selecting any compensation adviser. Applying these factors as reflected in the amended policy and charter, the MDCC has determined that PM&P continues to be independent pursuant to the policy, and that PM&P’s work for the MDCC does not raise any conflict of interest. The policy requires the pre-approval of any services proposed to be provided by the consultant to the Company. The MDCC’s pre-approval review is intended to ensure that the provision of non-MDCC services to the Company will not impair the consultant’s independence. As a guideline to avoid any actual or perceived conflict of interest or bias, the policy limits the fees paid by the Company for such non-MDCC services to no more than 1% of the consulting firm’s annual gross revenues and prohibits altogether the provision of services to Company officers and directors. In accordance with the policy, the MDCC pre-approved the Company’s acquisition from PM&P of certain industry compensation surveys which PM&P makes available generally to companies for a fee. The fees paid to PM&P for these surveys were less than $10,000, and well below 1% of PM&P’s 2014 annual gross revenues.

Management of Compensation-Related Risk

We have designed our compensation program to avoid excessive risk-taking. While risk is inherent in numerous aspects of our business operations, we believe our compensation program does not unduly affect these inherent business risks and has been appropriately designed to manage compensation-related risk. The following are some of the features of our program designed to help us appropriately manage compensation-related risk:

•

An assortment of vehicles for delivering compensation, both fixed and variable, and including cash and equity-based measures with different time horizons, to focus our executives on specific objectives that help us achieve our business plans and create an alignment with long-term shareholder interests;

•	Diversification of incentive-related risk by employing a variety of performance measures;

•	A balanced weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	Fixed maximum award levels for performance-based awards;

•	Guidelines designed to assure the independence of our compensation consultant, who advises the MDCC as described above;

•	A clawback policy and equity grant procedures, as described below on page 45; and

•	Incentive compensation to named executive officers based on individual performance and overall Company performance.

As discussed beginning on page 8, the MDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. The MDCC concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Key Considerations Related to Executive Compensation

Our determinations and assessments of executive compensation are primarily driven by two considerations:

•	Company and individual performance in five areas – financial, operational, customer satisfaction, people and “Six Sigma”; and

•	Market competitiveness of our compensation program.

Company and Individual Performance

In addition to market competitiveness, we use a number of factors to determine our compensation levels and to customize our compensation program to appropriately recognize Company and individual performance and contribution to the enterprise. We consistently review performance in these five areas:

•

Financial – we focus on financial metrics that are good indicators of whether the Company and our businesses are achieving their annual or longer-term business objectives; bookings, sales, operating income, free cash flow and return on invested capital are measures used to gauge financial performance;

•

Operational – we evaluate product development and program execution through the use of tools designed to measure operational efficiencies, such as Integrated Product Development Systems and the Earned Value Management System;

•

Customer satisfaction – we measure customer satisfaction through the use of customer satisfaction surveys, performance against program cost and schedule indices, annual customer performance assessment reports and through customer award fees;

•	People – we assess our executives’ development of people, leadership behavior, ethical conduct, employee connect survey results and the development of an inclusive workforce; and

•	“Six Sigma” – we look to see how well the Company, a business or an individual has used Raytheon Six Sigma, a continuous process improvement effort designed to reduce costs and improve efficiency.

Collectively, we consider these five factors to provide a measurable assessment of executive performance that will build value for our shareholders. We look to each of them, to varying degrees, to make the most of our executive compensation decisions, from setting base salaries to providing annual and longer-term rewards.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. We use two peer groups for these purposes:

•

A core peer group, which consists of companies that are either aerospace and defense companies or that have substantial aerospace or defense businesses. We also consider a company’s complexity, operations, revenues, net income and market capitalization. We compete to varying degrees for business and talent with the companies in this core peer group. The companies comprising the core peer group are as follows:

The Boeing Company	General Dynamics Corporation
L-3 Communications Holdings, Inc.	Honeywell International, Inc.
Northrop Grumman Corporation	Lockheed Martin Corporation
Textron Inc.	United Technologies Corporation

•

A broader peer group, comprised of our core peer group and seven additional companies from other industries, which we selected on the basis of the comparability of their complexity, operations, revenues, net income and market capitalization to ours. The broader peer group companies are as follows:

3M Company	Emerson Electric Co.
Caterpillar Inc.	Eaton Corporation
General Dynamics Corporation	Illinois Tool Works Inc.
Honeywell International, Inc.	L-3 Communications Holdings, Inc.
Johnson Controls, Inc.	Lockheed Martin Corporation
Northrop Grumman Corporation	Motorola Solutions, Inc.
Textron Inc.	United Technologies Corporation
The Boeing Company

We review the peer groups annually to ensure that we have the appropriate marketplace focus. We may change the composition of our peer groups to reflect changes in our strategy and markets, or if significant changes occur to a company or companies within the peer groups. With the benefit of input from PM&P, the MDCC has made certain changes to the peer groups over the last several years. For 2013, Goodrich Corporation was removed from the core peer group after its acquisition by United Technologies Corporation, and Rockwell Collins, Inc. was removed due to size considerations. ITT Corporation was removed from the broader peer group because it spun off its defense business in 2012, while Eaton Corporation and Illinois Tool Works were added given the similarities to Raytheon in their complexity, operations, revenues, net incomes and market capitalizations.

The MDCC obtains information on the compensation levels, programs and practices of the companies within the core and broader peer groups. Statistical techniques, such as regression analysis, typically are used to adjust the data for differences in company size. The MDCC also considers market survey data for companies outside of our core and broader peer groups as a general indicator of relevant market conditions and pay practices and as a broader reference point. This market survey data was developed by national compensation consulting firms and provided to the MDCC by PM&P, its independent compensation consultant.

The MDCC establishes and evaluates compensation levels for our named executive officers based on market data primarily for our broader peer group, as well as other factors, as discussed below. While aggregate target and actual pay levels are analyzed and measured against market data, individual and Company performance can result in compensation for any one individual that varies from the market median. In 2014, PM&P also provided the MDCC with a report on peer compensation trends (levels, mix, vehicles and metrics) which is used to help set pay levels and design programs.

2014 Review of Compensation

PM&P provided the MDCC with a marketplace assessment, except as to Mr. Swanson, of our named executive officers’ 2014 compensation in comparison to compensation for comparable positions relative to the market comprised of the broader peer group.

PM&P looked at the market in terms of:

•	base salaries;

•	total cash compensation (which includes base salary and annual incentive award); and

•	total direct compensation (which includes base salary, annual incentive award and long-term incentive opportunity).

This assessment showed that for these executive officers:

•	Base salaries, on average, fell between the 50th and the 75th percentiles of the market;

•	Total cash compensation, on average, fell between the 50th and the 75th percentiles of the market; and

•	Total direct compensation, on average, closely approximated the 50th percentile of the market.

PM&P also assisted the MDCC with a pay-for-performance analysis, which assessed the correlation between our short-term pay (annual incentive award) and short-term performance and our long-term pay and long-term performance relative to the peer groups using 2013 performance data and the 2013 named executive officers. Rather than looking at current compensation opportunities (current salary, target annual incentive award and present value of long-term incentives), this analysis focused on realized or realizable pay in relation to past performance. For 2013, PM&P concluded that Raytheon continued to exhibit alignment between RBI pay- out percentage and relative performance on a short-term basis. It also determined that Raytheon’s realizable pay specific to long-term incentive awards provided to all named executive officers as a group was in general alignment with its long-term performance (based on TSR, operating income and net sales growth over the three-year period) relative to its peers, in the aggregate. A similar 2014 pay-for-performance assessment will be performed in 2015 once peer group performance data is available.

The MDCC also periodically reviews the formulas that determine benefits under our retirement plans, perquisites and our severance arrangements so that we can be sure that these plans integrate appropriately into our total compensation strategy. We provide benefits under these plans that are comparable to our peer group companies in order to offer employment packages that attract highly-qualified executives to join us and to keep our compensation competitive in order to retain such executives.

Elements of Our Compensation Program

Our executive compensation program is designed to meet the objectives discussed in the Executive Summary, including tying a significant portion of each executive’s compensation to Company and individual performance. As discussed in more detail below, our 2014 program successfully met our pay-for-performance objectives.

Our program consists primarily of the following integrated elements: base salary, annual incentive awards (RBI) and long-term incentives (LTPP and RSAs), which together make up an executive’s total direct compensation in a given year or performance period. The program is rounded out with perquisites and other executive benefits, including retirement and severance benefits.

Allocation of Total Direct Compensation

The MDCC annually reviews the relative mix of our compensation elements to those of the market for comparable positions. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

The charts and tables on pages 28 and 29 provide a further description of the mix of our compensation elements and the allocations of total direct compensation opportunities for fiscal year 2014.

Just as our shareholders put their money at risk when they invest in our Company, a significant portion of our executives’ compensation is at risk, and that risk increases with the executive’s level of responsibility. We also balance the short- and long-term focus of our executives and align their interests with those of our shareholders by making sure that a significant portion of their compensation is equity-based and subject to stock price performance. In addition, to reinforce this direct link with shareholders’ interests, we require our executive officers to own and retain a meaningful amount of our stock. See pages 41 and 42 for a discussion of our Stock Ownership and Retention Guidelines.

Base Salary

Base salary is the one fixed component of our executives’ total direct compensation that is not at risk based on Company performance and/or stock price variations. The MDCC reviews the base salaries of our executive officers annually and whenever an executive changes position. Our CEO makes salary recommendations to the MDCC with respect to his direct reports. To maintain competitive levels, we refer to the market median of base salaries for comparable positions in setting our named executive officers’ base salaries. However, we also consider the executive’s:

•	Experience for the position;

•	Personal contribution to the financial and operational performance of the Company and its businesses; and

•	Contribution in the areas of customer satisfaction, people and “Six Sigma.”

These other factors could cause any one executive officer’s base salary to be above or below the market median for a comparable position. Annual merit-based salary increases are an integral part of the annual performance management process and are used to reward and reinforce desired behaviors and maintain competitive marketplace positions.

Based on the MDCC’s review of market data and the foregoing individual factors, for 2014, the base salaries for Messrs. Wajsgras, Stephens, Yuse and Crowley increased between 3.0% and 4.0%. Mr. Kennedy received a 33.3% increase in base salary effective January 2014 in connection with his election as CEO. Additionally, he received a merit increase of 10% effective in April 2014 (at the same time as other NEO merit increases) which brought him closer to, albeit still well below, the 50th percentile of the market for his position. Mr. Swanson’s 2014 base salary remained the same as his 2013 base salary. The 2014 base salaries for our named executive officers, on average, fell between the 50th and 75th percentiles of the market.

Annual Incentives

Annual incentive awards provide a direct link between executive compensation and the achievement of financial, operational and individual goals over a one-year period. Unlike base salary, which is fixed, our executives’ annual incentive award is at risk based on how well the Company and the executive perform.

We award annual incentives under our Results-Based Incentive (RBI) Plan to focus our executive officers on attaining pre-established annual performance goals. The RBI award for our named executive officers is variable in two respects:

•	First, the funding of an overall RBI incentive pool is dependent on the Company’s success in achieving specified financial performance goals, as described below.

•

Second, the size of the executive’s RBI payout from the funded pool depends on actual performance against pre-established individual performance objectives, which can be below target or, for exceptional individual performance, as much as 200% of target.

Target Opportunities.    We generally set the target RBI amount for each executive at the median of our peer groups’ annual cash incentives for employees in similar positions. In order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds individual performance objectives.

We use the sum of target awards to determine the overall funding of the RBI incentive pool, as described below, but the targets are not entirely determinative of what any one participant’s actual RBI incentive payout will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the Company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC at the beginning of the performance year. Beginning in 2012, the MDCC discontinued use of ROIC as a financial metric for RBI, as discussed in the Executive Summary on page 31, and selected the four financial metrics, weighted as identified below, for purposes of funding an overall pool for the RBI plan:

•	Bookings – 20% – a forward-looking metric that measures the value of new contracts awarded to us during the year and an indicator of potential future growth.

•	Net Sales – 30% – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – 20% – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our shareholders.

•	Operating Income from Continuing Operations – 30% – a measure of our profit from continuing operations for the year, before interest and taxes, and after certain non-operational adjustments.

FCF and Operating Income from Continuing Operations are non-GAAP financial measures and are calculated as follows:

•

FCF is operating cash flow from continuing operations less capital spending and internal use software spending, excluding the impact of changes to cash flow from pension and post-retirement benefits-related items and other similar non-operational items.

•

Operating Income from Continuing Operations is operating income from continuing operations, excluding the FAS/CAS pension and post-retirement benefits income/expense and, from time to time, certain other items.

Considered in the aggregate for 2014, the four metrics were strong indicators of our overall performance and our ability to create shareholder value. These measures were balanced among long-term and short-term performance, growth and efficiency and have been aligned with our business strategies. For example, we continue to focus on growing our business in core defense and new markets, both domestic and international, and we expect our success in this area to be reflected in our bookings in the shorter-term and net sales in the longer-term. In addition to growing our business, we maintain a strong focus on program execution in order to maximize operating income and cash.

For each financial metric, we set a specific target performance goal and a defined performance range around the target. The performance range consists of a threshold – or minimum performance level – and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. We also establish a funding range around the target for each financial metric of 75% to 150% of target. If Company performance falls within the performance range (e.g., between the threshold and maximum performance levels), the funding amount is based on the corresponding funding range. A total Company RBI funding percentage is determined based on the overall performance of the Company against each of these financial metrics. The RBI payouts to all of our named executive officers, including those who are leaders of individual businesses, are based on the total Company RBI funding percentage. In addition to the financial metrics, the MDCC has given our CEO the authority to increase or decrease funding of the RBI pool based on an assessment of an individual business’ performance on criteria such as customer satisfaction, growth, people and productivity.

The following table summarizes the performance target, and the corresponding total Company RBI funding percentage, for 2014:

Financial Metric	Performance Target	RBI Funding
Bookings	$23.39B	102.8%
Net Sales	$22.86B	99.8%
Free Cash Flow	$1.94B	105.8%
Operating Income from Continuing Operations	$2.88B	106.5%
Overall Funding Level %		103.6%

The Company had a solid operating performance in 2014. We exceeded target on three of the four metrics, and nearly achieved target for net sales, resulting in an overall funding level of 103.6%.

The RBI financial metric targets for a performance year are based on our annual operating plan for that year. The annual operating plan represents management’s view of the expected performance of the Company as a whole and its individual businesses for the coming year based on identified challenges, risks and opportunities. The annual plan is built using a rigorous “bottom up” approach. Each business’ proposed plan is carefully considered and scrutinized by management through multiple reviews. Often management requires the businesses to increase or “stretch” their plan financial targets and incorporate other changes. Based on the annual plans of the businesses, management prepares the Company’s annual operating plan which is finalized after review, assessment and approval by the Board. In addition, consistent with past practice, Company performance against these financial metric targets, which are established at the beginning of the year and based on anticipated operational performance during the year, is adjusted to account for the impact of certain matters not factored into the annual operating plan, such as acquisitions and dispositions that occur after the applicable targets are established, and certain non-operational items.

Individual Performance Objectives.    Individual performance is directly reflected in an executive’s RBI award. While combined Company and individual business performance determines funding of the overall RBI pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, as well as the executive’s achievement of individual performance objectives. If an executive under-performs in relation to his objectives, his RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his performance objectives could receive up to 200% of target.

Individual performance objectives are established annually in writing for executive officers and are primarily comprised of quantifiable objectives with some subjective measures also included. In the case of our CEO, the MDCC recommends, and the full Board (excluding the CEO) approves, a statement of the CEO’s objectives. In connection with his annual performance evaluation, our CEO provides to the MDCC a written self-appraisal, assessing his performance against these objectives. The MDCC discusses the CEO’s performance and provides a preliminary performance evaluation. The MDCC’s preliminary evaluation is then discussed with all of the independent directors in an Executive Session of the Board, at which time each Director has an opportunity to provide input. Based on this evaluation, the MDCC recommends, and the full Board (excluding the CEO) approves, the CEO’s RBI award and other compensation. The CEO receives performance feedback directly from the Lead Director and the Chair of the MDCC.

A similar process was followed in 2014 for Mr. Swanson, as Chairman. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of the extent to which objectives are met.

Examples of individual performance objectives for our named executive officers for 2014 include:

•	Financial objectives within the individual’s business or functional area;

•	Establishing and maintaining strong customer relationships through excellent program performance and providing innovative solutions;

•	Successfully managing human resources and developing a more effective organization within the individual’s business or functional area;

•	Improving employee connect survey results;

•	Achieving exemplary regulatory compliance;

•	Increasing energy efficiency and successfully implementing workplace safety initiatives;

•	Demonstrating effective leadership behaviors; and

•	Promoting a culture of innovation through respect and inclusion.

This individual assessment promotes accountability for each executive’s performance and helps differentiate our executives’ compensation based on performance. Thus, while the target incentive award for each executive is set with reference to the marketplace median for his position, in order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds his individual performance objectives.

Based on Company, business and individual performance in 2014, our named executive officers, other than Messrs. Crowley and Swanson, received RBI amounts that were above the funded RBI target level. A summary of the individual performance of each named executive officer in 2014 follows:

Thomas Kennedy

Under Mr. Kennedy’s leadership as Chief Executive Officer, effective March 31, 2014, Raytheon focused on reducing costs, improving affordability and delivering strong returns, while at the same time investing in its future. As a result, the Company delivered strong performance against its business plan, ending the year with a solid balance sheet and continued global demand across its missile defense, electronic warfare, cybersecurity, C4ISR and training portfolio. This performance drove total shareholder return which surpassed the S&P 500, with the Company’s stock price hitting a new all-time high. In 2014, international bookings increased by 26.6%, and international backlog reached 40% of the Company total. International sales grew by 1.5%, comprising 29% of total Company sales. Raytheon continued to be recognized for its achievements by customers, as well as investors. Significant competitive wins during the year included the Family of Beyond Line-of-Sight Terminals strategic military satellite terminal contract and the Launch and Test Range System Integrated Support contract, both with the U.S. Air Force. International competitive wins included the North Warning System, an operations, maintenance and logistics support contract with the Canadian Department of National Defense, and both an Air Defense Operating Center and Patriot Fire Units for the State of Qatar. Under Mr. Kennedy’s leadership, Raytheon continued to excel in the areas of corporate governance and responsibility, diversity and inclusion, health and safety, and sustainability. In 2014, Raytheon was recognized for the tenth year in a row by the Human Rights Campaign (HRC) Corporate Equality Index with a score of 100 percent and received HRC’s Best Place to Work designation. Raytheon was awarded the 2014 Corporate Leadership Award by Transparency International–USA for its commitment to shaping initiatives that promote high business standards, transparency and anti-corruption in the U.S. and internationally. Raytheon also received the Energy Star Partner Award from the U.S. Environmental Protection Agency and has been recognized as one of the 100 Best Corporate Citizens by Corporate Responsibility Magazine.

David Wajsgras

Under Mr. Wajsgras’ leadership as Chief Financial Officer, the Company once again delivered solid financial performance in a challenging business environment, exceeding its 2014 goals with respect to operating income and earnings per share from continuing operations, bookings and free cash flow. In 2014, Mr. Wajsgras led and executed on a number of key strategic initiatives of the Company, including the acquisition of Blackbird Technologies, a leading provider of persistent surveillance, secure tactical communications and cybersecurity solutions to the Intelligence Community and special operations market. He also assumed a key leadership role in extending Raytheon’s advanced cyber solutions into both government and commercial markets. Additionally, by improving productivity in relation to financial processes, controls and reporting, he enabled the Company’s senior business and product line leaders to focus on a wider array of business opportunities. Under his leadership, the Raytheon Finance organization has continued to successfully focus on talent development and succession planning to meet current and future talent organizational requirements. Mr. Wajsgras is a member of the Executive Diversity Leadership Team, and the Executive Sponsor of the Raytheon Persons with Disabilities employee resource group.

Jay Stephens

As General Counsel and Corporate Secretary, Mr. Stephens has been instrumental in supporting Raytheon’s global business strategy, successfully managing the Company’s risk profile, fostering a culture of compliance and business integrity, and building a collaborative team of professional business partners. He contributed significantly to the Company’s successful performance in 2014 through his leadership in legal and regulatory affairs, ethics, sustainability, health and safety, and governance areas, as well as broad-based business guidance. He provided counsel, leadership, operational support, and guidance to the Board in support of the Company’s organizational changes, including the Company’s CEO and Chairman transition and succession. Additionally, under his leadership, Raytheon was publicly recognized for industry-leading practices in the areas of compliance and anti-corruption sustainment processes. In 2014, he was recognized by the National Law Journal as one of “America’s 50 Outstanding General Counsel.”

Richard Yuse

Under Mr. Yuse’s leadership as its president, the Company’s Space and Airborne Systems (SAS) business unit met or exceeded its 2014 sales, bookings, backlog, operating profit, cash flow and ROIC goals. Mr. Yuse successfully led SAS’s strategic efforts to address changing market dynamics, and continued to focus the business on making key technology investments that have positioned SAS for future growth. This success is reflected in SAS’s strong competitive win rate and key program wins in the Electronic Warfare segment and classified Space programs. It also has created a program and technology portfolio with synergies across the Department of Defense, the Intelligence Community and international markets. In 2014, Mr. Yuse was a contributing speaker for the Royal United Services Institute series on International Missile Defense, London. Mr. Yuse also serves as a member of the Governing Board of Northeastern University.

Daniel Crowley

Under Mr. Crowley’s leadership as its president, the Company’s Integrated Defense Systems (IDS) business provided affordable, integrated solutions to a broad spectrum of international and domestic customers in multiple mission areas. With a continued focus on improving competitiveness in the domestic and international marketplace, IDS was awarded several key contracts with long-term financial impact. New international contract awards for a Patriot Missile System and an air defense operations center are examples of quality solutions that met international customer needs in 2014 and positioned IDS for future growth. Mr. Crowley took actions that resulted in over $300 million in cost savings enhancing IDS’s competitiveness and ability to invest in its business. Mr. Crowley led five enterprise-wide campaigns, with active collaboration from the other three Raytheon businesses, in support of global growth. Additionally, he championed the formation of the Raytheon Veterans (RAYVETS) Employee Resource Group, which was launched in 2014 with over 2,000 members.

William Swanson

Based on his performance as CEO during a portion of 2014 and his assistance with the successful transition of Mr. Kennedy to CEO, and Chairman thereafter, Mr. Swanson received an RBI award for 2014 prorated for his employment through September 30, 2014 and based on target level of performance.

Long-Term Incentives

Our long-term incentives reward Company leaders and assist with the retention of these leaders. By aligning financial rewards with the economic interests of our shareholders, leaders are encouraged to work toward achieving our long-term strategic objectives. Our named executive officers receive long-term incentive awards in the form of performance-vesting restricted stock units pursuant to our Long-Term Performance Plan (LTPP) and restricted stock or restricted stock unit awards that vest on a specified time schedule (RSAs). While we do not follow a formula allocation as between the two forms of long-term incentives, we more heavily weight the performance-based awards under the LTPP.

We target our named executive officers’ long-term incentives, on average, between the 50th and 75th percentiles of the market for long-term incentives for employees in similar positions. The 2014 Grants of Plan-Based Awards table on page 51 shows the LTPP and RSAs that were granted to each of our named executive officers for 2014.

LTPP.    We award performance-based restricted stock units pursuant to the LTPP under our 2010 Stock Plan to encourage both retention and targeted performance. The LTPP provides awards of restricted stock units that vest at the end of a three-year performance cycle based upon the achievement of specific pre-established levels of Company performance. Stock units may be settled in our common stock or in cash, at the discretion of the MDCC. The LTPP awards are granted annually in independent over-lapping three-year cycles, which provides continuity of opportunity and marketplace consistency.

The performance goals for the 2014-2016, 2013-2015, and 2012-2014 performance cycles are based on the following weighted metrics:

Performance Cycle	ROIC	CFCF	TSR	Total
2014 – 2016	50%	25%	25%	100%
2013 – 2015	50%	25%	25%	100%
2012 – 2014	50%	25%	25%	100%

We have used the same performance metrics since 2006 and the same weightings since 2007. In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•	Return on Invested Capital (ROIC) measures how efficiently and effectively we use capital.

•

Cumulative Free Cash Flow (CFCF) measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our shareholders. The calculation of CFCF is essentially the same as the FCF calculation described above under the discussion of the RBI plan.

•

Total Shareholder Return (TSR) compares our stock price appreciation, including reinvested dividends, over the performance period to our peers’ stock performance over the same period and provides a percentage ranking.

Like CFCF and TSR, ROIC is a non-GAAP financial measure and is calculated as follows:

•

ROIC is (a) (i) income from continuing operations, excluding (ii) the after-tax effect of the FAS/CAS pension and post-retirement benefits income/expense and, from time to time, certain other items, plus (iii) after-tax net interest expense plus (iv) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by (b) (i) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding (ii) financial guarantees, less net investment in discontinued operations, and adding back (iii) the liability for defined benefit pension and other post-retirement benefit plans, net of tax and excluding (iv) other similar non-operational items. Such calculation also includes certain variations due to averaging the metric over the three-year performance cycle.

In 2011, we adjusted the ROIC definition from the prior year’s definition to exclude any change from pension contributions. This adjustment eliminates all of the non-operational pension impact from the calculation in order to more clearly reflect the underlying business performance.

We selected these three non-GAAP financial performance measures because they fairly represent the Company’s overall performance and, we believe, lead to the creation of long-term value for our shareholders. They also reflect input from our investors. For example, CFCF is a useful measure because our ability to generate cash efficiently will continue to be critical to our ability to fund our operations, grow our business, prudently manage our debt levels, and, going forward, will be useful in making investments in the Company, developing technologies, and making acquisitions to meet our strategic objectives.

We use comparative TSR as one of our metrics because investors recognize it as an appropriate measure to incentivize executives. We use the core peer group rather than the broader peer group for this comparison because the TSR of our peer aerospace and defense companies is more relevant to our performance. However, our comparative TSR performance may be impacted by a number of factors not necessarily related to our performance. For example, the TSR of our peer companies may be impacted by extraordinary events on financial results, or may be impacted differently by economic and business factors due to their different mixes of commercial and defense businesses.

In setting the performance levels for each of these metrics in the LTPP, we start with our five-year financial plan. The five-year plan represents management’s long-term view of the potential performance of the Company for such period, based on identified future challenges, risks and opportunities, and is reviewed by the Board of Directors. We take the three relevant years within the five-year strategic plan and derive a three-year set of financial targets. This set of targets is reviewed by the MDCC and is used for setting the three-year LTPP target performance metrics. The LTPP targets are established at the beginning of each three-year cycle when the performance results are uncertain. We do not make changes in the LTPP targets as a result of subsequent revisions to our business projections. However, due to the environment of economic and industry uncertainty over the past several years, and the challenges of setting three-year performance targets in such environment, the MDCC has provided for the possibility of adjustments to performance for the 2011-2013, 2012-2014, 2013-2015 and 2014-2016 LTPP performance cycles. Such potential adjustments are intended to take into account differences between the conditions reasonably assumed when metrics were established and the actual conditions that might take place during such performance cycles. The conditions are regarded as largely outside the control of the Company and generally relate to Department of Defense (DoD) budget and contract award uncertainties and, for certain performance cycles, the timing of international contract awards. The potential adjustments were predetermined using clearly articulated objective criteria established at the time of the MDCC’s approval of the performance metrics for the respective plan period and made subject to a cap. The performance criteria are not subject to further adjustment, although the MDCC retained discretion to adjust awards downward in compliance with Section 162(m) of the U.S. Internal Revenue Code. Based on management’s recommendation and an assessment of overall economic conditions, and the DoD budget and contracting environment, the MDCC determined that similar predetermined potential adjustments to performance were not necessary for the 2015-2017 LTPP performance cycle.

Given that the LTPP financial metric targets are long-term estimates of potential Company performance, it is difficult to predict accurately whether they will be met as the Company’s performance during the period will be impacted by a wide range of known and unknown factors, including geo-political events, macroeconomic conditions and other matters beyond our control. As a result of these factors, it is too early to tell how our future financial performance will affect future LTPP awards.

The following table summarizes our performance in the three performance metrics and the corresponding funding for such metrics for the 2012-2014 LTPP award cycle.

Performance Metric and Weighting	Performance Against Targets	Metric Funding
CFCF (25%)	$5,331 million (pre-established target of $3,893 million and maximum of $5,393 million)	43.8%

TSR (25%)	Ranked third within our core peer group (with funding dependent on our relative rank compared to our core peer group of 9 companies, including ourselves)	41.7%

ROIC (50%)	13.89% (pre-established target of 12.57% and maximum of 14.18%)	87.5%

		173.0%

Target levels on all three metrics were exceeded, resulting in a combined factor of 173.0% of target being earned and paid out in shares of common stock for the 2012-2014 award cycle. The final ROIC and CFCF performance was based on the ROIC and CFCF metrics, without any further adjustment by the MDCC.

Restricted Stock Awards.    Restricted stock and restricted stock unit awards with time-based vesting schedules (RSAs) provide a strong retentive complement to the LTPP, while still keeping focus on creating shareholder value. RSAs also encourage executive officers to manage the Company from the perspective of an owner with an equity stake in our business. Generally, restricted stock awards granted to our named executive officers in 2014 vest in three equal tranches on each of the second, third and fourth anniversaries of the grant date, provided, other than as noted below, the executive is then still employed by the Company. The two-year vesting period for the first tranche, and the four-year vesting period for the entire award, are effective ways to promote retention of our executives.

As previously discussed in the 2014 Proxy Statement and other public disclosures, in 2013, the MDCC determined that, beginning in 2014, time-based awards to retirement-eligible employees, who, as of award date, have attained the age of 60 with at least ten years of service with the Company, including eligible executive officers, will generally be in the form of restricted stock units that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee’s compliance with certain post-employment covenants, including non-competition, non-solicitation of employees, non-interference with contractual arrangements, confidentiality and cooperation in certain specified instances. In making this determination, the MDCC received input from PM&P and assessed a number of considerations, including peer company practices, uncertainties in the aerospace and defense industry and considerations associated with organizational change.

Stock Ownership and Retention Guidelines

To reinforce our culture and expectation of long-term share ownership, we have implemented stock ownership guidelines for our elected officers. (See the following table.) In 2013, the guidelines were amended to increase the threshold ownership requirements for our CEO and elected Vice Presidents, and to create a new requirement for our then new COO role. These guidelines are designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with shareholder interests, and demonstrate our officers’ commitment to enhancing long-term shareholder value. The MDCC regularly reviews the requisite ownership levels, as well as attainment of these ownership levels, by our elected officers. As of December 31, 2014, each of our named executive officers had met or exceeded his stock ownership requirements.

Stock Ownership and Retention Guidelines for Elected Officers

Ownership Guidelines	• CEO: • COO: • Senior Vice Presidents: • Business Presidents: • Other Elected Vice Presidents:	6 x base salary 4 x base salary 3 x base salary 3 x base salary 2 x base salary

Time to Meet Requirements

•   5 years from date on which guidelines become applicable to the officer.

•   Officers may not dispose of Company stock until attaining ownership thresholds and thereafter must maintain specified ownership levels.

Policy Against Hedging with Respect to Company Stock

To assure alignment with the long-term interests of our other shareholders, under the Company’s Insider Trading Policy, our officers, as well as other employees and non-employee directors, may not engage in:

•

Short sales of Company stock or transactions in any derivative of a Company security, including, but not limited to, puts, calls and options (other than the receipt and exercise of options that might be granted by the Company pursuant to a Company compensation plan), nor

•

In any type of hedging or similar monetization transaction involving company securities, including, but not limited to, financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, nor

•	Other transactions that would permit the holder to own Company securities without the full risks and rewards of ownership.

Perquisites and Other Executive Benefits

While a relatively small portion of our executives’ total direct compensation opportunities, perquisites and other executive benefits are important to ensure competitiveness at the senior leadership level. Under our executive perquisite policy, we provide our executive officers a car allowance, financial planning services, executive physicals and life insurance coverage benefits. We also provide other perquisites to certain executives in limited circumstances due to our security and personal safety requirements. Individually and in the aggregate, the perquisites we provide to our named executive officers are comparable in scope to those provided by the companies in our peer groups, particularly in the core peer group of aerospace and defense companies. In 2012, we changed our perquisites policy to transition all car leases to car allowances as leases terminate. All executives have now transitioned from leased vehicles to car allowances. In 2011, we also eliminated the following perquisites previously provided to executive officers after a separation: car allowances, excess liability insurance, financial planning services and executive physicals.

Retirement Benefits and Deferred Compensation

Retirement Benefits.    Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide an element of financial security that promotes retention. Our retirement program, including the amount of benefit, is comparable to those offered by the companies in our peer groups and, as a result, ensures that our executive compensation remains competitive.

We maintain the following broad-based retirement plans:

•	the Raytheon Savings and Investment Plan (RAYSIP), a tax-qualified defined contribution retirement plan (401(k) plan) in which all of our executive officers are eligible to participate;

•

the Raytheon Company Pension Plan for Salaried Employees, a tax-qualified, defined benefit pension plan that covers most of our salaried employees and executive officers, including Messrs. Wajsgras, Stephens, Yuse and Swanson; and

•

the Raytheon Non-Bargaining Retirement Plan, a tax-qualified, defined benefit pension plan that covers most of the people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997, including Mr. Kennedy.

We also maintain the Raytheon Excess Pension Plan for employees who qualify, including Messrs. Kennedy, Wajsgras, Stephens and Yuse. The Raytheon Excess Pension Plan is a nonqualified excess pension plan which provides benefits that would have been provided to a participant under the tax-qualified pension plan but for compensation limits imposed under the U.S. Internal Revenue Code (IRC).

We also sponsor the tax-qualified Retirement Income Savings Program (RISP) within RAYSIP. Employees who joined the Company after December 31, 2006 are eligible for RISP, in lieu of one of our defined benefit pension plans. Participation begins after one year of employment. Raytheon contributes from 2.5% to 9% of eligible compensation to the participant’s RISP account based on date of hire, age on date of hire and years of service. Participants direct the investment of their RISP account from among RAYSIP’s investment options. For participants in the tax-qualified RISP, we also maintain the nonqualified RISP within the Deferred Compensation Plan (as discussed below) for contributions on compensation over the IRC compensation limit. Participants vest in the tax-qualified and nonqualified RISP accounts after three years of service to the Company. Mr. Crowley is the only named executive officer who was not with the Company as of December 31, 2006 and, as such, is the only one who participates in RISP.

In addition, certain senior executives, including our named executive officers, are eligible to participate in the Raytheon Company Supplemental Executive Retirement Plan (SERP). The SERP is designed to replicate, but not exceed, the retirement benefit that a mid-career person joining the Company would achieve under the qualified and excess pension plans had such person begun his or her career with Raytheon. The SERP benefit (up to 50% of final average earnings for a participant who retires after age 60 with at least 15 years of service to the Company) is offset by amounts payable under our other Company pension plans, any prior employer plan and Social Security and, in the case of Mr. Crowley, the annuity value of his account in the RISP.

Mr. Swanson and Mr. Kennedy will not receive a payment under the SERP because of their longstanding service with Raytheon (42 years for Mr. Swanson and 31 years for Mr. Kennedy). Mr. Swanson’s pension benefit under the formula in our qualified and excess pension plans exceeds the maximum 50% of final average earnings that the SERP would provide. The same would be true for Mr. Kennedy were he to retire. Because the SERP has offsets for the pension plan benefits, there would be no excess benefit payable under the SERP. Our other named executive officers could be eligible for SERP benefits, depending on when they retire.

Each of the above retirement plans, including the SERP, is described in more detail under the heading “Pension Benefits” beginning on page 58.

Deferred Compensation Plan.    We maintain the Raytheon Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 50% of their salary and up to 90% of their annual RBI plan awards and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elect to defer in order to accumulate tax-deferred returns. Plan participants can allocate their account balances among substantially the same investment options available under our qualified RAYSIP, which also accumulate on a tax-deferred basis. We make a matching contribution of up to 4% of deferrable compensation. In addition, for participants in the tax-qualified RISP, we make contributions from 2.5% to 9% of compensation over the IRC compensation limit. The provision of this deferral opportunity is a competitive practice in the marketplace. For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 61.

Severance Pay Arrangements

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with the Company. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of long-term employment contracts, we offer specified severance benefits under our executive severance guidelines. For our named executive officers, the severance benefits under these guidelines provide a multiple of base salary and target annual incentive award of 2.0, except for Mr. Crowley for whom the multiple is 1.0, and continuation of welfare benefit and pension plans, other than the SERP, for two years, except for Mr. Crowley for whom it is one year. In 2009, we changed our guidelines prospectively for new officers first elected on or after January 1, 2010, such as Mr. Kennedy, to reduce these multiples to 2.0 for the CEO and 1.0 for other officers. At the same time, we also eliminated the following post-separation perquisites previously provided to certain executives: car allowances, excess liability insurance, financial planning services and executive physicals.

Separate from our executive severance guidelines, we have change-in-control agreements with our executive officers that have been reviewed and approved by the MDCC. Changes in corporate control are often accompanied by changes in the corporate culture and job losses, especially at executive levels. If a transaction affecting corporate control of Raytheon were under consideration, we expect that our executives would naturally be faced with personal uncertainties and distractions about how this might affect their continued employment by the Company. By entering into change-in-control agreements before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication on our shareholders’ best interests, despite any threatened or pending change-in-control, and to encourage our executives to stay with the Company until the transaction is completed. The agreements do this by providing a meaningful severance benefit in the event that a change-in-control occurs and, within the 24 months after the change-in-control, the executive is either terminated without cause or resigns due to a material reduction in compensation or a material change in the executive’s job duties without his consent. These agreements are not intended to provide a windfall to our executives occasioned by a change-in-control. The agreements provide for a “double trigger” such that an executive would only receive severance benefits upon a qualifying termination following a change-in-control, and not simply upon a change-in-control. Furthermore, any benefit received by an executive under a change-in-control agreement would be reduced by the severance benefit he or she may earn under our severance guidelines as described above, so that there would be no duplication of benefits.

Our change-in-control agreements no longer provide tax gross-up protection for excise taxes that might apply in the event of a change-in-control. We have also eliminated the following perquisites upon a qualifying termination within 24 months after a change-in-control: car allowances, excess liability insurance, financial planning services and executive physicals. Our severance programs, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by the companies in our peer groups. The MDCC’s independent consultant has confirmed that our change-in-control and other severance arrangements are competitive in our industry. For more information on our executive severance policy and the terms of our change-in-control agreements, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 62.

Executive Transitions

As previously disclosed, in connection with his retirement from the Company effective September 30, 2014, the Company entered into a transition agreement with Mr. Swanson which, among other things, provided for the grant of certain restricted stock units consistent with the MDCC’s approach with respect to retirement-eligible employees noted above under “Long-Term Incentives – Restricted Stock Awards.” For more information on Mr. Swanson’s transition agreement see “Potential Payments Upon Termination or Change-in-Control” beginning on page 62.

Mr. Stephens and the Company also have entered into a transition agreement pursuant to which the parties agreed upon elements of Mr. Stephens’ 2015 compensation during the transition period leading to his planned retirement on June 30, 2015, as well as the grant of certain restricted stock units consistent with the MDCC’s approach with respect to retirement-eligible employees noted above under “Long-Term Incentives – Restricted Stock Awards.” For more information on Mr. Stephens’ transition agreement see “Potential Payments Upon Termination or Change-in-Control” beginning on page 62.

Enhancements in Governance

In recent years, the Company has adopted a number of important governance enhancements related to its executive compensation program. In 2013, the Board amended its Governance Principles to increase the multiple of base salary necessary to satisfy our stock ownership guidelines applicable to the CEO from 5.0 to 6.0, while also increasing the multiple applicable to certain other categories of elected officers. Also in 2013, the MDCC revised the guidelines applicable to change-in-control agreements to reduce the multiple of base salary and target annual incentive award to be provided under such agreements from 3.0 to 2.0 for those executive officers, other than the CEO, first hired or appointed as an officer on or after July 31, 2013.

In 2009, the MDCC adopted a formal policy to ensure that it will continue to receive independent and unbiased advice and analyses from its compensation consultant. At the same time, the Board made related amendments to the MDCC charter to require an annual MDCC assessment of the independence of its outside compensation consultant and the pre-approval of any services proposed to be provided by such consultant to the Company. Early in 2013, both the policy and the charter were amended to incorporate new NYSE standards effective on July 1, 2013 establishing the specific independence factors which must be considered before selecting any compensation committee adviser. The policy, as amended, requires the MDCC to assess annually the independence of its compensation consultant, considering all relevant factors including those enumerated in the NYSE standards and, further, prohibits the consultant from providing certain services either to our executive officers and directors, personally, or to the Company (other than the MDCC). The services to the Company subject to this prohibition are advice to management related to executive and director compensation, employee compensation and employee benefits.

As part of the independence assessment mandated by the policy, the MDCC reviews any services proposed to be provided by the consultant to the Company not otherwise prohibited under the policy and considers whether the provision of such non-MDCC services to the Company will impair the consultant’s independence. Such non-MDCC services may be provided only with the MDCC’s pre-approval. Additionally, as a guideline to avoid any actual or perceived conflict of interest or bias, the policy limits the fees paid by the Company for such non-MDCC services to no more than 1% of the consulting firm’s annual gross revenues.

The Board amended the Company’s Governance Principles in 2008 to add a Restatement Clawback Policy. This policy gives the Board the right to recover RBI payments, LTPP awards and restricted stock awards made on or after January 1, 2009 to any elected officer, to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

The Board amended the Governance Principles in 2009 to clarify stock retention requirements in the Stock Ownership and Retention Guidelines. The clarifications implement existing Company policy under which executive officers and directors may not dispose of Company stock until attaining ownership thresholds and thereafter must maintain specified ownership levels. In 2011, the Board revised the stock ownership guidelines applicable to directors to provide that each director is expected to own shares of Company stock with a market value of at least four times the cash component of the director’s annual retainer for service on the Board. In 2013, the Board further revised the stock ownership guidelines applicable to officers to provide increased ownership thresholds for our CEO and elected vice presidents.

The Board also amended the MDCC charter in 2009 to formalize the practice and responsibility of the MDCC to review succession plans for the CEO, executive officers and other elected officers of the Company and career development plans for elected officers and other key employees.

Other Considerations

Tax Considerations.    Under Section 162(m) of the U.S. Internal Revenue Code, there is a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to compensation paid to certain of our named executive officers. However, qualified performance-based compensation will not be subject to the deduction limit if specified requirements are met. To maintain flexibility in compensating our executives, the MDCC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the MDCC believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualified performance-based compensation under Section 162(m) while others are not.

In 2006, the MDCC determined that compensation paid pursuant to awards under the LTPP, starting with our LTPP awards made for the 2006-2008 performance cycle, should generally be structured with a goal that they be tax deductible pursuant to Section 162(m). As a result, we obtained shareholder approval of the performance goals that may be used with respect to the LTPP at our 2006 Annual Meeting of Shareholders, and we operate the LTPP intending to comply with the Section 162(m) exemption. The MDCC also made this determination with respect to the 2010 Stock Plan which was approved by the shareholders at the 2010 Annual Meeting of Shareholders. Under Section 162(m), shareholder approval of the performance goals, must be obtained at least every five years. As a result, the Company is seeking such shareholder approval at the 2015 Annual Meeting of Shareholders. See “Approval of the Raytheon Company 2010 Stock Plan for Section 162(m) Purposes” on page 67.

However, neither our annual RBI awards nor our time-based restricted stock awards are eligible for the performance-based compensation exemption from Section 162(m). In the case of our RBI awards, we believe that the ability to exercise judgment about our executives’ individual performance in certain areas that do not easily lend themselves to specific objective measurement, such as effective management of human resources, ethical business behavior and leadership competencies, outweighs the cost to us of the loss of a tax deduction imposed by the limits of Section 162(m).

Other Considerations.    Many of our government contracts are cost-reimbursable contracts under which we are reimbursed for our allowable costs. These types of contracts are subject to special regulations about what are and are not allowable costs, which we sometimes take into consideration in structuring our compensation program. For example, since compensation in the form of time-based restricted stock is an allowable cost and stock options are not, in 2004 we began to use consistently restricted stock awards in our executive compensation program rather than stock options.

Equity Grant Practices

Historically, we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. We have an internal policy on equity grant practices, approved by the MDCC, which provides, among other things, that equity awards shall be approved only at regularly scheduled meetings of the MDCC or Board, that equity awards granted to new employees or directors or promoted employees shall be considered by the MDCC or Board at a regularly scheduled meeting subsequent to the hire or promotion date, and that equity awards shall not be granted with a retroactive effective date.

Agreed-Upon Procedures on Compensation Tables

As part of the Company’s annual governance procedures, our independent registered public accounting firm is engaged to perform certain agreed-upon procedures determined by the Company and the Audit Committee of our Board, with respect to the information provided in the compensation tables related to the named executive officers.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee is comprised entirely of independent directors. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

William R. Spivey, Chairman,

James E. Cartwright, Ronald L. Skates and Linda G. Stuntz

The above report of the Management Development and Compensation Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the compensation for each of our named executive officers in all capacities for the fiscal years ended December 31, 2012, 2013 and 2014, other than Mr. Kennedy who became a named executive officer in 2013.

The table below was prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our named executive officers or the Company’s view of their total compensation opportunities in 2012-2014. More specifically, the amounts under “Stock Awards” do not represent the actual amounts paid to or realized by our named executive officers for these awards during 2012-2014 and simply represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. The Long-Term Performance Plan awards are subject to future Company performance and, like the restricted stock awards, are subject to future vesting periods. Likewise, the amounts under “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” which represent the change in the actuarial present values of such officers’ accumulated pension benefits based on the same assumptions we use for financial reporting purposes, do not reflect amounts paid to or realized by our named executive officers during 2012-2014, nor does the MDCC consider such changes in pension benefits as an element of its annual compensation decisions. For information regarding the named executive officers’ compensation opportunities in 2012-2014, see our supplemental table on page 30 in “Compensation Discussion and Analysis.” The supplemental table is not a substitute for the required table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(3)(4) ($)	All Other Compensation(5) ($)	Total ($)
Thomas A. Kennedy	2014	$1,057,698	$—	$7,222,279	$—	$2,500,000	$2,630,251	$323,136	$13,733,364
Chairman and Chief Executive Officer	2013	664,017	—	3,318,290	—	1,200,000	2,415,847	142,436	7,740,590

David C. Wajsgras	2014	$929,694	$—	$2,922,243	$—	$1,100,000	$1,055,542	$152,328	$6,159,807
Senior Vice President and Chief Financial Officer	2013	901,434	—	2,571,068	—	1,100,000	218,627	158,674	4,949,803
	2012	871,800	—	2,429,367	—	1,000,000	600,782	138,098	5,040,047

Jay B. Stephens	2014	$813,666	$—	$2,266,641	$—	$1,300,000	$870,658	$150,855	$5,401,820
Senior Vice President, General Counsel and Secretary	2013	788,926	—	2,265,579	—	1,000,000	—	120,986	4,175,491
	2012	762,979	—	2,227,106	—	950,000	856,563	122,096	4,918,744

Richard R. Yuse	2014	$678,268	$—	$2,919,487	$—	$800,000	$1,653,168	$158,850	$6,209,773
Vice President, and President, Space and Airborne Systems	2013	631,138	—	2,518,343	—	700,000	537,924	164,476	4,551,881
	2012	556,680	—	2,178,258	—	675,000	1,168,838	137,132	4,715,908

Daniel J. Crowley	2014	$741,206	$—	$2,519,485	$—	$675,000	$—	$172,957	$4,108,648
Vice President, and President, Integrated Defense Systems	2013	717,262	—	2,518,343	—	750,000	—	263,016	4,248,621
	2012	691,028	—	2,178,258	—	575,000	—	118,595	3,562,881

William H. Swanson	2014	$1,178,228	$—	$18,861,175	$—	$2,300,000	$4,538,460	$493,844	$27,371,707
Former Chairman and Chief Executive Officer	2013	1,463,456	—	11,555,135	—	3,500,000	—	627,663	17,146,254
	2012	1,414,421	—	11,346,745	—	3,400,000	2,416,710	446,160	19,024,036

(1)

Amounts represent the aggregate grant date fair values of restricted stock, restricted stock units (RSUs) and Long-Term Performance Plan (LTPP) awards granted in 2014, 2013 and 2012, respectively, in accordance with the accounting standard for share-based payments, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Values for LTPP awards, which are subject to performance conditions, are computed based upon the probable outcome of the performance conditions as of the grant date of such awards. The values of the 2014-2016 LTPP awards at the grant date of such awards, assuming the highest level of performance conditions will be achieved during the three-year performance cycle, are as follows: Mr. Kennedy – $8,444,637; Mr. Wajsgras – $2,744,551; Mr. Stephens – $2,533,372; Mr. Yuse – $2,638,961; Mr. Crowley – $2,638,961; and Mr. Swanson – $13,722,364. As a result of his retirement from the Company on September 30, 2014, Mr. Swanson is only entitled to a prorated payment based on the

Company’s performance and the number of months employed during the performance cycle. For more information on potential payouts under the 2014-2016 LTPP awards, see “2014 Grants of Plan-Based Awards” on page 51.

The grant date fair values of restricted stock awards are based on the stock price on the date of grant and the number of shares (or the intrinsic value method). The grant date fair values of the RSUs also are based on the intrinsic value method. The grant date fair values of LTPP awards are calculated using the intrinsic value method for the CFCF and ROIC portions of the awards and the Monte Carlo simulation method for the total stockholder return portion of the awards. For more information on the assumptions used by us in calculating the grant date fair values for restricted stock, RSUs and LTPP awards, see Note 12: Stock-based Compensation Plans to our financial statements in our 2014 Form 10-K. A description of the material terms and conditions of the stock awards granted to the named executive officers in 2014 can be found on page 53 under the heading “2014 Grants of Plan-Based Awards – Equity Awards.”

With respect to Mr. Swanson for 2014, this amount also includes the grant date fair value for 79,287 RSUs granted by the Company to Mr. Swanson pursuant to a transition agreement relating to Mr. Swanson’s retirement from the Company on September 30, 2014. For more information on Mr. Swanson’s retirement compensation arrangements, see page 63.

(2)	Represents amounts earned pursuant to Results-Based Incentive (RBI) awards for 2012, 2013 and 2014 but which were paid in 2013, 2014 and 2015, respectively. A description of the material terms and conditions of the 2014 RBI awards can be found beginning on page 52 under the heading “2014 Grants of Plan-Based Awards – Non-Equity Incentive Plan Awards.”

(3)	The amounts represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the end of the preceding year to the end of the reported year. Generally, these amounts represent the change in value of the named executive officer’s benefit due to an additional year of service, changes in compensation and changes in the discount rate. The amounts were computed using the same assumptions we used for financial reporting purposes under the accounting standard for employers’ accounting for pensions. Actual amounts paid under our plans are based on assumptions contained in the plans, which may be different than the assumptions used for financial statement reporting purposes.

(4)	None of the named executive officers received any earnings on their deferred compensation based on above-market or preferential rates (as defined by the SEC). For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 61.

(5)	All Other Compensation amounts include, as applicable, (a) the value of perquisites and personal benefits (as defined by the SEC), (b) the amount of tax gross-ups, (c) the amount of Raytheon contributions to qualified and nonqualified defined contribution plans, and (d) the value of insurance premiums paid. Where the value of the items reported in a particular category for a named executive officer exceeded $10,000 in 2014, those items are identified and quantified below.

(a) Perquisites and Personal Benefits

Under our executive perquisites policy, each of the named executive officers is entitled to receive certain perquisites, including a car allowance of up to $18,000 per year, other than our CEO who is entitled to a $25,000 allowance, financial planning services of up to $15,000 per year, and participation in the Executive Health Program (benefits of up to $2,000 per year).

•

Mr. Kennedy’s amount includes an aggregate of $145,174 for personal use of Raytheon aircraft, personal use of a Raytheon-leased car and certain driving services, a car allowance, financial planning services, home security system expenses, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request and an executive physical.

•

Mr. Wajsgras’ amount includes an aggregate of $41,028 for a car allowance, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request and an executive physical.

•

Mr. Stephens’ amount includes an aggregate of $32,966 for a car allowance, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request and an executive physical.

•

Mr. Yuse’s amount includes an aggregate of $46,358 for a car allowance, financial planning services, and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

•

Mr. Crowley’s amount includes an aggregate of $48,350 for a car allowance, financial planning services, and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

•

Mr. Swanson’s amount includes an aggregate of $311,217 for personal use of Raytheon aircraft, personal use of a Raytheon-leased car and certain driving services, a car allowance, financial planning services, home security and IT system equipment and expenses, and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

Personal use of corporate aircraft – For reasons of security and personal safety, we require Mr. Kennedy generally to use Raytheon aircraft for all air travel, including for personal purposes. For the same reasons, we required our former Chairman and CEO, Mr. Swanson, to do so as well. We determined our incremental cost for the personal use of corporate aircraft as follows:

•

We derived an average variable operating cost per hour for such aircraft based on fuel, aircraft maintenance, landing, parking, and catering costs, certain taxes and certain other miscellaneous fees and costs, and the hours flown. Since our corporate aircraft are used primarily for business travel, we did not include fixed costs for such aircraft that generally do not change with usage, such as pilots’ and other employees’ salaries, purchase costs of aircraft and certain hangar expenses.

•	In determining the number of hours that an aircraft was used for personal purposes, we did not include the flight time of any “deadhead” flight, e.g., a return flight on which no passenger was aboard.

•

For trips that involved mixed personal and business usage, we determined the total variable cost attributable to personal use by subtracting the total variable cost of a “business-only” trip from the total variable cost of the whole trip (both personal and business).

In 2014, we incurred incremental costs of $75,035 and $235,581 for personal use of Raytheon aircraft by Mr. Kennedy and Mr. Swanson, respectively. As noted above, this amount was calculated without deadhead flights. Based on our average variable operating cost per hour (as derived above), these deadhead flights would have amounted to an additional $17,834 and $112,869 for Mr. Kennedy and Mr. Swanson, respectively.

Personal use of automobiles – All of our named executive officers receive car allowances. The named executive officers also have access to a pool of Raytheon vehicles and drivers which are generally available for various corporate purposes and which may be used in limited circumstances for uses that may have a personal element. For reasons of security and personal safety, Mr. Kennedy frequently travels in Raytheon-provided vehicles operated by Raytheon-provided drivers for business and personal (primarily commuting) purposes. For the same reasons, our former Chairman and CEO, Mr. Swanson did so as well. We determined our incremental cost for personal travel in Raytheon-provided vehicles operated by Raytheon-provided drivers as follows:

•

We determined our total annual cost for each pooled vehicle used by such executives for personal purposes and then allocated such total cost based on the total miles driven in the year and the number of miles driven for each executive for personal purposes, as tracked by our administrators.

•

We determined our total cost for each driver and then allocated such amount based on the total hours worked and the estimated number of hours that such driver drove the executive for personal purposes.

(b) Tax Gross-Ups

In limited circumstances, we make certain items of imputed income to our named executive officers tax-neutral to them. In 2014, we made the following amounts in tax gross-up payments relating to imputed income as a result of the executive’s spouse attending Raytheon-related events at our request: Mr. Wajsgras – $11,165, Mr. Yuse – $23,012, Mr. Crowley – $16,077, and Mr. Swanson – $23,391. Consistent with prior years, neither Mr. Kennedy nor Mr. Swanson received any tax gross-ups for his personal use of Raytheon aircraft.

(c) Contributions to Plans

We make a 4% matching contribution to compensation deferred under our qualified RAYSIP 401(k) Plan and under our nonqualified, unfunded Deferred Compensation Plan (3% for Mr. Crowley based on his date of hire). The Deferred Compensation Plan matching contributions include our matching contribution for deferred 2014 RBI compensation earned in 2014 but made in March 2015. We also make a 4% contribution for Mr. Crowley, who is eligible for our Retirement Income Savings Program (RISP) within our qualified RAYSIP 401(k) Plan, and also contributed 4% of Mr. Crowley’s 2014 RBI compensation to his RISP account. For information on our contributions under RISP and our matching contributions under the Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 61. In 2014, we made the following contributions to qualified and nonqualified defined contribution plans for the named executive officers:

	Mr. Kennedy	Mr. Wajsgras	Mr. Stephens	Mr. Yuse	Mr. Crowley	Mr. Swanson
RAYSIP 401(k) Plan Match	$10,400	$10,400	$10,400	$10,400	$7,800	$10,400
RAYSIP RISP Contribution	N/A	N/A	N/A	N/A	10,400	N/A
Deferred Compensation Plan Match	132,216	70,788	74,147	48,731	34,686	130,016
Deferred Compensation Plan RISP	N/A	N/A	N/A	N/A	46,248	N/A

Total	$142,616	$81,188	$84,547	$59,131	$99,134	$140,416

(d) Insurance Premiums

Under our executive perquisites policy, we pay for the premiums for certain insurance policies covering our named executive officers, including basic life, executive liability and business travel and accident insurance policies. We also provide our named executive officers and certain other executives with a senior executive life insurance benefit for which we impute income to each executive based on the amount of the annual premium for a comparable term life insurance policy and include such amount of imputed income in the value of insurance premiums paid. In 2014, the total value of insurance premiums paid for Messrs. Kennedy, Wajsgras, Stephens and Yuse were $24,939, $13,947, $18,398, and $30,349, respectively.

2014 Grants of Plan-Based Awards

The following table sets forth the awards granted to each of our named executive officers under any plan during the fiscal year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas A. Kennedy	1/22/2014	—	—	—	2,726	43,267	86,534	—		—	—	$4,222,318

	5/29/2014	—	—	—	—	—	—	30,937		—	—	2,999,961

	—	$330,002	$2,200,016	$4,400,032	—	—	—	—		—	—	—

David C. Wajsgras	1/22/2014	—	—	—	886	14,062	28,124	—		—	—	$1,372,275

	5/29/2014	—	—	—	—	—	—	15,984		—	—	1,549,968

	—	$140,874	$939,162	$1,878,323	—	—	—	—		—	—	—

Jay B. Stephens	1/22/2014	—	—	—	818	12,980	25,960	—		—	—	$1,266,686

	5/29/2014	—	—	—	—	—	—	10,312	(5)	—	—	999,955

	—	$123,293	$821,954	$1,643,907	—	—	—	—		—	—	—

Richard R. Yuse	1/22/2014	—	—	—	852	13,521	27,042	—		—	—	$1,319,481

	5/29/2014	—	—	—	—	—	—	8,250	(5)	—	—	800,003

	5/29/2014	—	—	—	—	—	—	8,250		—	—	800,003

	—	$103,113	$687,419	$1,374,838	—	—	—	—		—	—	—

Daniel J. Crowley	1/22/2014	—	—	—	852	13,521	27,042	—		—	—	$1,319,481

	5/29/2014	—	—	—	—	—	—	12,375		—	—	1,200,004

	—	$112,314	$748,758	$1,497,517	—	—	—	—		—	—	—

William H. Swanson(6)	1/22/2014	—	—	—	4,429	70,308	140,616	—		—	—	$6,861,182

	5/29/2014	—	—	—	—	—	—	48,469	(5)	—	—	4,700,039

	7/25/2014	—	—	—	—	—	—	79,287	(7)	—	—	7,299,954

	—	$444,238	$2,961,587	$5,923,174	—	—	—	—		—	—	—

(1)	Amounts represent the threshold, target and maximum payout opportunities under the 2014 RBI Program.
(2)	Amounts represent the threshold, target and maximum payouts under the 2014-2016 LTPP awards. LTPP payouts range from zero to 200% of target and may be paid in our common stock or in cash, at the discretion of the MDCC. The amounts do not include any accrued dividend equivalents.
(3)	Amounts represent awards of time-vesting restricted stock and/or RSUs.
(4)	Amounts represent the grant date fair value of the restricted stock, RSUs and 2014-2016 LTPP awards granted to the named executive officer in 2014 in accordance with the accounting standard for share-based payments, disregarding for this purpose the estimate of forfeitures related to service based vesting conditions. The value of restricted stock and 2014-2016 LTPP awards is generally expensed by us over the employee’s requisite service period, generally the vesting period of the awards. Values for the 2014-2016 LTPP awards, which are subject to performance conditions, are computed based upon the probable outcome of the performance conditions as of the grant date of such awards. Due to the continued vesting provisions of the RSUs and the applicable accounting requirements, the value of the RSUs is expensed in the period in which they are granted rather than over the vesting period of the awards.
(5)	Amounts represent awards of RSUs to retirement-eligible employees which continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee’s compliance with certain post-employment covenants.
(6)	As a result of his retirement from the Company on September 30, 2014, Mr. Swanson is only entitled to a prorated payment for his 2014-2016 LTPP award based on the Company’s performance and the number of months employed during the performance cycle.
(7)	RSUs granted by the Company to Mr. Swanson pursuant to a transition agreement relating to Mr. Swanson’s retirement from the Company on September 30, 2014. For more information on Mr. Swanson’s retirement compensation arrangements, see page 63.

Non-Equity Incentive Plan Awards

2014 RBI Program.    In 2014, each of our named executive officers received an annual award under our 2014 Results-Based Incentive (RBI) Program, which provides the executive the opportunity to earn incentive cash compensation based upon the attainment of the specific pre-established performance metrics and an assessment of his individual performance during 2014.

Target Opportunities.    Each named executive officer is assigned a pre-established individual RBI payout target expressed as a percentage of base salary, as well as threshold and maximum payout amounts. The MDCC established individual payout targets for each named executive officer based on the criteria discussed in our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Incentives” beginning on page 36. We use the target awards to determine the overall funding of the RBI award pool, as described below, but the targets are not entirely determinative of the amount of any participant’s RBI award.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the Company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. For 2014, the MDCC selected the four financial metrics, weighted as identified below, for purposes of funding an overall pool under the RBI plan:

•	Bookings – 20% – a forward-looking metric that measures the value of new contracts awarded to us during the year and an indicator of potential future growth.

•	Net Sales – 30% – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – 20% – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our shareholders.

•	Operating Income from Continuing Operations – 30% – a measure of our profit from continuing operations for the year, before interest and taxes, and after certain non-operational adjustments.

FCF and Operating Income from Continuing Operations are non-GAAP financial measures and are calculated as follows:

•

FCF is operating cash flow from continuing operations less capital spending and internal use software spending, excluding the impact of changes to cash flow from pension and post-retirement benefits-related items and other similar non-operational items.

•

Operating Income from Continuing Operations is operating income from continuing operations, excluding the FAS/CAS pension and postretirement benefits expense/income and, from time to time, certain other items.

For each financial metric, we set a specific target performance goal and defined performance range around the target. The performance range consists of a threshold – or minimum performance level – and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. We also establish a funding range around the target for each financial metric of 75% to 150% of target. If Company performance falls within the performance range (e.g., between the threshold and maximum performance levels), the funding amount is based on the corresponding funding range. In addition to the four financial metrics, with the authorization of the MDCC, our CEO may increase or decrease funding of the RBI pool based on an assessment of a business unit’s performance on criteria such as customer satisfaction, growth, people and productivity. Consistent with past practice, Company performance against these financial metric targets, which are established at the beginning of the year and based on anticipated operational performance during the year, is adjusted to account for the impact of certain matters not factored into the Company’s annual operating plan, such as acquisitions and dispositions that occur after the applicable targets are established, and certain non-operational items. For information regarding the 2014 RBI performance targets and funding percentages, see “Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Incentives” beginning on page 36.

Individual Performance Objectives.    Individual performance is directly reflected in an executive’s RBI award. While combined Company and individual business performance determines funding of the overall RBI pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, as well as the executive’s achievement of individual performance objectives, including successful management of human resources, furtherance of ethical business behavior, leadership competencies, “Six Sigma” and customer satisfaction. If an executive under-performs in relationship to his objectives, his RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his performance objectives could receive up to 200% of target. Individual performance objectives are established annually in writing for executive officers and are primarily comprised of quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board (excluding the CEO) approves, a statement of the CEO’s objectives. In connection with his annual performance evaluation, our CEO provides to the MDCC a written self-appraisal, assessing his performance against these objectives. The MDCC discusses the CEO’s performance and provides a preliminary performance evaluation. The MDCC’s preliminary evaluation is then discussed with all of the independent directors in an Executive Session of the Board, at which time each Director has an opportunity to provide input. Based on this evaluation, the MDCC recommends, and the full Board (excluding the CEO) approves, the CEO’s RBI award and other compensation. The CEO receives performance feedback directly from the Lead Director and the Chair of the MDCC.

A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of success in meeting those objectives. For information on the actual amounts paid to the named executive officers under their 2014 RBI awards, see the amounts in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 47. For more information regarding our RBI program, see our “Compensation Discussion and Analysis” beginning on page 27.

Equity Awards

In 2014, each of our named executive officers received two equity-based awards: an award of restricted stock units under our long-term incentive compensation program called the 2014-2016 Long-Term Performance Plan (2014-2016 LTPP), and a restricted stock award.

2014-2016 Long-Term Performance Plan.    The 2014-2016 LTPP operates under, and awards were made pursuant to, our 2010 Stock Plan. Under the 2014-2016 LTPP, each named executive officer was awarded restricted stock units that vest when specific pre-established levels of Company performance are achieved over a three-year performance cycle (2014-2016). Restricted stock units may be settled in our common stock or in cash, at the discretion of the MDCC.

Target Opportunities.    Before each three-year cycle, the MDCC assigns a target number of restricted stock units to each participant. These target numbers are assigned by the MDCC based on the criteria discussed in our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives” beginning on page 39.

Performance Goals.    The MDCC approves the performance goals for each three-year cycle, the relative weightings that those goals will have for that cycle and the target level of performance for each goal. The MDCC specifies the shares or amount of cash that will be paid out in settlement of the restricted stock unit awards based on whether actual performance is at, below or above the target, subject to a maximum payout. The performance criteria for the 2014-2016 LTPP, which are independent of each other and are weighted as follows, are: cumulative free cash flow (CFCF) (25%); total shareholder return relative to our peer group (TSR) (25%); and Return on Invested Capital (ROIC) (50%). In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•

CFCF measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our shareholders.

•

The TSR component of the LTPP compares our stock price appreciation, including reinvested dividends, over the performance cycle to our peers’ stock performance over the same period and provides a percentage ranking.

•	ROIC measures how efficiently and effectively we use capital that is invested in our operations over the performance cycle.

CFCF, TSR and ROIC are non-GAAP financial measures. The calculation of CFCF is the FCF calculation described above under the RBI plan over a three-year performance cycle. TSR is stock price appreciation over the applicable period plus reinvested dividends paid during the applicable period. TSR is calculated using 30 trading day average stock prices at the beginning of the performance cycle and following the end of the cycle. Finally, the calculation of ROIC is (a) (i) income from continuing operations, excluding (ii) the after-tax effect of the FAS/CAS pension and postretirement benefits expense/income and, from time to time, certain other items, plus (iii) after-tax net interest expense plus (iv) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by (b) (i) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding (ii) financial guarantees, less net investment in discontinued operations, and adding back (iii) the liability for defined benefit pension and other postretirement benefit plans, net of tax and excluding (iv) other similar non-operational items. Such calculation also includes certain variations due to averaging the metric over the three-year performance cycle.

Due to the recent and continuing environment of economic and industry uncertainty, and the challenges of setting three-year performance targets in this environment, the MDCC provided for the possibility of adjustments to performance for the 2014-2016 LTPP performance cycle. Such potential adjustments are intended to take into account differences between the conditions reasonably assumed when metrics were established and the actual conditions that might take place during such performance cycles. The conditions are regarded as largely outside the control of the Company and generally relate to Department of Defense budget and contract award uncertainties and, for certain performance cycles, the timing of international contract awards. The potential adjustments were predetermined using clearly articulated objective criteria established at the time of the MDCC’s approval of the performance metrics for the respective plan period and made subject to a cap. The performance criteria are not subject to further adjustment, although the MDCC retained discretion to adjust awards downward in compliance with Section 162(m) of the U.S. Internal Revenue Code.

Award Settlement.    Shortly after the performance results for the three-year performance cycle are determined, we settle each award in cash or stock based upon our actual performance relative to the LTPP performance goals plus an amount equivalent to dividends that would have been paid during the performance cycle on the shares ultimately issued under the award, assuming that those dividends had been reinvested in our common stock.

For more information regarding our LTPP program, see our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives” beginning on page 39.

Restricted Stock Awards.    In 2014, each of our named executive officers received an award of restricted stock and/or RSUs, which were made pursuant to our 2010 Stock Plan. Generally, awards of restricted stock vest one-third per year on each of the second, third and fourth anniversaries of the grant date, subject to the executive remaining employed by us. In accordance with our previously-disclosed approach of granting RSUs to retirement-eligible employees that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee’s compliance with certain post-employment covenants, we granted awards of RSUs to Messrs. Stephens, Yuse and Swanson in 2014. The holders of the restricted stock and RSU awards are entitled to any dividends paid with respect to the shares, whether vested or unvested.

For more information regarding our restricted stock and RSU awards, see our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives” beginning on page 39.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information regarding unexercised options, unvested stock and unvested equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2014.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Thomas A. Kennedy	—	—	—	—	—	77,918	(4)	$8,428,390	66,744	(5)(16)	$7,219,698

David C. Wajsgras	—	—	—	—	—	55,072	(6)	5,957,138	37,948	(7)(16)	4,104,835

Jay B. Stephens	—	—	—	—	—	44,330	(8)	4,795,176	35,029	(9)(16)	3,789,087

Richard R. Yuse	—	—	—	—	—	51,213	(10)	5,539,710	36,489	(11)(16)	3,947,015

Daniel J. Crowley	—	—	—	—	—	47,475	(12)	5,135,371	36,489	(13)(16)	3,947,015

William H. Swanson	—	—	—	—	—	122,316	(14)	13,230,922	189,733	(15)(16)	20,523,419

(1)	As of December 31, 2014, none of our named executive officers held any outstanding options.
(2)	Amounts are equal to $108.17, the closing price of our common stock on the NYSE on December 31, 2014, times the number of unvested shares or units.
(3)	Amounts represent the number of shares that would be issued upon vesting of awards of restricted stock units under the 2014-2016 LTPP and 2013-2015 LTPP, assuming target performance for the applicable 3-year performance cycle and settlement of such awards in shares of stock. They also include the number of shares representing accrued dividend equivalents on such LTPP awards as of December 31, 2014. Amounts do not include any shares for the 2012-2014 LTPP awards as the 3-year performance cycle for such awards ended as of December 31, 2014. Information on the 2012-2014 LTPP awards and the shares issued to the named executive officers in February 2015, including accrued dividend equivalents, is set forth in the “2014 Option Exercises and Stock Vested” table on page 57.
(4)	Includes 5,353, 5,962, 5,962, 9,901, 9,901, 9,902, 10,312, 10,312 and 10,313 shares of restricted stock that vest on May 26, 2015, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016, May 30, 2017, May 29, 2016, May 29, 2017 and May 29, 2018 respectively, subject, in each case, to Mr. Kennedy remaining employed by us.
(5)	Includes 43,267 and 21,478 shares for Mr. Kennedy’s 2014-2016 LTPP and 2013-2015 LTPP awards, respectively. Also includes 741 and 1,258 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2014. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(6)	Includes 6,691, 7,287, 7,287, 5,941, 5,941, 5,941, 5,328, 5,328 and 5,328 shares of restricted stock that vest on May 26, 2015, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016, May 30, 2017, May 29, 2016, May 29, 2017 and May 29, 2018 respectively, subject, in each case, to Mr. Wajsgras remaining employed by us.
(7)	Includes 14,062 and 22,337 shares for Mr. Wajsgras’ 2014-2016 LTPP and 2013-2015 LTPP awards, respectively. Also includes 241 and 1,308 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2014. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(8)	Includes 6,357, 6,624, 6,625, 4,950, 4,951, and 4,951 shares of restricted stock that vest on May 26, 2015, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016 and May 30, 2017, respectively, subject, in each case, to Mr. Stephens remaining employed by us. Also includes 3,437, 3,437 and 2,998 units that vest on May 29, 2016, May 29, 2017 and May 29, 2018, respectively, and that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to Mr. Stephens’ compliance with certain post-employment covenants.
(9)	Includes 12,980 and 20,619 shares for Mr. Stephens’ 2014-2016 LTPP and 2013-2015 LTPP awards, respectively. Also includes 223 and 1,207 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2014. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(10)

Includes 5,353, 5,962, 5,962, 5,941, 5,941, 5,941 and 8,250 shares of restricted stock that vest on May 26, 2015, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016, May 30, 2017 and December 31, 2016, respectively, subject, in each case, to Mr. Yuse remaining employed by us. Also includes 2,750, 2,750 and 2,363 units that vest on

May 29, 2016, May 29, 2017 and May 29, 2018, respectively, and that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to Mr. Yuse’s compliance with certain post-employment covenants.

(11)	Includes 13,521 and 21,478 shares for Mr. Yuse’s 2014-2016 LTPP and 2013-2015 LTPP awards, respectively. Also includes 232 and 1,258 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2014. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(12)	Includes 5,353, 5,962, 5,962, 5,941, 5,941, 5,941, 4,125, 4,125 and 4,125 shares of restricted stock that vest on May 26, 2015, May 31, 2015, May 31, 2016, May 30, 2015, May 30, 2016, May 30, 2017, May 29, 2016, May 29, 2017 and May 29, 2018 respectively, subject, in each case, to Mr. Crowley remaining employed by us.
(13)	Includes 13,521 and 21,478 shares for Mr. Crowley’s 2014-2016 LTPP and 2013-2015 LTPP awards, respectively. Also includes 232 and 1,258 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2014. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards.
(14)	Includes 16,156, 16,156, 14,093, 26,429, 26,429, 23,053 units that vest on May 29, 2015, May 29, 2016, May 29, 2017, July 25, 2015, July 25, 2016 and July 25, 2017 respectively, and that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to Mr. Swanson’s compliance with certain post-employment covenants.
(15)	Includes 70,308 and 111,684 shares for Mr. Swanson’s 2014-2016 LTPP and 2013-2015 LTPP awards, respectively. Also includes 1,203 and 6,538 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2014. These amounts represent Mr. Swanson’s full LTPP awards at target. However, as a result of his retirement from the Company on September 30, 2014, Mr. Swanson is only entitled to prorated payments for his 2014-2016 LTPP and 2013-2015 LTPP awards based on the Company’s performance and the number of months employed during the performance cycles. Such prorated payments will be made by us when the 2014-2016 LTPP and 2013-2015 LTPP awards are settled at the end of their performance cycles. See Note 16 below for information regarding the vesting of and payouts under these LTPP awards. For more information on the treatment of unvested LTPP awards upon retirement, see “Potential Payments Upon Termination or Change-in-Control – Treatment of Certain Compensation Elements – Long-Term Incentives” on page 62.
(16)	Awards of restricted stock units under the LTPP vest upon the completion of the applicable 3-year performance cycle, subject to the attainment of certain performance goals over the performance cycle and the executive remaining employed by us. These awards may be settled in shares of our common stock or cash, and the actual number of shares to be issued or cash to be paid upon settlement will be based on the extent to which we have attained or exceeded the performance goals, which performance is determined by the MDCC shortly after the completion of the 3-year performance cycle. Such awards also include dividend equivalents accrued over the 3-year performance cycle.

2014 Option Exercises and Stock Vested

The following table sets forth options exercised and stock vested for each of our named executive officers during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Thomas A. Kennedy	—	—	59,754	(3)	$6,332,490

David C. Wajsgras	—	—	69,764	(4)	7,324,888

Jay B. Stephens	—	—	65,085	(5)	6,832,022

Richard R. Yuse	—	—	63,687	(6)	6,716,944

Daniel J. Crowley	—	—	63,811	(7)	6,780,662

William H. Swanson	—	—	312,721	(8)	32,940,295

(1)	These amounts are equal to the number of shares underlying the exercised option times the difference between the sales price of the shares and the exercise price of the option.
(2)	These amounts are equal to the closing price of our common stock on the NYSE on the vesting date times the number of shares vested.
(3)	Includes 47,552 shares which were issued to Mr. Kennedy in February 2015 upon the MDCC’s determination of performance under the 2012-2014 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2014.
(4)	Includes 49,454 shares which were issued to Mr. Wajsgras in February 2015 upon the MDCC’s determination of performance under the 2012-2014 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2014.
(5)	Includes 45,649 shares which were issued to Mr. Stephens in February 2015 upon the MDCC’s determination of performance under the 2012-2014 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2014.
(6)	Includes 47,552 shares which were issued to Mr. Yuse in February 2015 upon the MDCC’s determination of performance under the 2012-2014 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2014.
(7)	Includes 47,552 shares which were issued to Mr. Crowley in February 2015 upon the MDCC’s determination of performance under the 2012-2014 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2014.
(8)	Includes 226,659 shares which were issued to Mr. Swanson in February 2015 upon the MDCC’s determination of performance under the 2012-2014 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2014.

Pension Benefits

The following table sets forth the present value of accumulated benefits payable to each of our named executive officers, as well as the number of years of credited service, as of December 31, 2014.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)
Thomas A. Kennedy	Qualified Excess SERP	24.42 24.42 31.58	$2,286,524 9,852,037 —	$	— — —

David C. Wajsgras	Qualified Excess SERP	7.75 7.75 8.75	$372,003 2,722,076 —	$	— — —

Jay B. Stephens(1)	Qualified Excess SERP	16.17 16.17 17.17	$521,082 3,352,060 5,211,062	$	— — —

Richard R. Yuse	Qualified Excess SERP	34.08 34.08 38.42	$1,605,928 6,716,820 —	$	— — —

Daniel J. Crowley(2)	Qualified Excess SERP	N/A N/A 4.08	N/A N/A —		N/A N/A —

William H. Swanson(3)	Qualified Excess SERP	41.09 41.09 42.12	$1,689,182 34,985,324 —		$29,308 216,318 —

(1)	Reflects five additional years of credited service under our pension plans, including the SERP, which Mr. Stephens received upon completion of five years of employment with us in October 2007.
(2)	As he was hired after December 31, 2006, Mr. Crowley participates in RISP as further described in our “Compensation Discussion and Analysis” on page 43. Mr. Crowley does not participate in a qualified pension plan or the Excess Pension Plan.
(3)	Mr. Swanson retired from the Company effective September 30, 2014. His final accrued benefits, final form of payment, and actual benefit commencement age have been reflected above. Mr. Swanson received certain pension benefits in 2014.

The following is a discussion regarding the valuation and material assumptions used in determining the pension benefits set forth above and certain other material information regarding our pension plans.

Benefits are valued at the age of the named executive officer when he is first eligible for unreduced benefits and discounted to the named executive officer’s current age with interest and are based upon current levels of compensation. In addition, we have assumed no pre-retirement mortality, disability or termination. All other assumptions, including the discount rate of 4.15% (3.95% for the Raytheon Non-Bargaining Retirement Plan and the Raytheon Excess Plan) for 2014, are consistent with those used to determine our pension obligations under the accounting standard for employers’ accounting for pensions in our 2014 Form 10-K. For a discussion of our discount rate assumption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates – Pension and Other Postretirement Benefits Costs – FAS Expense” in our 2014 Form 10-K.

An executive’s SERP benefit is assumed to be zero until he first becomes eligible for such benefit.

Qualified Pension Plans

Salaried Pension Plan.    We sponsor the Raytheon Company Pension Plan for Salaried Employees (Salaried Pension Plan), a non-contributory pension plan that covers most of our salaried employees and executive officers, including Messrs. Wajsgras, Stephens, Yuse and Swanson. The Salaried Pension Plan is Company-funded and since 1981 has not permitted employee contributions. Benefits under the Salaried Pension Plan are a percentage of final average compensation based on the following formula and reduced by the same percentage of the employee’s estimated primary Social Security benefit:

•	1.8% for each of the first 20 years of credited service; and

•	1.2% for each year of credited service thereafter.

Final average compensation is the average of the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual cash incentive awards.

The normal retirement age under the Salaried Pension Plan is age 65. Employees who are at least age 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single-life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66-2/3%, 75% and 100%.

Non-Bargaining Retirement Plan.    We sponsor the Raytheon Non-Bargaining Retirement Plan (Retirement Plan), which covers most of the people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997. Mr. Kennedy is covered under the contributory part of the Retirement Plan.

The contributory part of the Retirement Plan requires employee contributions of 3% of covered earnings. Except for these employee contributions, the Retirement Plan is company-funded.

For each year of credited service, the pension under the contributory part of the Retirement Plan is 1.75% of the employee’s final average compensation for each year of credited service, reduced by 1.5% of the employee’s Social Security benefit estimated to be payable at age 65. The offset under the second part of that formula is limited to 50% of the Social Security benefit.

Final average compensation under the Retirement Plan is the average of compensation in the highest 5 twelve-month periods out of the last 10 twelve-month periods of employment, and includes base salary and annual cash incentive awards.

An employee will be entitled immediately to 100% of the pension otherwise payable at age 65, provided that both of the following requirements are satisfied: (1) the employee’s age at termination of Raytheon employment is at least 55; and (2) the employee’s age plus continuous service (both measured in full years) is at least 75. Unless both of those requirements are satisfied, a pension beginning before the employee reaches age 65 will be reduced for early commencement.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 5, 10 or 15-year certain and continuous benefit, joint and survivor annuities of 50%, 66-2/3%, 75% and 100%, and payments over a specified period of five, 10 or 15 years. The benefit of a retiree from the contributory part of the Retirement Plan is subject to an annual cost-of-living adjustment.

Excess Pension Plan

We also sponsor the Raytheon Excess Pension Plan, a separate, nonqualified, unfunded plan. The Raytheon Excess Pension Plan provides to participants in our qualified pension plans the benefits that would have been provided by the qualified plan but for certain U.S. Internal Revenue Code limitations on qualified pension plans. For 2014, federal law limited to $260,000 the amount of compensation that may be included under qualified pension plans. During 2014, Messrs. Kennedy, Wajsgras, Stephens, Yuse and Swanson were covered by the Excess Pension Plan.

Supplemental Executive Retirement Plan

We have a supplemental executive retirement plan (SERP) that covers each of the named executive officers, as well as certain other senior executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation. Amounts payable under this plan will be offset by amounts payable under our other pension plans, any prior employer plan, Social Security and, in the case of Mr. Crowley, the annuity value of his account in RISP (as more fully described on page 43 in “Compensation Discussion and Analysis”).

Years of Credited Service

Mr. Stephens’ pension will be calculated as follows: 35% of final average earnings after 10 years of service, reaching 50% of final average earnings after 15 years of service, with all pension benefits offset by amounts payable under our other pension plans, any prior employer plans and Social Security. In June 2003, our Board of Directors granted Mr. Stephens five additional years of credited service under our pension plans, including the SERP, effective upon Mr. Stephens’ completion of five years of employment with us. Mr. Stephens received such additional years of credited service effective as of October 2007.

The years of credited service for Messrs. Kennedy, Wajsgras, Stephens, Yuse and Crowley do not include an additional three years that each is eligible to receive under change-in-control agreements. More information regarding these change-in-control agreements may be found below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings and account balances under defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified for each of our named executive officers as of December 31, 2014. Our named executive officers participate in the Deferred Compensation Plan, a nonqualified plan designed to enable employees who are projected to reach the U.S. Internal Revenue Code (IRC) compensation limit to elect to defer 3-50% of their salary over the IRC compensation limit and defer 3-90% of their RBI compensation earned in the current year, but paid in the following year, on a pretax basis. We make a matching contribution of up to 4% of deferrable compensation and make RISP contributions from 2.5-9% of compensation over the IRC compensation limit for executives eligible for RISP.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(4) ($)
Thomas A. Kennedy	$337,308	$132,216	$81,472	$—	$1,465,496

David C. Wajsgras	370,869	70,788	279,630	—	4,928,198

Jay B. Stephens	1,080,632	74,147	431,059	—	9,726,633

Richard R. Yuse	118,581	48,731	118,519	—	2,222,827

Daniel J. Crowley	63,820	80,934	109,011	—	1,117,194

William H. Swanson	130,016	130,016	377,217	—	6,409,260

(1)	Contributions of deferred salary and RBI compensation earned in 2014 to the Deferred Compensation Plan. Deferred salary and 2014 RBI compensation are included in the amounts under the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, for 2014 in the Summary Compensation Table on page 47. Deferred 2014 RBI compensation was earned in 2014 but was paid in March 2015.
(2)	Raytheon matching contributions on deferred salary and RBI compensation earned in 2014 under the Deferred Compensation Plan. Matching contributions are included in the “All Other Compensation” column for 2014 in the Summary Compensation Table on page 47. Matching contributions on deferred 2014 RBI compensation were earned in 2014 but were made in March 2015 when the 2014 RBI awards were paid. Amounts for Mr. Crowley also include Raytheon RISP contributions.
(3)	Earnings on deferred compensation are not included in the Summary Compensation Table for 2014 because such earnings are not based on above-market or preferential rates.
(4)	Amounts shown are actual aggregate account balances as of December 31, 2014 plus (a) deferred 2014 RBI compensation (see footnote 1 above), (b) Raytheon matching contributions on such deferred 2014 RBI compensation (see footnote 2 above) and (c) Raytheon RISP contributions relating to 2014 RBI compensation. The aggregate balances include the following executive contributions and Raytheon matching and RISP contributions reported as compensation earned in 2013 and 2012 in the Summary Compensation Table:

Year	Contribution	Mr. Kennedy	Mr. Wajsgras	Mr. Stephens	Mr. Yuse	Mr. Crowley	Mr. Swanson
2013	Executive	$176,756	$366,370	$852,482	$106,442	$204,985	$189,734
	Raytheon Matching	64,361	69,857	61,357	43,046	84,858	188,338
2012	Executive	N/A	256,169	811,611	99,434	143,750	184,062
	Raytheon Matching	N/A	64,872	58,519	39,267	54,291	182,577

Under the Deferred Compensation Plan, participants must elect how deferred amounts are to be distributed to them when they leave or retire from Raytheon. Participants must also indicate how they wish their deferred compensation, the Raytheon matching contributions and any RISP contributions to be notionally invested among the same investment options available through the qualified RAYSIP 401(k) plan. Participants may change their investment options in their discretion, subject to any applicable trading restrictions on changes involving the Raytheon stock fund. The account balances in this plan are unfunded and represent money that the participants have previously earned and that is deferred.

Potential Payments Upon Termination or Change-in-Control

The tables below indicate the amount of compensation payable by us to each named executive officer upon a voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, a qualifying termination following a change-in-control, termination due to disability, termination due to death, and retirement. The amounts assume that such termination was effective as of December 31, 2014, and thus include amounts earned through such date, and are only estimates of the amounts that would actually be paid to such executives upon their termination. The tables do not include certain amounts that the named executive officer is entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees.

Treatment of Certain Compensation Elements

Executive Severance Policy.    We have executive severance guidelines which provide certain benefits to our executives in the event that their employment with us is involuntarily terminated without cause. Under the guidelines, each of Messrs. Wajsgras, Stephens, and Yuse is entitled to receive a cash payment equal to two times his current base salary plus targeted RBI cash award and continuation for two years of certain benefits pursuant to health and welfare benefit and retirement plans. Within the last several years, we changed our guidelines prospectively for new executives first elected on or after January 1, 2010 to reduce these multiples to 2.0 for the CEO and 1.0 for other executive officers. Such revised guidelines apply to Mr. Kennedy, who would receive a cash payment equal to two times his current base salary plus targeted RBI cash award and continuation for two years of certain benefits pursuant to health and welfare benefit and retirement plans, and to Mr. Crowley, who would receive a cash payment equal to one times his current base salary plus targeted RBI cash award and continuation for one year of certain benefits pursuant to health and welfare benefit and retirement plans. We also eliminated the following perquisites previously provided to certain executives after a separation under our executive severance policy: car allowances, excess liability insurance, financial planning services and executive physicals.

Pension Benefits.    Except in the circumstances discussed below, each named executive officer is only entitled to amounts accrued and vested through our pension plans upon the termination of his employment. The accrued and vested amounts are not included in the tables below because all participants in our pension plans are entitled to these amounts upon termination of employment. However, in the event of an involuntary termination without cause, each named executive officer is entitled to continuation for one to three years of benefits pursuant to retirement plans. In the event of a “qualifying termination” within 24 months after a “change-in-control” (as discussed below), each named executive officer is entitled to special supplemental retirement benefits determined as if the executive had three years additional credited service as of the date of termination.

Health and Welfare Benefit Continuation.    Except in the circumstances discussed below, the named executive officer is not entitled to any continuation of his health and welfare benefits or executive benefits (other than pursuant to COBRA) following the termination of his employment. In the event of an involuntary termination without cause, such executive is entitled to continuation for one to three years of certain benefits pursuant to health and welfare benefit plans. In the event of a qualifying termination within 24 months after a change-in-control, each named executive officer is entitled to continuation for three years of certain fringe benefits pursuant to all health and welfare benefit plans under which the executive and his family are eligible to receive benefits.

Long-Term Incentives.    Except in the circumstances discussed below, upon termination of employment, the named executive officer forfeits his options and restricted stock awards, to the extent they are unvested, and is not entitled to any continuation of vesting or acceleration of vesting with respect to his options and restricted stock awards. Such executive is entitled to exercise any vested options for a limited period after termination and is entitled to continue to hold his shares of unrestricted stock after termination. The amounts representing the value of vested stock options and unrestricted stock are not included in the tables below because all employees who hold vested options and unrestricted stock under our stock plans are entitled to exercise such options and continue to hold such stock upon termination of employment. However, in the event of a change-in-control, or termination by reason of disability or death, each named executive officer is entitled to the acceleration of vesting with respect to all of his restricted stock awards (or, in the case of disability, to continued vesting of his restricted stock awards) and certain payments pursuant to his LTPP awards. Upon a change-in-control, each named executive officer is entitled to a prorated LTPP payment, assuming target performance and based on service completed through the change-in-control. Upon termination by reason of death, disability or retirement, the executive is entitled to a prorated LTPP payment based on our performance for the performance cycle and service completed through the termination date. LTPP payments are generally made by us when the remaining LTPP awards are settled after the end of the performance cycle in accordance with their terms. The amounts in the tables below representing such LTPP payments assume target performance for those awards.

As discussed on page 41, the MDCC has determined that future time-based awards to retirement-eligible employees will generally be in the form of restricted stock units that continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to the employee’s compliance with certain post-employment covenants, including non-competition and non-solicitation. In 2014, Messrs. Stephens and Yuse were granted awards of such restricted stock units. The amounts in the tables below for Messrs. Stephens and Yuse reflect the continued vesting of such restricted stock units upon retirement.

Nonqualified Deferred Compensation.    Each named executive officer is entitled to amounts accrued and vested under our Excess Savings Plan and Deferred Compensation Plan upon the termination of his employment. The amounts are generally distributed to each named executive officer in accordance with his election under the applicable plan. The accrued and vested amounts under the plans, which are set forth in the table under “Nonqualified Deferred Compensation” on page 61, are not included in the tables below because all employees who participate in these plans are entitled to these amounts upon termination of their employment, and these plans are available to a substantial number of employees (including the named executive officers) who qualify under the applicable compensation requirements.

Change-in-Control Agreements

In order to receive benefits under a change-in-control agreement, a named executive officer must experience a “qualifying termination” within two years after a “change-in-control.” Benefits under the change-in-control agreements include: (i) a cash payment of three times, and for executives first hired or appointed as an officer on or after July 31, 2013, other than our Chairman or CEO, two times, the executive’s current compensation (including base salary plus targeted RBI cash award or the RBI cash award for the year prior to the change-in-control, if greater); (ii) special supplemental retirement benefits determined as if the executive had three years additional credited service as of the date of termination; and (iii) continuation for a period of three years of fringe benefits pursuant to all health and welfare benefit and retirement plans under which the executive and the executive’s family are eligible to receive benefits. The cash payment will be paid six months after the executive’s separation from service. Over the last several years, we amended our change-in-control agreements to eliminate (i) the following perquisites previously provided to certain executives after a change-in-control termination: car allowances, excess liability insurance, financial planning services and executive physicals, and (ii) tax gross-ups for changes-in-control. In addition, new executives will not receive change-in-control agreements that provide for any tax gross-ups.

A “change-in-control” means the acquisition by a third party of 25% or more of our common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, or the consummation of an agreement for the sale of substantially all of the assets of Raytheon, a liquidation of Raytheon, or a merger which results in a change in the ownership or control of more than 50% of the voting securities of Raytheon. A “qualifying termination” means (i) we terminate the executive other than for cause within 24 months following a change-in-control; or (ii) the executive terminates his employment with us for “good reason.” Termination for “good reason” means that the executive has terminated employment with us because the executive’s compensation has been materially reduced or the executive’s job duties have been materially changed without the executive’s consent.

We have entered into change-in-control agreements with Messrs. Kennedy, Wajsgras, Stephens, Yuse and Crowley. The terms of those agreements provide for benefits of three times base salary plus targeted RBI cash incentive award, supplemental retirement benefits based on three years’ additional credited service and continuation of fringe benefits for three years, all as more fully described above.

William Swanson Transition

As previously disclosed, in connection with his retirement from the Company effective September 30, 2014, the Company entered into a transition agreement with Mr. Swanson. In addition to the compensation and benefits payable by the Company upon Mr. Swanson’s retirement pursuant to the Company’s existing compensation policies and practices, the transition agreement also provided for the grant of 79,287 restricted stock units in recognition of the unvested prior restricted stock awards he would forfeit upon retirement. These restricted stock units continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to Mr. Swanson’s compliance with certain post-employment covenants, including non-competition, non-solicitation of employees, non-interference with contractual arrangements, confidentiality and cooperation in certain specified instances. Such grant of restricted stock units was consistent with the MDCC’s approach with respect to retirement-eligible employees noted above. The grant also was made in recognition of Mr. Swanson’s contributions to the Company, the value of his post-closing covenants during this period of uncertainty in the aerospace and defense industry and organizational change, and his agreement to be available to provide advisory services at no additional compensation during a three-year period under the transition agreement.

Jay Stephens Transition

Mr. Stephens and the Company have entered into a transition agreement pursuant to which the parties agreed upon elements of Mr. Stephens’ 2015 compensation during the transition period leading to his planned retirement on June 30, 2015. Such compensation was designed to pay Mr. Stephens in a substantially similar manner as he was being compensated prior to such transition period, including the same base salary, a 2015 annual restricted stock/RSU award with a value of $1,000,000, and a 2015 RBI of $800,000. The transition agreement also provides for the grant of 16,527 restricted stock units upon Mr. Stephens’ retirement in recognition of the unvested prior restricted stock awards he will forfeit upon retirement. These restricted stock units would continue to vest (but do not accelerate) on the scheduled vesting dates into retirement, subject to Mr. Stephens’ compliance with certain post-employment covenants, including non-competition, non-solicitation of employees, non-interference with contractual arrangements, confidentiality and cooperation in certain specified instances. Such grants of restricted stock units are consistent with the MDCC’s approach with respect to retirement-eligible employees noted above.

The tables below indicate the amounts of compensation payable by us to our named executive officers, including cash severance, benefits and long-term incentives, upon certain different types of terminations of employment.

Thomas A. Kennedy

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$6,600,048	$9,900,072	$—	$—	$—
Pro-rata Target RBI	—	—	—	2,200,016	—	—	—

Benefits
Pension(1)	—	—	5,404,649	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	73,674	110,511	—	—	—

Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	8,428,390	8,428,390	8,428,390	—
Value of Accelerated LTPP (pro-rata)	—	—	—	3,325,146	3,325,146	3,325,146	3,325,146

Total	$—	$—	$12,078,371	$23,964,135	$11,753,536	$11,753,536	$3,325,146

David C. Wajsgras

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$3,756,646	$6,117,485	$—	$—	$—
Pro-rata Target RBI	—	—	—	939,162	—	—	—

Benefits
Pension(1)	—	—	727,603	6,140,079	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	58,730	88,095	—	—	—

Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	5,957,138	5,957,138	5,957,138	—
Value of Accelerated LTPP (pro-rata)	—	—	—	2,285,380	2,285,380	2,285,380	2,285,380

Total	$—	$—	$4,542,979	$21,527,339	$8,242,518	$8,242,518	$2,285,380

Jay B. Stephens

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$3,287,814	$5,465,861	$—	$—	$—
Pro-rata Target RBI	—	—	—	821,954	—	—	—

Benefits
Pension(1)	—	—	13,239	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	17,768	26,652	—	—	—

Long-Term Incentives(3)
Value of Accelerated/ Continued Vesting of Restricted Stock or RSUs	—	—	—	4,795,176	4,795,176	4,795,176	1,067,854
Value of Accelerated LTPP (pro-rata)	—	—	—	2,075,854	2,075,854	2,075,854	2,075,854

Total	$—	$—	$3,318,821	$13,185,497	$6,871,030	$6,871,030	$3,143,708

Richard R. Yuse

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$2,749,677	$4,162,258	$—	$—	$—
Pro-rata Target RBI	—	—	—	687,419	—	—	—

Benefits
Pension(1)	—	—	501,123	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	78,645	117,968	—	—	—

Long-Term Incentives(3)
Value of Accelerated/ Continued Vesting of Restricted Stock or RSUs	—	—	—	5,539,710	5,539,710	5,539,710	850,541
Value of Accelerated LTPP (pro-rata)	—	—	—	2,197,546	2,197,546	2,197,546	2,197,546

Total	$—	$—	$3,329,445	$12,704,901	$7,737,256	$7,737,256	$3,048,087

Daniel J. Crowley

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Target RBI	$—	$—	$1,497,517	$4,496,275	$—	$—	$—
Pro-rata Target RBI	—	—	—	748,758	—	—	—

Benefits
Pension(1)	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	25,622	76,865	—	—	—

Long-Term Incentives(3)
Value of Accelerated Restricted Stock	—	—	—	5,135,371	5,135,371	5,135,371	—
Value of Accelerated LTPP (pro-rata)	—	—	—	2,197,546	2,197,546	2,197,546	2,197,546

Total	$—	$—	$1,523,139	$12,654,815	$7,332,917	$7,332,917	$2,197,546

(1)	Pension benefits are calculated assuming a 4.15% discount rate for the Raytheon Company Pension Plan for Salaried Employees and 3.95% discount rate for the Raytheon Non-Bargaining Retirement Plan and Raytheon Excess Pension Plan, as of fiscal year-end under the assumption that the executive commenced the benefit as soon as possible following separation from service.
(2)	Health and Welfare Benefit calculations are based on the estimated annual Company cost of the benefits programs in which the executive was enrolled as of December 31, 2014.
(3)	Equity values are determined based on the closing price of our common stock on December 31, 2014 ($108.17) based on equity holdings as of December 31, 2014.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item No. 2 on the proxy card)

The Board of Directors (the Board) is proposing an advisory vote on executive compensation for approval by our shareholders. The vote relates to the overall compensation program for our named executive officers as described on pages 27 to 65 in this proxy statement under the heading “Executive Compensation.” While this vote is non-binding, the Board and its Management Development and Compensation Committee (MDCC) will review the results and consider the expression of shareholder views. The Company also will continue to engage with shareholders to address any concerns relating to executive compensation or otherwise. The proposed vote states as follows:

“Resolved, that the shareholders approve the compensation of the named executive officers, described in this proxy statement under ‘Executive Compensation,’ including the Compensation Discussion and Analysis, the compensation tables, and accompanying narrative disclosure.”

In the Executive Compensation section of this proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and other tables, we describe the compensation philosophy, policies and pay-for-performance approach of the Company, along with specific elements of our compensation program. As discussed in greater detail in that section, the Company’s compensation program, as established by the MDCC, rests on certain key principles, including:

•	Pay-for-Performance: Tying executive compensation to Company and individual performance over both the near- and long-term (see pages 28 to 41);

•

Shareholder Alignment: Aligning closely the interests of executives with those of shareholders by making stock-based incentives a central component of compensation coupled with meaningful stock ownership and retention requirements (see pages 28 to 31 and 39 to 42);

•	Balanced Incentives: Providing awards with both significant upside opportunity for exceptional performance and downside risk for underperformance (see pages 28 to 41);

•	Clawback Rights: Recovery or clawback of compensation in certain circumstances where restatement of financial results is required (see page 45);

•

Substantial Variable Component: Assuring that a substantial component of each executive’s compensation opportunity is variable, based upon the Company’s financial performance and stock price (see pages 28 to 29);

•	Short-Term Versus Long-Term: Achieving a balance in the compensation program between short-term versus long-term incentives (see pages 28 to 29);

•

Use of Key Financial Metrics: Using pre-established financial measures for purposes of determining Results-Based Incentive (RBI) cash awards and Long-Term Performance Plan (LTPP) equity-based awards that drive short-term and long-term performance and link compensation to performance (see pages 31 and 36 to 41);

•	Consultant Independence: Assuring that the MDCC’s compensation consultant is independent by adhering to a stringent Compensation Consultant Independence Policy (see pages 32 to 33);

•

Market Focus: Taking into account the practices of peer companies, as well as broader market survey data provided by the MDCC’s independent consultant in setting executive compensation (see page 29 and pages 34 to 35);

•

Competitiveness: Establishing an executive compensation program that addresses the need to retain and attract highly-qualified executives essential to the Company’s success in a highly competitive environment (see pages 28 to 29 and 34 to 35); and

•	Managing Risk: Designing the compensation program to avoid excessive risk-taking (see page 33).

As reflected in the Executive Compensation disclosure, the Board believes that the MDCC has established a compensation program for the named executive officers soundly grounded in the above-enumerated principles that is appropriate and warrants an advisory vote of approval by shareholders.

The Board unanimously recommends an advisory vote FOR this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

APPROVAL OF THE RAYTHEON COMPANY 2010 STOCK PLAN FOR SECTION 162(m) PURPOSES

(Item No. 3 on the proxy card)

The Raytheon Company 2010 Stock Plan (the “2010 Stock Plan”) was approved by our shareholders at our 2010 Annual Meeting of Shareholders. The 2010 Plan has been amended once, in 2010, to provide that the Governance and Nominating Committee, rather than the MDCC, has authority to approve grants to non-employee members of the Board. Pursuant to Internal Revenue Code rules, the Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the 2010 Stock Plan when recognized. However, the Company generally may not deduct as compensation expense more than $1 million paid in any tax year to certain senior executives. This deduction limitation does not apply to qualified “performance-based compensation.” For awards (other than options or SARs) to qualify as performance-based, pursuant to Internal Revenue Code Section 162(m) (“Section 162(m)”), the Company must obtain, at least every five years, shareholder approval of the material terms of the performance goals, including the business criteria on which the performance goals will be set by the MDCC for awards to these senior executives. Your approval of the 2010 Stock Plan at the 2015 Annual Meeting is intended to constitute that Section 162(m) approval. We are only seeking your approval of the 2010 Stock Plan for purposes of Section 162(m).

If our shareholders do not approve the 2010 Stock Plan at the 2015 Annual Meeting, we will not be able to make equity awards (other than options and SARs) that are exempt from the $1 million deduction limit under Section 162(m). In all other respects, if our shareholders do not approve the 2010 Stock Plan, the 2010 Stock Plan will remain in effect according to its terms.

Even though we are seeking shareholder approval for purposes of Section 162(m), awards may be made under the 2010 Stock Plan that do not qualify for the performance-based compensation exception under Section 162(m), and the MDCC retains the full discretion to determine whether or not a particular grant is intended to qualify as performance-based compensation under Section 162(m).

The purpose of the 2010 Stock Plan is to encourage ownership of the Company’s common stock by directors, officers, employees and consultants of the Company, and to provide additional incentive for them to promote the success of the Company’s business. The Board of Directors believes that the 2010 Stock Plan:

•	Aligns the long-term interests of key employees and shareholders by creating a direct link between key employee compensation and shareholder return;

•	Enables key employees to develop and maintain a substantial stock ownership in the Company; and

•	Provides incentives for key employees to contribute to the success of the Company.

Your Board of Directors believes it is in the best of interest of the Company and its shareholders to approve the 2010 Stock Plan for Section 162(m) purposes.

Summary of the 2010 Stock Plan

The key features of the 2010 Stock Plan are summarized below. This summary may not contain all of the information that may be important to you. The complete text of the 2010 Stock Plan is attached as Appendix A.

Administration.    The MDCC has full power and authority to administer and interpret the 2010 Stock Plan.

Eligibility.    Participants in the 2010 Stock Plan may be employees, officers, directors and consultants of the Company or its affiliates. As of March 29, 2015, approximately 5,100 persons were eligible to participate in the 2010 Stock Plan.

Term.    No award will be granted under the 2010 Stock Plan after May 26, 2020.

Shares Available.    The number of shares of common stock that may be issued pursuant to awards under the 2010 Stock Plan (including incentive stock options) may not exceed 7,500,000 shares of common stock, plus (1) the number of shares of common stock which were available for grant under the Company’s 2001 Stock Plan, which expired on January 31, 2011, and the Company’s 1997 Nonemployee Directors Restricted Stock Plan, which expired on November 21, 2011 (collectively with the 2001 Stock Plan, the “Prior Plans”), in each case as of the close of business on May 27, 2010, the effective date of the 2010 Stock Plan, (2) the number of shares of common stock which were the subject of awards outstanding under the Prior Plans as of the close of business on May 27, 2010 (“Prior Plan Awards”), and, after May 27, 2010 are forfeited, terminated, cancelled or expire, and (3) the number of shares of common stock delivered to or withheld by the Company either in exercise of a Prior Plan Award or in satisfaction of tax withholding obligations with respect to a Prior Plan Award. As of March 29, 2015, there were 5,873,686 shares available for grant under the 2010 Stock Plan. The Board of Directors believes that these shares will permit the MDCC to continue to make grants under the 2010 Stock Plan for the next several years. No more than 700,000 shares of common stock subject to awards may be granted during any one fiscal year to any one person.

Award Types.

Stock-Based Awards.    A restricted stock award is an award of common stock subject to forfeiture. A stock unit award entitles the recipient to a payment equal to the value of common stock. Stock unit awards may be settled in cash, shares of common stock, or a combination of both. Restricted stock and stock units are generally awarded subject to vesting restrictions, such as remaining with the Company for a predetermined period of time and/or the achievement of performance goals. During the vesting period of a restricted stock award, the participant has the right to receive dividends and to vote the shares, except that dividends payable on restricted stock that vests based on the achievement of performance goals will be paid only if, as, and to the extent the restricted stock vests. Except as otherwise provided by the MDCC (i) with respect to a stock unit award that vests based solely on continued employment or other business relationship, the participant has the right to receive amounts equal to any cash dividends paid during the vesting period only if, as, and to the extent the stock unit award vests; and (ii) with respect to a stock unit award that vests based on achievement of performance goals, the participant has the right to receive amounts equivalent to any cash dividends declared during the vesting period, as if such amounts were reinvested in additional shares of common stock on the date the relevant dividends are paid, only if, as, and to the extent the stock unit award vests. In addition to restricted stock awards and stock unit awards, stock grants also may be made under the 2010 Stock Plan. A stock grant is a grant of shares of common stock not subject to restrictions or other forfeiture conditions and may be awarded only in limited circumstances as provided in the 2010 Stock Plan.

Stock Option Awards.    Options granted under the 2010 Stock Plan may be incentive stock options, which qualify for favorable tax treatment for the option holder, or nonstatutory stock options. Incentive stock options may only be granted to employees of the Company or a related corporation, such as a subsidiary. The exercise price for all options must be at least the fair market value of the Company’s common stock on the grant date. The exercise price can be paid in cash or in the Company’s common stock, or in any form as the MDCC may approve. Generally, options are not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s life only by the participant or a guardian or legal representative. Nonstatutory stock options granted to certain senior officers may be transferred, other than for value, to a member of the officer’s immediate family or to certain trusts. All unexercised options terminate at the time determined by the MDCC upon grant, but in no event later than the 10th anniversary of grant. No option includes a right to receive dividends or dividend equivalents prior to its exercise.

Stock Appreciation Rights.    Stock appreciation rights (“SARs”) may be granted either alone or in combination with a stock option. SARs granted in tandem with or in addition to, a stock option may be granted either at the same time as the option or later. The term of each SAR will be fixed, but no SAR may be exercised after the 10th anniversary of grant. Subject to the terms of the 2010 Stock Plan and the applicable award agreement, SARs entitle the participant to receive the product of (i) the excess of the fair market value on the exercise date of one share of common stock over the base price per share specified in the award agreement (which must be at least the fair market value of one share of common stock on the grant date), times (ii) the number of shares of common stock specified by the SAR. Payment may be in cash, shares of common stock or a combination of both. SARs may not be sold or transferred except as specifically provided by the MDCC. No SAR includes a right to receive dividends or dividend equivalents prior to its exercise.

Change-in-Control.    Unless otherwise determined by the MDCC, generally upon a change-in-control all outstanding awards vest and all restrictions on the awards lapse. However, restricted stock awards and stock units vesting, if at all, on the basis of performance goals generally will vest on a change-in-control only to a pro rata extent, based on the portion of the performance period completed.

Amendment and Termination.    The MDCC may amend the 2010 Stock Plan at any time, but no amendment may deprive any person of rights under the 2010 Stock Plan without that person’s consent. Without shareholder approval, no amendment may (A) increase the number of shares of common stock which may be issued under the 2010 Stock Plan, (B) change the description of eligible participants, or (C) make any other change for which shareholder approval is required by law or the rules of any relevant stock exchange.

No “repricing”.    In addition to the amendment provisions described above, without shareholder approval, awards may not be “repriced”, that is, the terms of options and SARs may not be amended to reduce their exercise or base price, and options and SARs may not be cancelled in exchange for cash, options or SARs with an exercise price that is less than the exercise price of the original options, SARs or other awards.

Federal Income Tax Consequences of Awards. This summary of federal income tax consequences is not comprehensive and is based on laws and regulations currently in effect, which are subject to change. This summary is only intended for the information of shareholders considering how to vote. Participants in the 2010 Stock Plan should consult their own tax advisors as to the tax consequences of participation.

Restricted Stock, Stock Unit Awards, Stock Grants and SARs.    Awards in cash and common stock are generally taxable as compensation to the participant at the time of payment. Awards of restricted stock do not constitute taxable income to the participant until the restrictions lapse, unless the participant elects to realize taxable ordinary income in the year of award in an amount equal to the fair market value of the restricted stock award, determined without regard to the restrictions. Awards of SARs and stock unit awards do not constitute taxable income until the participant receives cash or common stock under the terms of the awards. The amount of taxable income to the participant generally is equal to the total amount of the cash and/or fair market value of the shares of common stock received. Any interest and dividend equivalents earned on awards will also be taxed as compensation to the participant. Amounts taxable as compensation are subject to withholding and employment taxes. Stock units may be subject to employment taxes at an earlier date than income taxation of the stock units.

Incentive Stock Options.    Except with respect to participants who may have to pay alternative minimum tax in connection with the exercise of an incentive stock option, there are no federal income tax consequences to a participant upon grant or exercise of an incentive stock option. If the participant holds shares of common stock purchased upon exercise of an incentive stock option for at least two years after the grant date and at least one year after the exercise date, the subsequent sale of common stock will give rise to a long-term capital gain or loss to the participant. If the participant sells the shares of common stock before the later of two years after the grant date or one year after the exercise date, the participant will recognize ordinary income equal to the difference between the lower of fair market value at the exercise date or sale date and the option exercise price, and any additional gain or loss will be a capital gain or loss.

Nonstatutory Stock Options.    Generally, there are no federal income tax consequences to the participant upon grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the amount, if any, by which the fair market value of the common stock acquired upon the exercise of the option exceeds the exercise price. A sale of common stock so acquired will give rise to a capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates.

Company Deduction; Qualified Performance-Based Awards.    As stated above, the Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the 2010 Stock Plan when recognized. However, the Company may not deduct as compensation expense more than $1 million paid in any tax year to certain senior executives. This deduction limitation does not apply to qualified “performance-based compensation.” For awards (other than options or SARs) to qualify as performance-based, the Company must obtain, at least every five years, shareholder approval of the material terms of the performance goals, including the business criteria on which the performance goals will be set by the MDCC for awards to these senior executives. Your approval of the 2010 Stock Plan is intended to constitute that approval. The 2010 Stock Plan provides that performance goals set by the MDCC with respect to awards to these executives will be based only on one or more of the following business criteria: free operating cash flow (before or after dividends); stock price; stockholder return or total stockholder return; return on investment; market capitalization; net sales; net income or net income attributable to the Company; operating profit, net operating profit or economic profit; return on operating revenue or return on operating assets; market share improvement; working capital turnover; earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization); return on equity; return on capital (including, without limitation, return on total capital or return on invested capital); return on assets or net assets; debt leverage (debt to capital); backlog; income from continuing operations (before or after tax); gross margin, operating margin or profit margin; operating ratio; and bookings. Not all grants to the relevant senior executives are required or intended to be “performance based compensation,” and the MDCC retains complete discretion to decide whether or not a particular grant is intended to be “performance based compensation.”

Deferred Compensation.    For purposes of the foregoing summary of federal income tax consequences, we assumed that no award under the 2010 Stock Plan will be considered “deferred compensation” as that term is defined for purposes of federal tax legislation governing nonqualified deferred compensation arrangements (Section 409A of the Internal Revenue Code) or that if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation. If an award includes deferred compensation, and its terms do not comply with the requirements of the legislation, then the award will be taxable when it is earned and vested (even if not then payable), and the recipient will be subject to a 20% additional tax.

Awards to Particular Officers, Etc.    The benefits or amounts that will be received in the future under the 2010 Stock Plan by or allocated to (i) each of the officers listed in the Summary Compensation Table, (ii) each of the nominees for election as a director, (iii) all directors of the Company who are not executive officers of the Company as a group, (iv) all current executive officers of the

Company as a group, and (v) all employees of the Company, including all other current officers, are generally granted at the discretion of the MDCC or, with respect to directors, the Governance and Nominating Committee, and are not determinable. The MDCC or, with respect to directors, the Governance and Nominating Committee, has the discretion to determine the individuals who will participate in the 2010 Stock Plan in the future and the amounts of their awards.

During 2014, awards were granted under the 2010 Stock Plan to our named executive officers as set forth in this proxy statement in the Summary Compensation Table and the Grants of Plan-Based Awards Table. Awards granted under the 2010 Stock Plan to all directors of the Company who are not executive officers of the Company are set forth in this proxy statement in the Director Compensation Table. In addition, during 2014, all current executive officers of the Company as a group (including the current named executive officers) were granted 143,225 awards of restricted stock units and 96,111 awards of restricted stock, and all non-executive officer employees of the Company, including all other officers, as a group were granted 142,056 awards of restricted stock units and 933,135 awards of restricted stock, in each case under our 2010 Stock Plan.

The Board unanimously recommends a vote FOR the approval of the 2010 Stock Plan for IRC Section 162(m) purposes. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our equity compensation plans that authorize the issuance of shares of our common stock. This information is provided as of December 31, 2014.

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(B) Weighted average exercise price of outstanding options, warrants and rights(2)	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	2,711,044	$36.69	6,990,805
Equity compensation plans not approved by stockholders	—	—	—

Total	2,711,044	$36.69	6,990,805

(1)	This amount includes 2,310,766 shares, which is the aggregate of the actual number of shares that was issued pursuant to the Company’s 2012 LTPP awards and the maximum number of shares that may be issued upon settlement of outstanding 2013 and 2014 LTPP awards, including estimated dividend equivalent amounts. The shares to be issued pursuant to the 2012, 2013 and 2014 LTPP awards will be issued under the 2010 Stock Plan. These awards, which are granted as restricted stock units, may be settled in cash or in stock at the discretion of the Management Development and Compensation Committee.

This amount also includes 398,778 shares that may be issued upon settlement of restricted stock units, generally issued to retirement-eligible and non-U.S. employees. The shares to be issued in settlement of the restricted stock units will be issued under the 2010 Stock Plan. The awards of restricted stock units generally vest one-third per year on the second, third and fourth anniversaries of the date of grant.

This amount also includes 1,500 shares issuable upon exercise of stock options granted under the Raytheon Company 1995 Stock Option Plan (1995 Stock Option Plan). The 1995 Stock Option Plan expired in March 2005 and no additional options may be granted pursuant to that plan.

(2)	Since restricted stock unit awards do not have an exercise price, the weighted average exercise price does not take into account the 2012, 2013 and 2014 LTPP awards and restricted stock units generally granted to non-U.S. employees.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on, among other things, the following:

•	the integrity of Raytheon’s financial statements;

•	the independence, qualifications and performance of Raytheon’s independent auditors; and

•	the performance of Raytheon’s internal auditors.

We meet with management periodically to consider the adequacy of Raytheon’s internal controls and the objectivity of its financial reporting. We discuss these matters with Raytheon’s independent auditors and with appropriate Raytheon management personnel and internal auditors.

We regularly meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Audit Committee. We also appoint the independent auditors and review their performance and independence from management. We regularly review the performance of the internal audit function. Management has primary responsibility for Raytheon’s financial statements and the overall financial reporting process, including Raytheon’s system of internal controls. Raytheon’s independent auditors are responsible for (i) performing an audit of the annual financial statements prepared by management, (ii) expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Raytheon in conformity with accounting principles generally accepted in the United States of America and the effectiveness of Raytheon’s internal control over financial reporting, and (iii) discussing with us any issues they believe should be raised with us.

During fiscal year 2014, we reviewed Raytheon’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), Raytheon’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles and PwC has issued an unqualified audit report regarding such financial statements.

Periodically throughout fiscal year 2014, we reviewed with management and PwC Raytheon’s progress in the testing and evaluation of Raytheon’s internal control over financial reporting. Management has provided us with a report on the effectiveness of Raytheon’s internal control over financial reporting. We have reviewed management’s assessment and PwC’s audit of the effectiveness of Raytheon’s internal control over financial reporting included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

We reviewed and discussed with PwC the matters required to be communicated by PwC to the Audit Committee by Auditing Standard No. 16 (Communications with Audit Committees) adopted by the Public Company Accounting Oversight Board (PCAOB). We also discussed with management the significant accounting estimates utilized by Raytheon, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

We received the written disclosures and letter from PwC required by applicable PCAOB requirements regarding independent registered public accounting firm communications with audit committees concerning independence which report that PwC is independent under applicable standards in connection with its audit opinion for Raytheon’s 2014 financial statements. We also have discussed with PwC its independence from Raytheon.

Based on the reviews and discussions with management and PwC referred to above, we recommended to the Board that Raytheon’s audited financial statements be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by the Audit Committee

Ronald L. Skates, Chairman,

James E. Cartwright, Stephen J. Hadley, George R. Oliver, and Michael C. Ruettgers

INDEPENDENT AUDITORS: AUDIT AND

NON-AUDIT FEES

The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP (PwC) for audit, audit-related, tax and all other services rendered for 2014 and 2013.

	2014	2013
Audit Fees(1)	$11.8 million	$11.0 million
Audit-Related Fees(2)	0.7 million	0.3 million
Tax Fees(3)	0.9 million	1.1 million
All Other Fees	—	—

Total	$13.4 million	$12.4 million

(1)	Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other financial statements, and other statutory or regulatory filings.
(2)	Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees.” Includes fees for audits of financial statements of 401(k) and other employee benefit plans and for certain agreed-upon procedures in both 2014 and 2013. 2014 also includes fees related to accounting consulting and due diligence services relating to acquisitions.
(3)	Includes approximately (i) $0.3 million for non-U.S. tax compliance and advisory services in both 2014 and 2013, and (ii) $0.6 million and $0.8 million for U.S. tax compliance and advisory services in 2014 and 2013, respectively.

The amounts shown above do not include PwC fees and expenses of approximately $0.9 million in both 2014 and 2013, paid by our pension plans for audits of financial statements of such plans and certain international tax compliance services. These services were rendered by PwC to the pension plans and were billed directly to such plans.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. Under the Audit Committee’s pre-approval policy for 2014, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services with fees up to $100,000. Any such pre-approvals are to be reviewed and ratified by the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Item No. 4 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2015. We are asking shareholders to ratify the appointment of PwC. Representatives of PwC are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that shareholders fail to ratify the appointment of PwC, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board unanimously recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSALS

We have been notified that certain shareholders intend to present proposals for consideration at the 2015 Annual Meeting. We continue to make corporate governance, particularly shareholder concerns, a priority. Management remains open to engaging in dialogue with respect to shareholder concerns and to sharing our views regarding our governance generally. We encourage any shareholder wishing to meet with management to contact the Office of the Corporate Secretary.

Any shareholder who intends to present a proposal at the 2016 Annual Meeting must deliver the proposal, in the manner specified below, to the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	December 25, 2015, if the proposal is submitted for inclusion in our proxy materials for the 2016 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 28, 2016 and February 27, 2016, if the proposal is submitted in accordance with our By-Laws, in which case we are not required to include the proposal in our proxy materials.

Any such proposal described above must be addressed and delivered to the Corporate Secretary at the address specified above either by U.S. mail or a delivery service, or by facsimile (FAX) transmission to FAX No. 781-522-3332.

SHAREHOLDER PROPOSAL

(Item No. 5 on the proxy card)

The Congregation of Sisters of St. Agnes (“The St. Agnes Congregation”), 320 County Road K, Fond du Lac, WI 54937, beneficial owner of 49 shares, has proposed the adoption of the following resolution. The St. Agnes Congregation has been joined in this proposal by the Congregation of St. Joseph, 3427 Gull Road, Nazareth, MI 49074, beneficial owner of 100 shares, and the Convent Academy of the Incarnate Word, 2930 South Alameda, Corpus Christi, TX 78404-2798, beneficial owner of 86 shares. The proponents have furnished the following statement in support of their proposal:

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value;

Resolved, the shareholders of Raytheon Company (“Raytheon”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Raytheon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Raytheon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Raytheon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant committees and posted on Raytheon’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Raytheon is a member of the Aerospace Industries Association, which spent over $4.5 million on lobbying in 2012 and 2013. Raytheon does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. So shareholders have no way to know if Raytheon is a member of the Chamber of Commerce, which has spent more than $1 billion on lobbying since 1998. Transparent reporting would reveal whether company assets are being used for objectives contrary to Raytheon’s long-term interests.

Raytheon spent $15.1 million in 2012 and 2013 on direct federal lobbying activities (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where Raytheon also lobbies but disclosure requirements are uneven or absent. For example, Raytheon spent $65,400 lobbying in California for 2013 (http://cal-access.ss.ca.gov/). And Raytheon does not disclose payments to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

We urge support for this proposal.

The Board recommends that shareholders vote AGAINST this proposal.

The Board believes that the Company responsibly and lawfully engages in the constitutionally-protected process to communicate its views on legislative and regulatory matters affecting the Company’s business and its various constituencies. This activity is already publicly disclosed. On the federal level, Raytheon currently files a publicly available Lobbying Disclosure Act (LDA) Report each quarter. Among other things, this Report provides information on activities associated with influencing legislation through communication with any covered member or employee of a legislative body or with any covered executive branch official. It also provides disclosure on expenditures for the quarter, describes the specific pieces of legislation and issues that were the topic of communications, and identifies the federally-registered lobbyists who lobbied on behalf of the Company. Pursuant to the LDA, the lobbying expenditures aggregated in the Report must include any grassroots lobbying efforts. The Company also files similar periodic and publicly-available reports with state agencies, reflecting state lobbying activities according to the pertinent state’s laws.

To assure the accuracy and timeliness of lobbying activity reports, the Company has in place robust internal reporting and certification policies and procedures. These are facilitated by an intranet-based Lobby Compliance Tool that provides, among other things, information on relevant state and federal laws and training modules. The Company’s Vice President of Business Development oversees Raytheon’s lobbying activities, and management reports periodically to the fully independent Public Affairs Committee of the Board of Directors, further strengthening the internal control processes in this area.

Raytheon also has instituted a practice, not legally required, of disclosing on its website direct political contributions, including those to state and local parties and candidates, and organizations operated under Internal Revenue Code Section 527. This voluntary disclosure also provides links to the Company’s LDA reports, state lobbying reports and state and federal filings on political action committee (PAC) contributions. It can be found at www.raytheon.com under the heading, “Investor Relations/Corporate Governance/Political Contributions and Lobbying Expenditures.”

Given Raytheon’s extensive existing disclosure in this area, the proponent has failed to establish a compelling justification for this proposal. Moreover, the proposal calls on Raytheon to undertake reporting that defines terms and includes reporting elements that are different from that used in the disclosure regime followed by the Company under state and federal law. Shifting from the Company’s existing practices to those specified in the proposal could create confusion relating to the Company’s compliance with existing legal requirements without realizing any additional benefit to shareholders.

The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSAL

(Item No. 6 on the proxy card)

The Comptroller of the State of New York, 59 Maiden Lane-30th Floor, New York, NY 10038, on behalf of the New York State Common Retirement Fund, beneficial owner of 1,025,207 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

Resolved, that the shareholders of Raytheon Company, (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Raytheon, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Raytheon contributed at least $1,289,314 in corporate funds since the 2003 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

The Board recommends that shareholders vote AGAINST this proposal.

The Board believes that the Company has established effective policies to ensure appropriate disclosure of political expenditures. Raytheon discloses its political expenditures and activities consistent with state and federal law, and provides additional voluntary disclosure on the Company’s website. Additional or different disclosure is not necessary to provide shareholders visibility into the Company’s activities in this area.

The Company makes limited direct political contributions to state and local candidates and, from time to time, to organizations operated in accordance with Internal Revenue Code Section 527. The Company also responsibly engages in the legislative process to communicate its views on legislative and regulatory matters affecting the Company’s business and its various constituencies. This activity is publicly disclosed. On the federal level, Raytheon files a publicly available Lobbying Disclosure Act (LDA) Report each quarter. This Report provides information on activities associated with influencing legislation through communication with any covered member or employee of a legislative body or with any covered executive branch official. It also provides disclosure on expenditures for the quarter, describes the specific pieces of legislation that were the topic of communications, and identifies the individuals who lobbied on behalf of the Company. The Company files similar periodic reports with state agencies reflecting state lobbying activities which are also publicly available. Management reports periodically on lobbying and political activities to the fully independent Public Affairs Committee of the Board of Directors.

Since 2009, Raytheon has disclosed on its website a description of its oversight process for political contributions and a summary of direct corporate contributions, including those to state and local parties and candidates, as well as organizations operated under Internal Revenue Code Section 527. This disclosure also includes a description of the Company’s federal PAC and state PACs, along with links to state and federal filings on PAC contributions. In 2011, the Company expanded this disclosure to include links to Raytheon’s LDA reports, state lobbying reports and reports on Federal Election Commission Act contributions, honorary contributions, presidential library contributions, and payments for event costs. This disclosure can be found at www.raytheon.com under the heading, “Investor Relations/Corporate Governance/Political Contributions and Lobbying Expenditures.”

The proposal calls on Raytheon unilaterally to undertake additional reporting different from that used in the disclosure regime followed by the Company under state and federal law. Shifting from the Company’s existing practices to those specified in the proposal could create confusion. It also would impose an unnecessary administrative burden on the Company and could complicate compliance efforts.

The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

SHAREHOLDER PROPOSAL

(Item No. 7 on the proxy card)

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of 50 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

Proposal 7 – Independent Board Chairman

Resolved: The shareholders request our Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it did not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is particularly important for Raytheon since our Lead Director, Admiral Vernon Clark is supposed to serve in a checks and balances role in regard to our new CEO Thomas Kennedy. However, Admiral Clark never had a corporate job. Admiral Clark retired after 37-years in the Navy, a branch of the military which has a culture vastly different from corporate culture. The Navy has a command hierarchy dedicated to carrying out orders “from the top.” At Raytheon the top person is our new Chairman of the Board/CEO, Thomas Kennedy. In the Navy a refusal to carry out an order from the top is almost always considered insubordination.

Please vote to protect shareholder value:

Independent Board Chairman – Proposal 7

The Board recommends that shareholders vote AGAINST this proposal.

The adoption of a policy to mandate that the Chair be an independent director separate from the CEO would deprive the Board of the needed flexibility to exercise its discretion in determining the leadership structure that is most effective and best for the Company at any given point in time. In order to meet its obligations to the Company and its shareholders, the Board must retain the ability to select the director best suited to serve as Chairman based on then-relevant Company-specific facts, circumstances and criteria. The Board believes that no single leadership model is universally or permanently appropriate, but that the Company and its shareholders are best served at this time by having the Chief Executive Officer also serve as the Chairman of the Board and having an independent Lead Director.

Raytheon’s current governance structure provides for active, strong and independent oversight of the Company’s management and affairs. As reflected in our ongoing and extensive communications with shareholders, Raytheon is broadly recognized as having sound, progressive governance practices. Many elements of the Company’s governance are noteworthy in this regard. The Board has created the position of independent Lead Director who is empowered with broad leadership authority and responsibilities, and provides a proper counterweight to the Chief Executive Officer. Ten of the eleven current directors are independent, and each director, including the Chairman and Chief Executive Officer, is subject to annual election by shareholders under a majority of votes cast standard. The Company’s Audit Committee, Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee and Special Activities Committee, each of which performs critical oversight functions, are composed entirely of independent directors. Committee chairs approve agendas and materials for their committee meetings. Independent directors meet in executive sessions that are not attended by management in conjunction with regularly scheduled Board and committee meetings. Guided by the Management Development and Compensation Committee, the Chief Executive Officer’s annual performance objectives are approved by all of the independent directors, who ultimately approve his compensation reflecting an evaluation based on those objectives in a process in which each independent director is provided with an opportunity for input.

As set forth in the Company’s Governance Principles, the role of independent Lead Director is integral to the Board leadership structure. The Lead Director is selected by and accountable to the other independent directors. The Lead Director’s duties include working with the Chairman to develop and approve Board agendas, developing and approving meeting schedules with the Chairman to ensure that there is sufficient time for discussion of agenda topics, advising the Chairman as to the quality, quantity and timeliness of information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (at which members of management are not present), and acting as a liaison between the independent directors and the Chairman and CEO. The independent Lead Director also performs such other duties as assigned by the other independent directors. By way of example, the Lead Director, along with the independent director who chairs the Management Development and Compensation Committee, communicates performance feedback to the Chief Executive Officer on behalf of the independent directors.

In 2013, Vernon E. Clark was first elected Lead Director by the other independent directors succeeding Michael C. Ruettgers. Admiral Clark is a retired Chief of Naval Operations, the senior uniformed executive of the United States Navy, and member of the Joint Chiefs of Staff. Admiral Clark’s significant leadership experience involving an unusually high level of authority and responsibility, along with his independence, make him well-qualified to perform the Lead Director role in an effective and robust manner consistent with good governance.

There is no clear evidence to support the view that having an independent board chair is best for all companies in all circumstances. Through the conduct of its affairs and its performance, Raytheon has demonstrated that effective oversight of management is best accomplished through the composition and efforts of the entire Board and its committees, and does not require forcing an arbitrary separation of the roles of the Chairman and the Chief Executive Officer.

The Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card or voting instruction form sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2014 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Frank R. Jimenez
Secretary

Waltham, Massachusetts

April 24, 2015

APPENDIX A

RAYTHEON COMPANY 2010 STOCK PLAN

ARTICLE I

1. Plan Name.    This Plan shall be known as the Raytheon 2010 Stock Plan.

ARTICLE II

2. Purpose.    This Plan is intended to encourage ownership of Stock by Directors, officers, employees, and consultants of Raytheon Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business. With respect to any Incentive Stock Options that may be granted hereunder, the Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code.

ARTICLE III

3. Effective Date; Term.    The Plan is effective as of the later of the date on which the Plan is adopted by the Board and the date of the Plan’s initial approval by the stockholders (the later of such dates, the “Effective Date”). No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth (10th) anniversary of the Effective Date. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

ARTICLE IV

4. Definitions.    As used in the Plan, the following terms have the following meanings:

4.1 Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, partnerships) or any entity with respect to which the Committee determines that the Company has a material business interest.

4.2 Award means any stock options (including ISOs and NSOs), SARs (including free-standing and tandem SARs), Restricted Stock Awards, Stock Units, Stock Grants or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant in which case it shall only refer to that particular category of grant.

4.3 Award Agreement means the agreement between the Company and the Participant or other notice of grant evidencing an Award hereunder. Each Award Agreement with respect to an Award shall incorporate the terms of this Plan, which may be by reference alone, and shall contain such other provisions, consistent with the provisions of the Plan, as may be established by the Committee.

4.4 Board means the Board of Directors of the Company.

4.5 Cause means, for purposes of this Plan: (i) the Participant’s intentional, persistent failure, dereliction, or refusal to perform such duties as are reasonably assigned to him or her by the officers or directors of the Company or an Affiliate; (ii) the Participant’s fraud, dishonesty or other deliberate injury to the Company or an Affiliate in the performance of his or her duties on behalf of, or for, the Company or an Affiliate; (iii) the willful commission by the Participant of a criminal or other act that causes substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or an Affiliate; (iv) the Participant’s material breach of his or her employment or engagement agreement, if any; or (v) the Participant’s breach of any material provision of the Participant’s Award Agreement specifying the terms of the particular Award. For purposes of the Plan, no act, or failure to act, on the part of any person shall be considered “willful” unless done or omitted to be done by the person other than in good faith and without reasonable belief that the person’s action or omission was in the best interest of the Company or an Affiliate.

4.6 Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied, unless the Committee shall have established a more restrictive definition for purposes of one or more Awards:

(i)	Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), other than those Persons in control of the Company as of the date hereof or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	A change in the Board such that individuals who as of the date hereof constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iii)	The consummation of: (a) a plan of complete liquidation of the Company; (b) an agreement for the sale or disposition of all or substantially all of the Company’s assets; (c) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

However, in no event shall a Change in Control be deemed to have occurred for purposes of this Plan if a Participant is included in a Person that consummates the Change in Control. A Participant shall not be deemed to be included in a Person by reason of ownership of (i) less than 3% of the equity in the Person or (ii) an equity interest in the Person which is otherwise not significant as determined prior to the Change in Control by a majority of the non-employee continuing directors of the Company.

4.7 Code means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

4.8 Committee means the Management Development and Compensation Committee (“MDCC”) of the Company’s Board, or any subcommittee of the MDCC to which the MDCC may from time to time delegate its authority and responsibility under the Plan; provided, however, that the “Committee” in regard to exercising any authority and responsibility to grant Awards under the Plan to Participants who are Directors and to make or take, as the case may be, all required or appropriate determinations and actions in respect of such grants shall mean the Governance and Nominating Committee of the Company’s Board or another Board committee or the Board itself, if so determined by the Board.

4.9 Company means Raytheon Company, a Delaware corporation.

4.10 Company Officer means the Chairman of the Board, the Chief Executive Officer, the President, and any Executive Vice President, Senior Vice President or elected Vice President of the Company.

4.11 Director means a non-employee member of the Board or any board of directors (or similar governing body) of any Affiliate.

4.12 Disability means a Participant’s total disability as evidenced by commencement and continuation for more than one year of benefits under the Company’s Disability Plan. If the Participant is not eligible to participate in the Company’s Disability Plan, “Disability” means meeting for more than one year the conditions for eligibility for benefits under the Company’s Disability Plan as if the Participant were eligible to participate in the Disability Plan.

4.13 Effective Date has the meaning set forth in Section 3.

4.14 Exchange Act means the Securities Exchange Act of 1934, as amended.

4.15 Exercise Price means the price per share of Stock payable upon the exercise of an Option.

4.16 Fair Market Value means the value of a share of Stock of the Company on any date as the Committee shall in good faith determine.

4.17 Grant Date means the date on which the Committee formally acts to grant an Award to a Participant or such other date as the Committee shall so designate at the time of taking such formal action.

4.18 Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, and any person sharing the employee’s household (other than a tenant or employee).

4.19 Incentive Stock Option or ISO means an Option grant that is intended to meet the requirements of Section 422 of the Code.

4.20 Medical Leave of Absence means a leave of absence for medical reasons approved in accordance with Company policy.

4.21 Non-Statutory Stock Option or NSO means an Option grant that is not intended to be an Incentive Stock Option.

4.22 Option means an option to purchase shares of the Stock granted under the Plan.

4.23 Optionee means a person eligible to receive an Option, as provided in Section 8.1, to whom an Option shall have been granted under the Plan.

4.24 Option Period means such period (not to exceed ten (10) years) from the Grant Date to the date on which the Option expires as may be determined by the Committee and set forth in the Award Agreement.

4.25 Option Share means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.

4.26 Participant means a Director, officer, employee or consultant of the Company or its Affiliates who is granted an Award under the Plan.

4.27 Personal Leave of Absence means a leave of absence for personal reasons approved in accordance with Company policy.

4.28 Plan means this Raytheon 2010 Stock Plan.

4.29 Qualified Performance-Based Awards means Awards designated as intended to qualify, or otherwise qualifying, as “performance-based compensation” under Section 162(m) of the Code.

4.30 Related Corporation means a parent corporation or a subsidiary corporation, each as defined in Section 424 of the Code.

4.31 Restricted Stock Award means any Award of shares of restricted Stock granted pursuant to Article 11 of the Plan.

4.32 Retirement means, for purposes of this Plan, the Termination of Service with the Company and its Affiliates, other than for Cause, at any time after attaining age fifty-five (55) and having completed at least ten (10) years of service, or Termination of Service under circumstances which the Committee deems equivalent to retirement.

4.33 SAR means a stock appreciation right, as awarded under Article 10.

4.34 Securities Act means the Securities Act of 1933, as amended.

4.35 Stock means the common stock, $0.01 par value, of the Company.

4.36 Stock Grant means shares of Stock, as awarded under Section 11.5.

4.37 Stock Unit means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal either one or more shares of Stock or the Fair Market Value of a share of Stock on the date of grant (unless otherwise provided by the Committee), and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Company’s assets. Stock Units are awarded under Article 11.

4.38 Termination of Service means cessation of performance of services for the Company or an Affiliate by an employee or consultant and the departure from active status as a Director. Cessation of performance of services in one capacity, for example, as an employee, shall not constitute a Termination of Service if the Participant continues to perform services in another capacity, for example as a Director. In addition, for purposes of maintaining a Participant’s continuous status as an employee and accrual of rights under any Award granted pursuant to the Plan, transfer of an employee among the Company and its Affiliates shall not be considered a Termination of Service with the Company provided that no more than 30 days elapse between termination from the Company and commencement of employment elsewhere in the Company or with an Affiliate.

4.39 Vesting Period means that period of time during which the shares of Stock (or a portion thereof) underlying an Award, or the Stock Units in which an Award is denominated, are subject to a risk of forfeiture.

ARTICLE V

5. Stock Subject to the Plan.

5.1 Maximum.    Subject to adjustment as provided in Article 13, the number of shares of Stock that may be issued pursuant to Awards under the Plan (including Incentive Stock Options) shall not exceed 7,500,000 shares of Stock, plus:

(a) the number of shares which were available for grant under the Company’s 2001 Stock Plan and the Company’s 1997 Nonemployee Directors Restricted Stock Plan (collectively, the “Prior Plans”) as of the Effective Date;

(b) the number of shares which were the subject of awards outstanding under the Prior Plans as of the Effective Date (“Prior Plan Awards”) and, after the Effective Date, are forfeited, terminated, or cancelled, or expire by their terms (without exercise in the case of an option or stock appreciation right); and

(c) the number of shares delivered to or withheld by the Company either in exercise of a Prior Plan Award which was an option or in satisfaction of tax withholding obligations with respect to Prior Plan Awards.

Shares issued under the Plan may be shares of Stock of original issue, shares of treasury stock or shares of Stock that have been reacquired by the Company.

5.2 Computation of Maximum.    For purposes of calculating the number of shares of Stock issued under the Plan:

(a) settlement of any Award shall count against the foregoing limitations only to the extent of the number of shares of Stock issued;

(b) if any Option or stock-settled Stock Appreciation Right expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited by the recipient or repurchased at less than its Fair Market Value (as a means of effecting a forfeiture), the shares of Stock not purchased by the Optionee or which are forfeited by the recipient or repurchased shall again be available for Awards to be granted under the Plan;

(c) if any Option is exercised by delivering previously owned shares of Stock in payment of the exercise price therefor, only the net number of shares, that is, the number of shares of Stock issued minus the number received by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Award granted under the Plan; and

(d) any shares of Stock either delivered to or withheld by the Company in satisfaction of tax withholding obligations of the Company or an Affiliate with respect to an Award shall again be available for issuance under the Plan.

5.3 Individual Limit.    Subject to adjustments as provided in Article 13, the maximum number of shares of Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual shall be limited to seven hundred thousand (700,000) shares. The foregoing per-individual limit shall not be adjusted to effect a restoration of shares of Stock with respect to which the related Award is terminated, surrendered or cancelled.

ARTICLE VI

6. Proceeds.    The proceeds received by the Company from the sale of Stock pursuant to Awards granted under the Plan will be used for general corporate purposes.

ARTICLE VII

7. Administration.

7.1 General.    The Plan shall be administered by the Committee. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and of the Award Agreements) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

7.2 Duties.    The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable, all within the Committee’s sole and absolute discretion. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including without limitation the power to accelerate or otherwise change the time in which an Award may be exercised or becomes payable, and to waive, in whole or in part, any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to vesting or exercisability of an Award following a Participant’s Termination of Service or death.

Notwithstanding any other provision in the Plan to the contrary, but subject to Article 13 below, except with respect to Awards of Incentive Stock Options, the Committee may, at any time prior to the grant of the Award (or at any later time prior to the exercise, lapse of restrictions or expiration of an Award), permit a Participant to (i) defer receipt of the payment of cash or property or other delivery of Stock that would otherwise be due by virtue of the exercise, lapse of restrictions or expiration of an Award; or (ii) convert or exchange an Award for another Award under the Plan or under any other plan or arrangement. If any such actions are permitted, the Committee shall, in its sole discretion, establish rules and procedures to accomplish such actions.

7.3 Delegation of Authority to Grant Awards.    The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to granting Awards (but in no event to any Director or person subject to the reporting requirements of Section 16 of the Exchange Act), provided such delegation is in writing and maintained in the Company’s records. The Committee may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the Chief Executive Officer of the Company that were consistent with the terms of the Plan.

7.4 Limited Liability.    To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.

7.5 Effect of Committee’s Decision.    All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants in the Plan and any other employee of the Company, and their respective successors in interest.

ARTICLE VIII

8. Eligibility and Participation.

8.1 Eligibility.    Directors, officers, employees and consultants of the Company or its Affiliates who, in the opinion of the Committee, are responsible for the continued growth and development and future financial success of the business shall be eligible to participate in the Plan.

8.2 Participation.    An eligible individual shall become a Participant in this Plan when he or she is granted an Award hereunder, and shall no longer be a Participant when all Awards to the Participant have been completed, terminated or otherwise disposed of.

ARTICLE IX

9. Stock Options.

9.1 General.    Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible Participants Awards of ISOs or NSOs. The ISO or NSO Awards granted shall be subject to the following terms and conditions.

9.2 Time of Granting Options.    The granting of an Option shall take place at the time specified in writing by the Committee.

9.3 Grant of Option.    The grant of an Option shall be evidenced by an Award Agreement describing the number of shares of Stock subject to the Option, whether the Option is an ISO or NSO, the Exercise Price of the Option, the Vesting Period for the Option and such other terms and conditions that the Committee deems, in it sole discretion, to be appropriate, provided that such terms and conditions are not inconsistent with the Plan. The Grant Date shall be specified in the Award Agreement.

9.4 Price.    The Exercise Price of each Option shall be set forth in the Award Agreement and shall not be less than 100% of the Fair Market Value of the shares of Stock on the date the Option is granted.

9.5 Other Terms of Options.    The term during which each Option may be exercised shall be determined by the Committee; provided, however, that in no event shall an Option be exercisable more than ten (10) years from the date it is granted. Prior to the exercise of the Option and delivery of the share certificates represented thereby (or holding in a book entry position through the transfer agent), the Participant shall have none of the rights of a stockholder with respect to any shares represented by an outstanding Option. Furthermore, no Option shall include the right to receive dividends (or amounts equivalent to or in lieu of dividends) on any shares subject to such Option prior to its exercise.

9.6 Restrictions on Incentive Stock Options.    ISO Awards granted under the Plan shall comply in all respects with Code section 422 and, as such, shall meet the following additional requirements:

(a) Grant Date.    An ISO must be granted within ten (10) years of the earlier of the Plan’s adoption by the Board or approval by the Company’s stockholders.

(b) Exercise Price and Term.    The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of the shares on the date the Option is granted and the term of the Option shall not exceed ten (10) years. Notwithstanding the immediately preceding sentence, the Exercise Price of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of Stock of the Company shall be not less than 110% of the Fair Market Value of the Stock on the Grant Date and the term of such ISO shall not exceed five (5) years.

(c) Maximum Grant.    The aggregate Fair Market Value (determined as of the Grant Date) of shares of Stock with respect to which all ISOs first become exercisable by any Participant in any calendar year under this or any other plan of the Company and its Related Corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as NSOs. In such case, the Company may designate the shares of Stock that are to be treated as stock acquired pursuant to the exercise of an ISO by issuing a separate certificate for such shares and identifying the certificate as ISO shares in the stock transfer records of the Company.

(d) Participant.    ISOs shall only be issued to employees of the Company or a Related Corporation.

(e) Tandem Options Prohibited.    An ISO may not be granted in tandem with a NSO in such a manner that the exercise of one affects a Participant’s right to exercise the other.

(f) Designation.    No option shall be an ISO unless so designated by the Committee at the time of grant or in the Award Agreement evidencing such Option.

9.7 Exercisability.

(a) Except as otherwise provided in Section 9.9 or by the Committee, during the lifetime of the Participant, the Option shall be exercisable only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative.

(b) An Option may be exercised in whole at any time, or in part from time to time, within the Option Period to the extent the Option is exercisable on the date of exercise.

(c) Upon an Optionee’s Termination of Service, any Options which were exercisable by the Optionee on the Termination of Service may be exercised only within three months of such Optionee’s Termination of Service or, if earlier, upon the expiration date of the Option, subject to such exceptions as the Award Agreement may provide, including in respect of Termination of Service without Cause, Retirement, Medical Leave of Absence, Disability, or Personal Leave of Absence. Notwithstanding the foregoing, in all cases if an Optionee’s Termination of Service is for Cause, such Optionee’s Options shall terminate immediately and may no longer be exercised.

(d) Except as otherwise provided by the Committee, an Option may not be exercised after the Optionee’s Termination of Service, if at all, for more shares than the Optionee was entitled to purchase thereunder at the time of the Optionee’s Termination of Service (subject to adjustment as provided in Article 13).

9.8 Exercise of Option.    An Option may be exercised only by giving notice (including, without limitation, pursuant to written, electronic, telephonic or other instructions to a third party administering the Plan), specifying the number of shares as to which the Option is being exercised, accompanied by full payment for such shares in the form of a check or bank draft payable to the order of the Company or via net exercise or broker-assisted cashless exercise in accordance with such procedures as may be prescribed by the Company, or delivery of other shares of the Stock (whether actually delivered or through attestation) with a current Fair Market Value equal to the Exercise Price of the shares to be purchased, or in such other form or forms as the Committee may approve, including without limitation, to the extent permitted by law, a loan program. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or part thereof. Such shares shall be fully paid and nonassessable. If such shares of Stock are not at that time effectively registered under the Securities Act, the Optionee shall include with such notice a letter, in form and substance satisfactory to the Company, confirming that such shares of Stock are being purchased for the Optionee’s own account for investment and not with a view to distribution.

9.9 Transferability.    Except as otherwise provided herein or by the Committee, Options granted to individuals other than Company Officers shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the holder thereof only by him or her. Non-Statutory Stock Options granted hereunder to a Company Officer may be transferred, other than for value, to a member of such Company Officer’s Immediate Family or trusts or other entities established solely for the benefit of such Immediate Family members, so long as the transferee is a person entitled to rely on the Form S-8 filed by the Company with respect to the Plan. The holder of an Option or his or her legal representatives, legatees, distributees, or permitted transferees, as the case may be, shall have none of the rights of a stockholder with respect to any shares subject to such Option until such shares have been issued to him or her under this Plan.

ARTICLE X

10. Stock Appreciation Rights.

10.1 Award of SARs.    Subject to the other applicable provisions of the Plan, the Committee may at any time and from time to time grant SARs to Participants, either on a freestanding basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option), as it determines. SARs granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time; provided, however, that a tandem SAR shall not be granted with respect to any outstanding ISO Award without the consent of the Participant. SARs shall be evidenced by Award Agreements, stating the number of shares of Stock subject to the SAR and the terms and conditions of such SAR, in such form as the Committee may from time to time determine. The term during which each SAR may be exercised shall be determined by the Committee, provided, however, that no SAR may be exercised on or after the tenth (10th) anniversary of the SAR’s Grant Date. The Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a SAR. Furthermore, no SAR shall include the right to receive dividends (or amounts equivalent to or in lieu of dividends) on any shares subject to such SAR prior to its exercise.

10.2 Restrictions on Tandem SARs.    ISOs may not be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the shares of Stock subject to the ISO is greater than the Exercise Price for such ISO. SARs granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Committee may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.

10.3 Amount of Payment Upon Exercise of SARs.    A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the base price per share specified in the Award Agreement (which shall be determined by the Committee but which shall not be less than 100% of the Fair Market Value of one share of Stock on the date of grant of the SAR), times (ii) the number of shares of Stock specified by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).

10.4 Form of Payment Upon Exercise of SARs.    Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Stock or cash, or any combination of shares of Stock and cash, as determined in the sole discretion of the Committee from time to time. If upon settlement of the exercise of a SAR a Participant is to receive a portion of such payment in shares of Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a single share of Stock on the exercise date. No fractional share shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be eliminated.

10.5 Transferability.    SARs may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided by the Committee.

ARTICLE XI

11. Other Stock-Based Awards.

11.1 Grants.    Subject to the other applicable provisions of the Plan, the Committee may at any time grant Restricted Stock Awards, Stock Units, or Stock Grants to Participants in such amounts and for such consideration, including only such minimum consideration as may be required by law, as it determines. Such Awards shall be granted pursuant to an Award Agreement.

11.2 General Terms and Conditions of Restricted Stock Awards and Stock Units.

(a) Restricted Stock Awards and Stock Units shall be subject to such Vesting Periods and other restrictions and conditions as the Committee may provide. Such restrictions or conditions may be based on continuing employment or engagement (or other business relationship) and/or achievement of pre-established performance goals. The Award

Agreement shall include the dates and/or the description of how pre-established performance goals shall be deemed to have been met and any other conditions upon which Restricted Stock Awards or Stock Units shall become vested. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any Restricted Stock Award or Stock Unit under the Plan.

(b) Except as otherwise provided herein or by the Committee,

(i) Restricted Stock Awards and Stock Units that vest based solely on continuing employment or engagement (or other business relationship) shall nevertheless vest, and the restrictions on such Restricted Stock Awards or Stock Units shall lapse (1) upon termination of the Participant’s continuing employment or engagement (or other business relationship) on account of death (including during any Medical Leave of Absence or after Disability); (2) in accordance with the vesting schedule provided by the Committee in the event of (i) a Medical Leave of Absence of at least one year, or (ii) Disability; or (3) in accordance with the vesting schedule provided by the Committee in the event of a Personal Leave of Absence (but only during the period of such Leave, unless the Participant resumes his or her employment or engagement (or other business relationship) at the end of such Leave).

(ii) Restricted Stock Awards and Stock Units that vest based on achievement of pre-established performance goals shall nevertheless vest, and the restrictions on the Restricted Stock Awards or Stock Units shall lapse (1) upon the Participant’s death, or Retirement, or (2) upon the termination of the Participant’s continuing employment or engagement (or other business relationship) after having become disabled, but in either case only as to a pro rata portion of the number of shares of Stock the Participant would have received, if any, had the Participant remained employed until the end of the Vesting Period set forth in the applicable Award Agreement. In such event, payment for any Stock Units which then vest shall be made when payment would otherwise have been made following the end of the applicable Vesting Period. Such pro rata portion will be based on the number of full months in the Vesting Period during which the Participant was employed as compared to the total number of full months in the Vesting Period.

(iii) If during the Vesting Period specified in the Award Agreement the Participant has a Termination of Service for any reason other than as specified in sub-paragraphs (i) and (ii), above, then the Participant shall forfeit any of the shares of Stock (including, as applicable, shares of Stock in which Stock Units are denominated) as to which the applicable restrictions have not theretofore lapsed, and all rights of the Participant in and to such shares of Stock, including any pro rata portion of the shares with respect to a partial year of employment, shall be forfeited immediately after the Participant’s Termination of Service.

(c) Notwithstanding the preceding provisions of this Section 11.2, with respect to a Restricted Stock Award granted to a Director of the Company, unless otherwise provided by the Committee, the vesting date for all shares of Stock underlying any such Restricted Stock Award shall be the date of the Annual Meeting of Stockholders of the Company in the calendar year immediately following the year of the Restricted Stock Award, and the restrictions on the shares underlying such Restricted Stock Award shall lapse upon the earlier of (i) the applicable vesting date or (ii) upon the Director ceasing to be a Director of the Company after a Change in Control, on account of death, or at any time after attaining age seventy (70). Even if otherwise vesting prior to the next Annual Meeting of Stockholders, however, unless otherwise provided by the Committee shares of Stock underlying any Restricted Stock Award to a Director shall not be transferable within six (6) months of the date of the grant of the Award.

(d) Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Award Agreement.

11.3 Restricted Stock Awards.

(a) Share certificates with respect to restricted shares of Stock shall be issued (or the shares shall be held in a book entry position through the transfer agent’s direct registration service) at the time of grant of the Restricted Stock Award, subject to forfeiture if the applicable restrictions are not satisfied. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.2) or, alternatively, the Participant may be required to deposit the certificates with the Company during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer. If shares are in a book entry position with the transfer agent’s direct registration service, the restrictions shall be appropriately noted.

(b) Except as otherwise provided by the Committee, during the Vesting Period applicable to a Restricted Stock Award, the Participant shall have all of the rights of a holder of Stock, including but not limited to the rights to receive dividends with respect to and to vote the shares subject to the Award, except that with respect to Restricted Stock Awards that vest based on achievement of pre-established performance goals, any dividends otherwise payable during the Vesting Period shall be paid only if, as, and to the extent the Restricted Stock Award vests. Upon lapse of restrictions on a Restricted Stock Award, the Committee may provide that, to the extent not already received, the Participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Stock to stockholders of record after grant of the Restricted Stock Award and prior to the issuance of the share certificates (or holding in a book entry position through the transfer agent).

11.4 Stock Unit Awards.

(a) Stock Units (including any dividend equivalents in respect of Stock Units) shall be settled in shares of Stock except that the Committee may instead elect at any time prior to settlement to settle such amounts in whole or in part in cash. Unless otherwise provided herein or by the Committee, Stock Units shall be paid in accordance with their terms, to the extent vested, (i) with respect to Stock Units that vest solely on continuing employment or engagement (or other business relationship), promptly but no later than thirty (30) days following vesting, and (ii) with respect to Stock Units that vest based on achievement of pre-established performance goals, promptly but no later than March 15 of the year following vesting.

(b) Stock Units shall be subject to such rules and regulations as the Committee may prescribe and/or such determinations, orders or decisions as the Committee may make.

(c) Except as otherwise provided by the Committee, the Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a Stock Unit as a result of the grant of a Stock Unit to the Participant. Notwithstanding the foregoing, except as otherwise provided by the Committee:

(i) with respect to Stock Units that vest based solely on continuing employment or engagement (or other business relationship), the Participant shall have the right to receive amounts equal to any cash dividends paid during the Vesting Period, any such amounts to be paid to the Participant only if, as, and to the extent the Stock Units vest; and

(ii) with respect to Stock Units that vest based on achievement of pre-established performance goals, the Participant shall have the right to receive amounts equivalent to any cash dividends declared during the Vesting Period, as if such amounts were reinvested in additional shares of Stock on the date the relevant dividends are paid, any such amounts to be paid to the Participant only if, as, and to the extent the Stock Units vest.

There shall not be taken into account in determining the amount of any dividend equivalents any dividends on Stock for which an adjustment in the number of Stock Units is otherwise required or made under Article 13.

11.5 Stock Grants.    The Committee may award shares of Stock in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment or in lieu of compensation otherwise already due or to be earned and in such other limited circumstances as the Committee may provide. Any such Stock Grants may be made without forfeiture conditions or restrictions of any kind.

ARTICLE XII

12. Qualified Performance-Based Awards.

12.1 Purpose.    The purpose of this Article 12 is to provide the Committee the ability to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Article 12 will control over any contrary provision contained in the Plan. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Article 12 and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder applicable to “performance-based compensation.”

12.2 Authority.    All grants of Awards intended to qualify as Qualified Performance-Based Awards and determination of terms applicable thereto shall be made by the Committee. If not all of the members of the Committee qualify as “outside directors” within the meaning of applicable regulations under Section 162(m) of the Code, however, all grants of Awards intended to qualify as Qualified Performance-Based Awards and the determination of terms applicable thereto (including the establishment of applicable Performance Goals) shall be made by a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any reference in this Article 12 to the Committee shall mean any such subcommittee if required under the preceding sentence, and any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.

12.3 Discretion of Committee with Respect to Qualified Performance-Based Awards.    Any form of Award permitted under this Plan may be granted as a Qualified Performance-Based Award. Options and SARs may be granted as Qualified Performance-Based Awards in accordance with Article 9 and may become exercisable based on continued service only. Other Awards intended to qualify as Qualified Performance-Based Awards, such as Restricted Stock Awards and Stock Units, shall vest only on satisfaction of Performance Goals (except as otherwise provided in this Article 12). The Committee will have full discretion to select the length of any applicable Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, an Affiliate, any division or business unit thereof, or to an individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established in writing not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.

12.4 Payment of Qualified Performance-Based Awards.    A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee; provided that a Qualified Performance-Based Award may vest as a result of death, becoming disabled, or a Change in Control if otherwise provided in this Plan or an applicable Award Agreement even if the Award would not constitute “performance-based compensation” under Section 162(m) of the Code following the occurrence of such an event. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant, including, but not limited to, on the basis of relevant accounting standards, with such modifications as the Committee shall prescribe.

12.5 Limitation on Adjustments for Certain Events.    No adjustment of any Qualified Performance-Based Award pursuant to Article 13 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.

12.6 Definitions.    For purposes of this Article 12, the following definitions shall apply:

(a) Performance Criteria means the business criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: (i) free or operating cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) debt leverage (debt to capital), (xi) net sales, (xii) backlog, (xiii) net income or net income attributable to Raytheon Company, (xiv) income from continuing operations (before or after tax), (xv) operating profit, net operating profit or economic profit, (xvi) gross margin, operating margin or profit margin, (xvii) return on operating revenue or return on operating assets, (xviii) operating ratio, (xix) market share improvement, (xx) bookings or (xxi) working capital turnover.

(b) Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.

(c) Performance Period means the one or more periods of time (including Vesting Periods), which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Participant’s right to, and the payment of, a Qualified Performance-Based Award.

ARTICLE XIII

13. Corporate Transactions.

13.1 Adjustment of Number and Price of Shares.    Pro rata adjustment shall be made in the maximum number of shares of Stock subject to the Plan or that may be awarded to any individual in any year to give effect to any extraordinary dividends of cash or other property, stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company. Pro rata adjustments shall be made in the number, kind and price of shares of Stock covered by any outstanding Award hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and similar changes in the capital structure of the Company, or a merger, dissolution or reorganization of the Company, after the date the Award is granted, so that the recipient of the Award is treated in a manner equivalent to that of holders of the underlying Stock.

13.2 Change in Control.    Unless otherwise determined by the Committee with respect to any Award, upon a Change in Control:

(a) Any Options and SARs outstanding as of the date of such Change in Control, and which are not then exercisable and vested, shall become fully exercisable and vested.

(b) The restrictions applicable to Restricted Stock Awards and Stock Units which are not based on achievement of pre-established performance goals, including Performance Goals applicable to Qualified Performance-Based Awards, shall lapse with respect to 100% of the Restricted Stock Awards and Stock Units still subject to such restrictions immediately prior to the Change in Control. The restrictions applicable to Restricted Stock Awards and Stock Units that vest based on achievement of pre-established performance goals, including Performance Goals applicable to Qualified Performance-Based Awards, shall be deemed to have been satisfied as of the effective date of the Change in Control as to a pro rata number of shares based on the assumed achievement of the target level of the relevant pre-established performance goals and the number of full months within the applicable Vesting Period or Performance Period which have elapsed prior to the Change in Control, and any balance of such Restricted Stock Awards and Stock Units shall be forfeited. All such vested Stock Units shall be paid to Participants in accordance with their terms promptly but no later than thirty (30) days following the effective date of the Change in Control.

(c) The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including, without limitation, settlement of all Options and Stock Appreciation Rights for a cash payment equal to the excess (if any) of the Fair Market Value of the Stock subject thereto over the aggregate exercise or base price thereof.

13.3 Substitution of Options.    In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Code section 424(a) applies, then, notwithstanding any other provision of the Plan, the Committee may grant an Option upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new Option for the old option, in conformity with the provisions of Code section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

13.4 Fractional Shares.    No adjustment or substitution provided for in this Article shall require the Company to issue or to sell a fractional share under any Award Agreement and the total adjustment or substitution with respect to each Award Agreement shall be limited accordingly.

ARTICLE XIV

14. Reservation of Stock.    The Company shall at all times during the term of the Plan, and thereafter to the extent of any outstanding Awards, reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan (or such Awards) and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

ARTICLE XV

15. Amendment and Termination.

15.1 Amendment.    The Committee may amend the Plan at any time and from time to time, provided that (i) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment without such person’s consent, and (ii) without approval of the Company’s stockholders, no amendment may (A) increase the number of shares of Stock which may be issued under the Plan, (B) change the description of persons eligible for awards, or (C) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchanges. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options or SARs may not be amended to reduce their exercise or base price, nor may outstanding Options or SARs be cancelled in exchange for cash, Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or other Awards, without stockholder approval.

Notwithstanding the foregoing, the Committee may amend the Plan and/or any Award granted under the Plan at any time and from time to time, without the consent of affected Participants and their beneficiaries, to the extent necessary to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

15.2 Termination.    The Committee reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan.

15.3 Rescission and Revocation of Awards.    A Participant may request in writing that the Committee rescind or revoke an Award and such request shall specify the reasons that rescission or revocation is sought. The Committee, in its absolute discretion, may grant, deny or otherwise rule on the request.

ARTICLE XVI

16. Other Conditions.

16.1 Compliance with Governmental Regulations.    Notwithstanding any provision of the Plan or the terms of any Award Agreement entered into pursuant to the Plan, the Company shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act or the Exchange Act, if such registration shall be necessary, or before compliance by the Company or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of any applicable securities exchange or quotation system. The Company shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

16.2 Company Charter and By-Laws; Other Company Policies.    This Plan and all Awards granted hereunder are subject to the charter and By-Laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.

16.3 No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

16.4 No Guarantee of Employment.    Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, whether or not such termination would result in: (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (iii) any other adverse effect on the Participant’s interests under the Plan.

16.5 No Limit on Other Compensation Arrangements.    Nothing contained in the Plan shall prevent the Company or its Affiliates from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee in its discretion determines desirable, including, without limitation, the granting of stock options, stock awards, stock appreciation rights or phantom stock units otherwise than under the Plan.

16.6 Governing Law.    The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of the State of Delaware, other than its laws respecting choice of law.

16.7 Withholding.    No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations must be settled in shares of Stock that are part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding shall be settled with shares of Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with shares of Stock.

16.8 No Guarantee of Tax Consequences.    No person connected with the Plan in any capacity, including, but not limited to, the Company and any Affiliate and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

16.9 Notices.    Any communication or notice required or permitted to be given under the Plan shall be in such form as the Committee may determine from time to time, and if required in writing, shall be mailed by registered or certified mail or delivered in hand, if to the Company, to 870 Winter Street, Waltham, Massachusetts 02451, Attention: Senior Vice President, Human Resources (or such other address or addressee as the Committee may provide) and, if to the Participant, to such address as the Participant shall last have furnished to the Company.

RAYTHEON COMPANY C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2015 for shares held directly and up until 11:59 P.M. Eastern Time on May 25, 2015 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you access the web site listed above and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Raytheon in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail and the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2015 for shares held directly and up until 11:59 P.M. Eastern Time on May 25, 2015 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Raytheon, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M90751-P64305-Z65225 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYTHEON COMPANY
The Board of Directors recommends a vote FOR the listed nominees under Item 1.
Item 1 - Election of Directors
	For	Against	Abstain
Nominees:					For	Against	Abstain

1a. Tracy A. Atkinson 1b. James E. Cartwright 1c. Vernon E. Clark 1d. Stephen J. Hadley	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

COMPANY PROPOSALS: The Board of Directors recommends a vote FOR Items 2, 3 and 4.

Item 2 -   Advisory vote on executive compensation

Item 3 -   Approval of Raytheon Company 2010 Stock

               Plan for IRC Section 162(m) purposes

Item 4 -   Ratification of Independent Auditors

					☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
1e. Thomas A. Kennedy 1f. Letitia A. Long 1g. George R. Oliver 1h. Michael C. Ruettgers 1i. Ronald L. Skates 1j. William R. Spivey	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐

SHAREHOLDER PROPOSALS: The Board of Directors recommends a vote AGAINST Items 5, 6 and 7.

Item 5 -   Shareholder proposal regarding lobbying

               activities

Item 6 -   Shareholder proposal regarding political

               expenditures

Item 7 -   Shareholder proposal regarding independent

               board chairman

					☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
				For an address change, please check this box and provide the new address on the back where indicated.			☐
				Please indicate if you plan to attend this meeting.	☐	☐
					Yes	No

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature [Joint Owners]		Date

ADMISSION TICKET

Annual Meeting of Shareholders

Thursday, May 28, 2015, 11:00 a.m. Eastern Time

The Ritz-Carlton, Pentagon City

1250 South Hayes Street

Arlington, Virginia 22202

From Richmond (I-95)/ Points South

1.       Follow I-95 North to I-395 North

2.       Take exit 8C (Pentagon City/ Crystal City) which leads you onto South

          Hayes Street

3.       The Ritz-Carlton, Pentagon City is located on the right

From Baltimore (I-395)/ Points North

1.       Follow I-95 South through Maryland across the Woodrow Wilson

          Bridge  into Virginia

2.       Take exit 1 (Route 1 North) toward Alexandria/ Ronald Reagan

          Washington National Airport/Crystal City

3.       Take the 15th Street/ Pentagon City exit

4.       Turn left onto 15th Street

5.       Continue three blocks and turn right onto South Hayes Street

6.       The Ritz-Carlton, Pentagon City is located on the left

From Route 50 East/ Annapolis

1.       Take Route 50 West into D.C., Route 50 will become New York

          Avenue

2.       Take the I-395 South exit

3.       Cross over the 14th Street Bridge

4.       Take Exit 8C/ Route 1 South/ Pentagon City exit (left lane exit)

5.       From Route 1 take the 15th Street exit

6.       Turn right onto 15th Street

7.       Proceed three blocks, turn right onto South Hayes Street

8.       The Ritz-Carlton, Pentagon City is located on the left

From Route 50 West/ Fairfax

1.       Follow Route 50 East to Route 27 East/ Washington Boulevard

          (towards I-395/ Pentagon)

2.       Merge onto Washington Boulevard and take I-395 North ramp

          towards Route 1 South

3.       Stay right at the first fork and left at the second fork

4.       Merge onto South Hayes Street

5.       The Ritz-Carlton, Pentagon City is located on the right

(Note: Valet parking is available for a fee at the hotel.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.raytheon.com/proxy.

M90752-P64305-Z65225

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 28, 2015

The undersigned hereby appoints Thomas A. Kennedy, Anthony F. O’Brien, and Frank R. Jimenez,or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority as to any and all other business that may properly come before the meeting), all of the shares of Common Stock of Raytheon Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m. Eastern Time on Thursday, May 28, 2015, at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202, and at any adjournment, continuation or postponement thereof.

If the undersigned is a participant in the Raytheon Savings and Investment Plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the Board recommendations) at the Annual Meeting and at any adjournment, continuation or postponement thereof. If a ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment, continuation or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS

ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE

AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Change:

(If you noted an Address Change above, please mark the corresponding box on the reverse side.)